Use these links to rapidly review the document

TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

China Auto Rental Inc.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7510 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

2F, Lead International Building
2A Zhonghuan South Road, Wangjing
Chaoyang District
Beijing, PRC 100102
+86-10-5820-9999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
+1-800-927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David T. Zhang, Esq. Fan Zhang, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong +852-3761-3318	James C. Lin, Esq. Li He, Esq. Davis Polk & Wardwell LLP 2201, China World Office 2 1 Jian Guo Men Wai Avenue Chaoyang District Beijing 100004, China +86-10-8567-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Ordinary shares, par value US$1.00 per share	US$300,000,000	US$34,380

(1)
Includes ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(2)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-             ). Each American depositary share represents             ordinary shares.
(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Subject to completion, dated                                        , 2012

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Prospectus

             American depositary shares

China Auto Rental Inc.

Representing             ordinary shares

This is an initial public offering of American depositary shares, or ADSs, by China Auto Rental Inc. China Auto Rental Inc. is selling                            ADSs. Each ADS represents                           ordinary shares of China Auto Rental Inc., par value $1.00 per share. The estimated initial public offering price is between $             and $             per ADS.

We have applied to list our ADSs on the New York Stock Exchange under the symbol "CARH."

		Per ADS		Total

Initial public offering price	US$		US$
Underwriting discounts and commissions	US$		US$
Proceeds to China Auto Rental Inc., before expenses	US$		US$

China Auto Rental Inc. has granted the underwriters an option for a period of 30 days to purchase from them up to                      additional ADSs.

The underwriters expect to deliver the ADSs to purchasers on or about                        , 2012.

Investing in our ADSs involves a high degree of risk. See "Risk factors" beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan

                           , 2012

i

Prospectus summary

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider before investing in our ADRs. You should carefully read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings "Risk factors" and "Management's discussion and analysis of financial condition and results of operations," before making an investment decision.

Our business

We are the largest car rental company in China. We enjoy a clear leadership position across substantially all major operating metrics including fleet size, network coverage and number of customers. We also command the largest market share in terms of revenue in China's car rental market, according to Roland Berger, an independent consulting firm.

We believe we are the first and only car rental company with a rental fleet of more than 10,000 vehicles in China's underpenetrated yet rapidly expanding car rental industry. Our fleet, comprising approximately 26,000 vehicles covering most of the popular models in China, was as large as the aggregate fleet size of the next eight largest car rental companies and approximately four times that of the second largest car rental company in China as of December 31, 2011, according to Roland Berger.

We are dedicated to providing customers with enjoyable, affordable and reliable car rental services. Our network of 520 service locations covers 66 cities in all provinces and provincial-level municipalities of China. We pursue excellence in serving our customers with 24/7 service at 52 major airports in China and in every city where we operate. Our products include short-term rentals, long-term rentals and leasing. Our large and fast-growing customer base, which reached 450,000 as of December 31, 2011, had expanded at a compound annual growth rate, or CAGR, of 189.4% since December 31, 2008. As of December 31, 2011, we had over 920,000 registered members.

Our brand " ," or "China Auto Rental," has become the most recognized car rental brand in China, according to a consumer survey conducted by Roland Berger in 2011. According to Baidu Index and Google Trends, two major keyword search popularity indices, our brand had the highest search volume among car rental companies in China and our total search volume on Baidu and Google was over four times and twice, respectively, that of our closest competing brand in China in 2011. Leveraging our strong brand, we employ a direct sales strategy and market through targeted Internet and traditional advertising. We believe our direct sales approach lowers our customer acquisition costs by bypassing third-party intermediaries and enhances service quality and customer retention by providing us with in-depth understanding of customer needs.

We have established a robust and scalable information technology, or IT, platform, which fully integrates all aspects of our operations including transaction processing, customer management, fleet management and payment processing. Our IT platform allows us to collect, monitor and analyze vast amounts of customer, fleet and financial data on a real-time basis, which enables us to improve our operational efficiency and service quality. Our IT platform effectively supported our operations as our fleet expanded from 692 vehicles as of

December 31, 2009 to approximately 26,000 vehicles as of December 31, 2011, and we believe our IT platform is highly scalable for our future business expansion.

Our revenues have grown significantly since our inception. We derive our revenues primarily from short-term rentals of our vehicles. Our revenues increased from RMB54.0 million in 2009 to RMB143.0 million (US$22.4 million) in 2010 and RMB489.4 million (US$76.7 million) for the nine months ended September 30, 2011. We incurred net losses of RMB3.2 million, RMB43.3 million (US$6.8 million) and RMB117.6 million (US$18.4 million) in 2009, 2010 and in the nine months ended September 30, 2011. Our adjusted EBITDA for 2009, 2010 and the nine months ended September 30, 2011 was RMB17.3 million, RMB26.3 million (US$4.1 million) and RMB148.9 million (US$23.3 million), respectively. For a reconciliation of our adjusted EBITDA to our net loss, see footnote 1 on pages 9 and 10 of this prospectus.

Our industry

China's car rental industry is at an early stage of development and is expanding rapidly. According to Roland Berger, total revenues in China's car rental industry grew from approximately RMB5 billion in 2005 to approximately RMB17 billion (US$2.5 billion) in 2010, representing a CAGR of 27%, and are expected to further increase to approximately RMB39 billion (US$6.1 billion) in 2015, representing a CAGR of 18% from 2010 to 2015. As of December 31, 2010, there were over 10,000 car rental companies in China with an average fleet size of no more than 50 vehicles, according to the same source. The car rental penetration rate, which is the number of rental vehicles as a percentage of the total number of registered passenger vehicles, is significantly lower in China than in more mature markets, which indicates substantial growth potential. Further, in contrast to more mature markets, the majority of car rentals in China is for business use, while leisure use and replacement rentals constitute a smaller yet rapidly growing percentage of the total market, according to Roland Berger.

Growth in China's car rental industry is driven largely by the rapid growth of China's economy, the urbanization of China's population, the increase in disposable income of China's consumers, improvement in China's road infrastructure, the increasing burden of car ownership and a favorable policy environment.

China's car rental market is divided into two segments: short-term rentals, or rentals of 30 days or less, and long-term rentals, or rentals of over 30 days. Sustained disparity between numbers of licensed drivers and car owners is expected to contribute to the growth in the short-term rental market in China. China had approximately 151.3 million licensed drivers and 61.2 million registered passenger vehicles as of December 31, 2010, according to the National Bureau of Statistics of China, or the NBSC. Growth of the short-term rental market in China is also expected to be driven by an increase in the amount of local travel by Chinese consumers, the growth of the domestic travel industry, the development of the replacement rental market, and improved social and technological facilities. Growth of the long-term rental market in China is expected to be driven by demand for car use by institutional customers that prefer not to incur large capital expenditures or dedicate significant resources to fleet management, as well as government agencies resorting to long-term rentals due to policy reform limiting car ownership by government agencies.

Our strengths

We believe the following strengths have contributed to our success and differentiated us from our competitors:

•
clear market leadership in China's rapidly growing car rental market;

•
superior services and premium brand;

•
extensive business partnerships;

•
diversified business mix;

•
robust, scalable IT platform; and

•
experienced management team.

Our strategy

Our goal is to solidify and strengthen our leadership position in China's car rental market and become one of the largest car rental companies in the world. To achieve this goal, we intend to:

•
continue to enhance market leadership position;

•
further expand customer base and improve customer loyalty;

•
continue to improve operational efficiency; and

•
develop and enhance our used car sale business.

Our challenges

Our business is subject to numerous risks, as more fully described in the section entitled "Risk factors" and other information included in this prospectus. These risks include:

•
our limited operating history in an emerging and rapidly evolving market;

•
our ability to be profitable in the future;

•
our ability to manage our growth or execute our strategies effectively;

•
the sustainability of our growth;

•
our ability to manage our liquidity and cash flows, retain existing financial resources or raise additional capital;

•
the effect of restrictive covenants on our ability to incur additional indebtedness and capital expenditures and conduct our business;

•
our ability to maintain and enhance our reputation and market recognition of our brand; and

•
uncertainties in the PRC car rental industry.

Our corporate structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Our corporate information

Our principal executive offices are located at 2F, Lead International Building, 2A Zhonghuan South Road, Wangjing, Chaoyang District, Beijing 100102, People's Republic of China. Our telephone number at this address is +86-10-5820-9999 and our fax number is +86-10-5820-9966. Our registered office in the Cayman Islands is located at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our website is www.zuche.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401.

Conventions that apply to this prospectus

Unless otherwise indicated, references in this prospectus to:

•
"we," "us," "our," "our company" or "China Auto Rental Inc." are to China Auto Rental Inc., a Cayman Islands company and its subsidiaries;

•
"shares" or "ordinary shares" are to our ordinary shares, par value US$1.00 per share;

•
"ADSs" are to our American depositary shares, each of which represents                           ordinary shares;

•
"ADRs" are to the American depositary receipts, which, if issued, evidence our ADSs;

•
"China" or the "PRC" are to the People's Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•
"RMB" or "Renminbi" are to the legal currency of China; and

•
"US$" are to the legal currency of the United States.

This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. For amounts not recorded in our consolidated combined financial statements included elsewhere in this prospectus, unless otherwise stated, all translation of financial data from Renminbi into U.S. dollars has been made at RMB6.3780 to US$1.00, the noon buying rate in effect on September 30, 2011 as set forth in the H.10 Statistical Release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On January 13, 2012, the noon buying rate was RMB6.3065 to US$1.00.

The offering

The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs.
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
New York Stock Exchange symbol	CARH.
The ADSs	Each ADS represents ordinary shares. The ADSs may be evidenced by ADRs.
The depositary will hold the shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.
You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American depositary shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional ADSs.
Use of proceeds
We estimate that we will receive net proceeds of approximately US$ million from this offering (or US$ million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$ per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We plan to use the net proceeds we receive from this offering for the following purposes:
• US$ million for vehicle acquisition to further expand our rental fleet;
• US$ million for repayment of certain borrowings; and
• US$ million for working capital and other general corporate purpose.
See "Use of proceeds" for additional information.
Lock-up
We, our directors and executive officers, and all of our existing shareholders have agreed with the underwriters not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Underwriting" for more information.
Risk factors	See "Risk factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.
Depositary	Citibank, N.A.

The number of ordinary shares that will be outstanding immediately after this offering is based on          shares outstanding as of the date of this prospectus.

Summary consolidated financial and operating data

We present below our summary consolidated financial and other operating data for the periods indicated. The following summary consolidated statement of operations data for the years ended December 31, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary condensed consolidated statement of operations data for the nine months ended September 30, 2010 and September 30, 2011 and the condensed consolidated balance sheet data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the period presented.

We have omitted financial information as of and for the year ended December 31, 2008 because such information is not available on a basis that is consistent with the consolidated financial information included in this prospectus and cannot be prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, without unreasonable effort or expense. Furthermore, we believe that the omission of such financial information would not have a material impact on a reader's understanding of our financial results and condition and related trends.

The summary consolidated financial and operating data should be read in conjunction with our consolidated financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

					Nine months ended September 30
	Year ended December 31
(in thousands, except for share, per share and per ADS data)					2010 (Unaudited)	2011 (Unaudited)	2011 (Unaudited)
	2009	2010	2010

Consolidated statement of operations data:
Net revenues	RMB54,010	RMB142,992	US$	22,420	RMB61,904	RMB489,368	US$76,728
Expenses
Depreciation of rental vehicles	(11,924)	(47,206)		(7,401)	(21,654)	(167,264)	(26,225)
Direct operating expenses	(22,692)	(61,525)		(9,646)	(30,187)	(195,596)	(30,667)
Selling, marketing and distribution expenses	(3,463)	(25,516)		(4,001)	(9,709)	(77,831)	(12,205)
General and administrative expenses	(11,366)	(32,980)		(5,173)	(15,522)	(77,896)	(12,213)
Interest income and other income, net	14	737		116	452	907	142
Interest expenses	(7,735)	(20,374)		(3,194)	(7,069)	(89,091)	(13,968)

Total expenses	(57,166)	(186,864)		(29,299)	(83,689)	(606,771)	(95,136)
Loss before income tax expense	(3,156)	(43,872)		(6,879)	(21,785)	(117,403)	(18,408)
Income tax benefit/(expense)	—	542		85	152	(224)	(35)

Net loss	(3,156)	(43,330)		(6,794)	(21,633)	(117,627)	(18,443)

Loss per ordinary share:
Basic	(3,400.86)	(5,660.13)		(887.45)	(3,584.59)	(9,996.35)	(1,567.32)
Diluted	(3,400.86)	(5,660.13)		(887.45)	(3,584.59)	(9,996.35)	(1,567.32)
Weighted average ordinary shares used in per share computation:
Basic	928	7,597		7,597	6,035	11,767	11,767
Diluted	928	7,597		7,597	6,035	11,767	11,767
Selected non-GAAP financial data:
Adjusted EBITDA(1)	17,277	26,262		4,116	7,555	148,926	23,349

(1)   Adjusted EBITDA is defined as net income before net interest expenses, income taxes, depreciation, amortization and other income, net.

Our management uses adjusted EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews. In addition, adjusted EBITDA serves as a supplemental measure with which we can evaluate profitability and make performance trend comparisons between us and our competitors. Furthermore, we believe that adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is also used by our management to evaluate our operating performance exclusive of financing costs and depreciation policies. Furthermore, we believe it provides a comparative metric to our management and investors that is consistent across companies with different capital structures and depreciation policies, enabling them to more accurately compare our performance to that of our peers. In addition, our management uses adjusted EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Adjusted EBITDA is not a recognized measurement under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with U.S. GAAP, such as net income, operating income or net cash provided by operating activities. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate adjusted EBITDA differently than we do, it may not be comparable to similarly titled measures reported by other companies.

Our adjusted EBITDA is calculated as follows for the periods presented:

	Year ended December 31				Nine months ended September 30
(in thousands)	2009	2010	2010		2010	2011	2011

Net loss	RMB(3,156)	RMB(43,330)	US$	(6,794)	RMB(21,633)	RMB(117,627)	US$	(18,443)
Income tax (benefit)/expense	—	(542)		(85)	(152)	224		35
Interest income and other income, net	(14)	(737)		(116)	(452)	(907)		(142)
Interest expenses	7,735	20,374		3,194	7,069	89,091		13,968
Depreciation	12,712	49,937		7,829	22,551	175,299		27,485
Amortization	—	560		88	172	2,846		446
Adjusted EBITDA	17,277	26,262		4,116	7,555	148,926		23,349

The following table presents a summary of our consolidated balance sheet data:

•
on an actual basis as of December 31, 2009, December 31, 2010 and September 30, 2011; and

•
on a pro forma basis to give effect to the issuance and sale of the                                        ordinary shares in the form of ADSs by us in this offering, based on the initial public offering price of US$             per ADS, the midpoint of the initial public offering price range as shown on the cover of this prospectus, after deducting underwriting discounts, commission and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs.

	As of December 31				As of September 30, 2011
	2009	2010	2010		(Unaudited) (Actual)	(Unaudited) (Actual)	(Unaudited) (Pro forma)	(Unaudited) (Pro forma)
(in thousands)	(Actual)	(Actual)	(Actual)

Consolidated balance sheet data:
Cash and cash equivalents	RMB4,624	RMB81,062	US$	12,710	RMB202,290	US$31,717	RMB	US$
Total current assets	16,813	167,170		26,210	378,552	59,353
Rental vehicles, net	71,159	917,515		143,856	2,051,180	321,602
Total non-current assets	74,950	978,986		153,494	2,289,518	358,972
Total assets	91,763	1,146,156		179,705	2,668,070	418,325
Long-term borrowings due within one year	11,793	218,967		34,332	606,577	95,105
Total current liabilities	112,421	440,115		69,005	1,564,605	245,314
Long-term borrowings	2,676	403,514		63,267	911,877	142,972
Total non-current liabilities	2,676	608,809		95,455	915,343	143,515
Total shareholders' (deficit)/equity	(23,334)	97,232		15,245	188,122	29,496
Total liabilities and shareholders' equity	91,763	1,146,156		179,705	2,668,070	418,325

The following table sets forth certain key operating data as of and for the dates and periods indicated:

	As of and for the year ended December 31		As of and for the nine months ended September 30
	2009	2010	2010	2011

Fleet size(1)	692	10,202	4,622	22,638
Average daily rental rate(2) (RMB)	327	204	251	191
Utilization rate(3)	65.3%	61.2%	56.5%	58.4%
RevPAC(4) (RMB)	213	125	142	112

(1)   End period fleet size includes vehicles in operations and excludes vehicles retired and awaiting sale or vehicles in our possession but not yet in operation.

(2)   Average daily rental rate is calculated by dividing net short-term rental revenue in a given period by the fleet transaction days in that period. Fleet transaction days are the total rental days for all vehicles in our short-term fleet in a given period.

(3)   Fleet utilization rate is calculated by dividing the aggregate rental days for our short-term rental fleet during a given period by the aggregate days our short-term rental vehicles are available for rental during the same period. We exclude vehicles that are potentially lost, sold, awaiting sale or salvaged, but include vehicles in repair or maintenance and vehicles being used internally when calculating the aggregate days available for rental. Long-term rentals are also excluded from the fleet utilization rate calculation.

(4)   RevPAC is calculated by multiplying the average daily rental rate in a given period by the fleet utilization rate in that same period.

Risk factors

An investment in our ADSs involves a high degree of risk. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before you decide to buy our ADSs. Any of the following risks could have a material and adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks related to our business and industry

Our limited operating history in an emerging and rapidly evolving market may not provide an adequate basis on which to judge our future prospects and results of operations.

We commenced business operations in September 2007 and have expanded rapidly since then. We have become the largest car rental company in China within a relatively short period of time. However, our limited operating history may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. Accordingly, you should not rely on results of operations for any prior periods as an indication of our future performance. You should consider our business and prospects in light of the risks, uncertainties, expenses and challenges that we will face as an early-stage company operating in a rapidly growing market. Going forward, we may not be successful in addressing the risks and uncertainties that we will confront, which may materially and adversely affect our business prospects.

We have operated at a loss and we may not be profitable in the near future.

We experienced net losses in 2009, 2010 and the nine months ended September 30, 2011. We may not achieve or maintain profitability or avoid net losses in the future. Although our revenues have grown significantly in recent periods, such growth rates may not be sustainable and may decrease in the future. In addition, our ability to become profitable depends on our ability to control our expenses, which we expect will increase as we develop and expand our business. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may further encounter unforeseen expenses, difficulties, complications, delays and other unknown events. If we fail to increase revenues at the rate we anticipate or if our expenses increase without a more rapid increase in our revenues, we may not be able to achieve or maintain profitability.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have grown and expanded rapidly since our establishment. We may not be able to effectively manage our growth in future periods due to a number of different factors, including, among others, macroeconomic factors out of our control, competition within China's car rental industry, the greater difficulty of growing at sustained rates from a larger revenue base, our inability to control our expenses and the availability of resources for our growth. Specifically, our anticipated further expansion will place a significant strain on our management, systems and resources. We intend to broaden and deepen our network coverage to strategically add new service locations to further penetrate cities within our existing network, as well as to selectively enter into lower tier cities that we believe have high growth potential. In addition, we plan to continue to expand our fleet size, optimize our fleet composition and diversify our business mix. All of these endeavors will require substantial managerial effort and skill and the incurrence of additional expenditures.

Further, pursuing these strategies may require us to expand our operations through internal development efforts as well as partnerships, joint ventures, investments and acquisitions. We may not be able to efficiently or effectively implement our growth strategies or manage the growth of our operations, and any failure to do so may limit future growth and hamper our business strategies.

Our growth rate may not be sustainable and a failure to maintain an adequate growth rate will adversely affect our business.

Our revenues and our business operations have grown rapidly since our inception. Our net revenues have grown from RMB54.0 million in 2009 to RMB143.0 million (US$22.4 million) in 2010 and from RMB61.9 million in the nine months ended September 30, 2010 to RMB489.4 million (US$76.7 million) in the nine months ended September 30, 2011. Our fleet size increased from 692 vehicles as of December 31, 2009 to 10,202 vehicles as of December 31, 2010 and to 22,638 vehicles as of September 30, 2011. We may not be able to sustain these high rates of growth in future periods and you should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. If we are unable to maintain adequate revenue growth and at the same time control our expenses, our results of operation may be adversely affected, and we may not have adequate resources to execute our business strategies.

Our business requires a large amount of capital to finance the replenishment and expansion of our fleet. Failure to manage our liquidity and cash flows or inability to raise additional financing in the future may materially and adversely affect our business, results of operations and financial condition.

The car rental industry in China is capital intensive. Maintaining our competitiveness and implementing our growth strategies both require us to obtain sufficient funds to replenish and expand our fleet. Our capital expenditures relating to vehicle acquisitions, net of proceeds from used car sales, were RMB867.5 million (US$136.0 million) in 2010 and RMB1,392.4 million (US$218.3 million) in the nine months ended September 30, 2011. To replenish or expand our fleet, we depend substantially on borrowings from financial institutions, capital leases, and loans from Legend Holdings Limited, or Legend Holdings, a former shareholder of our company. As of September 30, 2011, our borrowings from financial institutions totaled RMB1,735.5 million (US$272.1 million), capital leases totaled RMB5.9 million (US$0.9 million), and loans from Legend Holdings totaled RMB549.6 million (US$86.2 million). As of September 30, 2011, we had net current liabilities of RMB1,186.1 million (US$186.0 million) as we incurred a substantial amount of short-term and long-term borrowings to finance the rapid expansion of our rental fleet. From time to time, we will be required to repay our short-term and long-term borrowings when they become due. We may not be able to generate sufficient cash flows from our operations or obtain additional financing to service these obligations. Our ability to make additional capital expenditures to finance our business growth, primarily including our rental fleet expansion, may also be materially and adversely affected.

Furthermore, we expect to raise additional financing to fund the replenishment and expansion of our fleet and the overall expansion of our business to provide enhanced products and services, acquire a larger customer base, respond to competitive pressures and develop complementary businesses, technologies or services. Such additional financing may not be available on commercially reasonable terms or at all, especially if there is a recession or other events causing volatility in the capital markets worldwide. To the extent that we raise additional financing by issuing equity securities, our shareholders may experience substantial dilution, and to the extent we engage in debt financing, we may become subject to restrictive covenants that could limit our flexibility in conducting future business activities.

Our ability to retain our existing financial resources and obtain additional financing on acceptable terms is subject to a variety of uncertainties, including:

•
PRC governmental policies relating to bank loans and other credit facilities;

•
PRC governmental regulations of foreign investment and the car rental industry in China;

•
economic, political and other conditions in China;

•
investors' perception of, and demand for, securities of car rental companies;

•
conditions of the United States and other capital markets in which we may seek to raise funds; and

•
our future results of operations, financial condition and cash flows.

If additional financing is not available on acceptable terms or at all, we may not be able to fund our expansion, promote our brand, enhance our products and services, respond to competitive pressures or take advantage of investment or acquisition opportunities, all of which may adversely affect our results of operations and business prospects.

Restrictive covenants contained in credit facilities may limit our ability to incur additional indebtedness or capital expenditures and restrict our future operations, and failure to comply with these restrictive covenants may adversely affect our liquidity, financial condition and results of operations.

We are subject to restrictive covenants under our credit facilities with banks and other financial institutions. These restrictive covenants include, among other things, financial covenants such as maintaining certain asset-liability ratios, vehicle utilization rates and rates of return on fixed assets, limitations on our ability to incur additional indebtedness or create new mortgages or charges, making timely reports and principal and interest payments, restrictions on the use of proceeds and asset sales, and requirements to provide notice or obtain consent for certain significant corporate events. These covenants limit the manner in which we conduct our business and we may be unable to engage in certain business activities or finance future operations or capital needs.

Failure to meet any of these financial covenants or any other restrictive covenant may entitle lenders to declare all borrowings outstanding and accrued and unpaid interest to be immediately due and payable and require us to pay accrued and unpaid interest at higher interest rates. Furthermore, any event of default or acceleration of payment in a credit facility may trigger cross-default or cross-acceleration provisions in other credit facilities. If lenders accelerate the repayment of our borrowings, we may not have sufficient cash to timely repay the borrowings and any repayment may disrupt our cash flow and liquidity plans. Additionally, Legend Holdings has provided guarantees for a significant portion of our borrowings and to a lesser extent, we have provided collateral under certain credit facilities. If we cannot repay these borrowings, lenders may enforce these guarantees or take ownership of other collaterals granted to them. In addition, our failure to comply with any financial or other restrictive covenants under our credit facilities, or an assessment that we are likely to fail to comply with these covenants could lead us to seek an amendment to or a waiver of these covenants. If we are not successful in obtaining such amendment or waiver, the lender may demand acceleration of the repayment of the borrowings. As a result, our business, financial condition and results of operations would be materially and adversely affected.

Our business depends heavily on our reputation and market recognition of our brand, and any negative publicity or other harm to our brand or failure to maintain and enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

We believe that our reputation and market recognition of our brand have contributed significantly to the success of our business. Maintaining and enhancing our reputation and brand recognition depends primarily on the quality and consistency of our products and services, as well as the success of our marketing and promotional efforts. We believe that maintaining and enhancing our brand is critical to our efforts to maintain and expand our customer base. If customers do not perceive our products to be of high quality, our brand image may be harmed, thereby decreasing the attractiveness of our products. While we have devoted significant resources to brand promotion efforts in recent years, our ongoing marketing efforts may not be successful in further promoting our brand. In addition, our brand image may be harmed by negative publicity relating to our company or China's car rental industry regardless of its veracity. If we are unable to maintain and further enhance our brand recognition and increase market awareness for our company and products, our ability to attract customers may be impeded and our business prospects may be materially and adversely affected.

Our growth may be adversely impacted by uncertainties in China's car rental industry, which is relatively new and may experience unexpected downturns for various reasons, including market acceptance and government policies.

China's car rental industry is relatively new and renting a car is a relatively new concept among Chinese consumers. Car rentals may not gain acceptance or popularity among Chinese consumers. The growth of the car rental industry, as well as demand for our products and services, is subject to uncertainties and numerous other factors, some of which are beyond our control. These uncertainties and factors include but are not limited to:

•
general economic conditions in China, particularly economic conditions adversely affecting consumer spending;

•
the growth and strength of China's travel industry and demand for transportation services;

•
the growth and strength of the global automobile industry, in particular China's automobile industry, including the popularity and perceptions of automobile safety and reliability;

•
the development and change of government regulations of transportation laws and regulations; and

•
the popularity and perceptions of car rental among the general public.

A decline in the popularity of car rentals could adversely affect our revenue growth and business prospects.

If we do not compete successfully against existing and new competitors, we may lose market share and customers.

The car rental industry in China is highly competitive and fragmented. As of December 31, 2010, there were over 10,000 car rental companies in China with an average fleet size of no more than 50 vehicles, according to Roland Berger. We compete in the short-term rental market with local car rental companies such as eHi Car Service and Topone and with international car rental companies such as Avis. We compete in the long-term rental market with state-owned enterprises such as Shou Qi and Dazhong and international companies such as Avis. Alliances or mergers among our existing competitors or with new entrants into the car rental industry may present additional challenges. Some of our competitors or potential competitors, especially major international car rental companies, may have higher brand recognition among certain of our target customers and greater financial, technical and marketing resources. In addition, certain of our competitors have operated commercially successful car rental businesses for as long as or longer than we have.

We believe that our ability to compete successfully depends upon many factors both within and beyond our control, including the competitiveness of our prices, diversity and condition of our vehicles, the quality of our products and services, the size and diversity of our customer base, our brand strength in the market relative to our competitors, customer receptivity of the car rental business, consumer spending power and other macroeconomic factors. In particular, we believe that price is one of the key factors that customers consider in choosing car rental services. The Internet has also increased pricing transparency by enabling customers to access various competitors' prices easily. If we try to increase our prices, our competitors who have greater financial resources may seek to compete aggressively on price. In addition, our competitors may reduce prices to gain a competitive advantage or compensate for declines in their rental activities. To the extent we do not match or remain within a reasonable competitive margin of our competitors' pricing, our revenue and results of operations could be materially and adversely affected, as we may lose customers and experience a decrease in reservations. If competitive pressure leads us to match our competitors' downward pricing and we are not able to reduce our expenses, our profit margins and results of operations could be materially and adversely impacted.

If we are unable to purchase adequate supplies of competitively priced cars and the cost of the cars we purchase increases, our financial condition and results of operations may be materially and adversely affected.

The price and other terms at which we can acquire vehicles from automobile manufacturers vary based on market conditions. In 2011, we purchased approximately 28.0%, 22.4%, 16.4%, 13.8% and 5.6% of our fleet vehicles from our top five vehicle suppliers, respectively. There is no guarantee we will be able to purchase a sufficient number of vehicles on competitive terms and conditions to meet our expansion and replenishment needs. If we are unable to obtain an adequate supply of cars, if we obtain less favorable pricing and other terms when we acquire cars and are unable to pass on those increased costs to our customers, or if we fail to maintain good relationships with any of our significant car suppliers, our financial condition and results of operations may be materially and adversely affected.

Because we incur significant up-front capital expenditures for vehicle acquisitions, our profitability may be materially and adversely affected if we fail to achieve our forecasted revenues.

To fulfill the anticipated demand for our products, we must make significant investments in vehicle acquisitions. The build-up of our fleet in advance of actual reservations exposes us to significant up-front capital expenditures. If market demand for our products does not increase as quickly as we anticipate, if at all, we may be unable to afford paying our up-front costs, and our operating results may be adversely affected as a result of underutilization of capacity and asset impairment charges.

We face residual risks related to the disposition of our rental vehicles.

Automobile manufacturers in China do not offer vehicle repurchase or guaranteed depreciation programs to car rental companies. We bear the risk of effective depreciation when disposing of our rental vehicles, and carry all of the risk that the market value of a vehicle at the time of its disposition may be less than its estimated residual value. This is known as "residual risk." When we acquire rental vehicles, we estimate the period that we will hold the assets, primarily based on historical measures of the amount of rental activity. We also estimate the residual value of the vehicles at the expected time of disposal. As a result, our results of operations are affected by our ability to accurately estimate the optimal holding periods and appropriate residual value for our vehicles in our fleet and our ability to dispose of these vehicles at optimal prices.

China's used car market is at its early stage of development and there is no established national distribution network of used automobile dealers in China, which creates an impediment for the sale of used vehicles and increases the residual risk of our fleet. A variety of reasons could cause the used car market for vehicles in our fleet to experience considerable downward pricing pressure. For example, a decline in new car sales prices may drive down used car sales prices or discourage consumers from buying used cars. A continued decline in the results of operations, financial condition or reputation of a manufacturer of vehicles included in our fleet could reduce the residual values of those vehicles, particularly if the manufacturer were to unexpectedly announce the eventual elimination of a model or immediately cease manufacturing them altogether. Such a reduction in residual value could cause us to sustain a loss on the ultimate sale of these vehicles. A decline in general economic activity may also have a material adverse effect on the value we realize when we sell our used vehicles. Any such decline would adversely affect our overall financial condition.

Loans extended by Legend Holdings may be declared void by PRC authorities, which may materially and adversely affect our financial conditions and results of operations.

From July 2010 to December 2011, Legend Holdings made a series of RMB-denominated loans to our PRC operating company, Beijing China Auto Rental Co., Ltd., or CAR Beijing. As of September 30, 2011, we incurred outstanding borrowings from Legend Holdings totaling RMB549.6 million (US$86.2 million) bearing interests at floating interest rates between 6.2% and 7.0%. PRC laws generally do not permit companies that do not possess financial service business licenses to extend loans directly to other companies, including affiliates, without using a financial agency. Legend Holdings did not hold a financial service business license and did not extend loans to us through a financial agency. PRC governmental authorities may declare these loans void and as a result, require us to repay the loans to Legend Holdings before their maturity dates, which may materially and adversely affect our financial conditions and results of operations.

Our business and results of operations may be adversely affected if we lose the financial support of Legend Holdings.

Legend Holdings has provided guarantees for a significant portion of our borrowings from financial institutions. The borrowings from financial institutions guaranteed by Legend Holdings amounted to an aggregate of approximately RMB617.0 million (US$96.7 million) and RMB1,735.5 million (US$272.1 million) as of December 31, 2010 and September 30, 2011, respectively. If Legend Holdings ceases to provide guarantees for our borrowings from financial institutions for any reason or fails to comply with the terms of these guarantees, we may not be able to obtain loans and other credit facilities from banks or other financial institutions at favorable terms, if at all, without obtaining guarantees from another guarantor, and the lenders may demand acceleration of the repayment of the borrowings by us. This may materially adversely affect our business and financial conditions.

If our efforts to maintain a high level of customer satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.

Customer satisfaction is critical to the success of our business. From time to time, our customers may express dissatisfaction with our products and services, including our vehicle availability or response time for questions or incidents relating to our vehicles. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our reputation could be harmed and our efforts to build and strengthen our brand recognition would be adversely impacted, which could harm our ability to attract and retain customers and adversely affect our business and results of operations.

We rely on third-party service providers to deliver certain services to our customers. If these service providers experience operational difficulties or disruptions or deliver services of an inadequate level of quality, our business could be adversely affected.

We depend on third-party service providers to deliver certain of our services to our customers. In particular, we outsource the cleaning, repair and general maintenance work for our fleet to third-party service providers such as automobile dealerships, repair shops designated by automobile dealerships and local service shops selected based on reputation and assessment by our local teams. We also use third-party service providers to dispatch on-the-ground, nationwide roadside assistance teams to promptly respond to our customers' roadside emergencies. We do not control the operation of these providers. If these third-party service providers terminate their relationship with us, or do not provide an adequate level of service to our customers, it would be disruptive to our business as we seek to replace the service provider or remedy the inadequate level of service. In addition, if one or more of our customers suffer or claim to have suffered harm or damages as a result of the actions or are otherwise unsatisfied with the quality of services of third-party service providers, our reputation and our brand could be harmed. This, in turn, may cause us to lose customers, which would adversely affect our business and results of operations.

Our business, financial condition and results of operations may be adversely affected by the downturn in the PRC or global economy, weakness in travel demand and/or a significant increase in fuel costs.

Our results are affected by many economic factors. A decline in economic activity either in China or in international markets may have a material adverse effect on our business. For the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. The global financial markets experienced significant disruptions in 2008 and 2009. A variety of factors, including the current European sovereign debt crisis and concerns about the viability of the European Union and the Euro, could cause further disruptions to the global economy. To the extent that there have been improvements in some areas, it is uncertain whether such recovery is sustainable.

A slowdown in the global or Chinese economy or the recurrence of any financial disruptions may also have a material and adverse impact on financings available to us. The weakness in the economy could erode investors' confidence, which constitutes the basis of the equity markets. A financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all.

Moreover, prices for petroleum-based products, including gasoline, have experienced significant volatility in recent years and affected automotive travel patterns in many ways. Limitations in fuel supplies or significant increases in fuel prices could substantially discourage customers from renting cars and have an adverse effect on our business and results of operations.

We may not be successful in expanding into used car sale business.

Historically, we disposed of our used vehicles primarily through auctions and biddings to used car dealers and brokers. In 2012, we expect to adopt a new vehicle disposition system under which our rental vehicles of a certain age are automatically entered into the proper system for disposition through our rent-to-buy used car sale program, bidding or auction, which we believe will provide a more systematic and cost-efficient way for us to proactively sell our used vehicles to rental customers, brokers and dealers. As part of this effort, we may make substantial investments in anticipation of future revenues. Expansion into the used car sale business may require us to work with different groups of business partners and address a different market. Expansion into the used car sale business may also result in substantial costs and the diversion of resources and management attention. In addition, we may face new competitive pressure as we expand into the used car sale business. Our expansion into the used car sale business may not be successful or profitable. If we fail to implement such disposition strategy successfully or if we are unable to successfully incorporate our used car sale business into our existing business model, our results of operations and our business could be adversely and materially affected.

Our business depends substantially on the continued efforts of our key executive officers and our business may be severely disrupted if we lose their services.

Our future success depends on the active participation of our executive team, who possesses significant knowledge of the car rental business and is responsible for the strategic direction of our business. In particular, we are highly dependent on Mr. Charles Zhengyao Lu, our founder, chairman and chief executive officer. Our business also depends on the continued services of our key employees who have specialized knowledge of our business and industry and would be difficult to replace. Competition for qualified personnel is particularly intense in the car rental industry. While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors may have greater resources and more experience than us, making it difficult for us to compete for key personnel.

Our expenses may increase if we implement salary increases in order to retain the requisite services of our staff.

As of December 31, 2011, we had 3,384 full-time employees, the majority of whom staff our stores and call centers in positions that demand a relatively low wage. However, we have observed an overall tightening of the labor market and an emerging labor shortage. Failure to obtain stable and dedicated labor support may disrupt our business and adversely affect our operations. Furthermore, labor costs have increased in China in recent years and may continue to increase in the near future. To remain competitive, we may need to increase the salaries of our employees to attract and retain them. Our labor costs amounted to RMB14.2 million, RMB37.9 million (US$5.9 million), RMB18.8 million and RMB87.7 million (US$13.8 million) in 2009, 2010 and the nine months ended September 30, 2010 and 2011, respectively, accounting for 26.3%, 26.5%, 30.3% and 17.9% of our total revenues during the respective periods. Increases in labor costs will increase our expenses and our financial position may be adversely affected.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We principally rely on trade secrets to protect our technology and know-how. We have devoted substantial resources to the development of our technology, including our software program for rental reservations. In order to protect our technology and know-how, we rely significantly on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we would not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Restrictions on car usage in certain Chinese cities may limit our fleet growth, increase our vehicle license fees and adversely affect our fleet utilization rate, which may adversely affect our results of operations.

Several of the major Chinese cities we operate in, including Beijing and Shanghai, have implemented quotas or other restrictions on new vehicle registrations in an effort to ease traffic congestion and air pollution. If such restrictions continue or intensify, or if more Chinese cities adopt similar restrictions, our vehicle license fees may increase substantially and the growth of our fleet may be limited, which in turn may adversely affect our business prospects and results of operations. In addition, some cities in China such as Beijing, Nanchang and Guiyang have also implemented traffic control measures banning cars with certain license plate numbers on certain days from traveling in these cities. If such restrictions continue, or if more Chinese cities adopt similar restrictions, our fleet management and fleet utilization rate may be adversely affected, which in turn may adversely affect our business prospects and results of operations.

Failure to fully comply with various PRC transportation laws and regulations and other applicable PRC laws with respect to our businesses could harm our results of operations.

Our business operations are subject to a number of PRC laws and regulations with respect to transportation and car rental businesses. Regulatory requirements and restrictions include the registration of commercial vehicles, restrictions on the non-local use of cars, the registration of a branch company for each service hub, obtaining licenses and permits and making certain filings to operate the car rental business. See "Regulations—Regulations relating to enterprises engaging in car rental business" and "Regulations—Regulations on registration of branch companies." If we fail to comply with the laws and regulations, regardless of whether such failure was intentional, we could be subject to fines and other penalties, including the withdrawal of licenses or permits that are essential to the operation of our business, which could adversely affect our business operations.

In addition, PRC laws and regulations regulate other aspects of our business, including operation of parking facilities, leasing and the sale of used cars. For example, we may be required to register or file with or obtain a license from local authorities to operate parking facilities, according to local rules and regulations. See "Regulations—Regulations on operating parking facilities." If we fail to comply with any existing PRC laws or regulations, including the laws with respect to operating parking facilities, leasing and the sale of used cars, or fail to obtain or maintain any of the required permits or approvals, or if the PRC government promulgates new laws and regulations that require additional licenses or imposes additional restrictions on the operation of any part of our business, the relevant regulatory authorities may impose fines and penalties on us, confiscate our income, revoke our business licenses and require us to discontinue our business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Our PRC subsidiaries may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties that may negatively impact our results of operations or interfere with our ability to operate our business.

According to applicable PRC laws, a company is required to conduct business within the business scope prescribed in its business license and file an amendment to its registration with the appropriate authority if the company expands or changes the scope of its business. Additional governmental approvals, licenses, registrations or filings may also be required for any expansion of business scope. As our PRC operating subsidiaries quickly expand their operations, they may need to obtain additional governmental approvals and licenses or amend their registrations or filings, which they may fail to do in a timely manner. Failure to obtain these permits or register or file in a timely manner, or at all, may subject us to fines and penalties and substantially inhibit our ability to operate our business.

As the car rental industry is at an early stage of development in China, the regulatory scheme continues to evolve and there are currently very few national laws or regulations specifically regulating the car rental industry. The car rental industry is mainly regulated by governmental authorities at local levels, which impose various regulatory requirements on the operating entities and vehicles, and such regulatory requirements vary from place to place, and the practice of local authorities may also deviate from the existing local rules. See "Regulations—Regulations relating to enterprises engaging in car rental business." As a result of the inconsistency in local rules and their interpretation and implementation, as well as the fast expansion of our business, we have not obtained or timely renewed all of the requisite permits and licenses, made or timely renewed all of our requisite filings or registrations for our business operations or fully complied with all other regulatory requirements applicable in the cities in which we currently operate, including the permit or registration for car rental business and the registration and operational requirements of the commercial vehicles used for rental operations, as required by certain local authorities. We are in the process of obtaining the requisite permits, licenses or registrations in different cities with respect to our car rental businesses. However, we cannot assure you that we will obtain all of the requisite permits or licenses, make all of the requisite filings or registrations in a timely manner or comply with all of the other regulatory requirements in the future. Moreover, the third-party service providers engaged by us may not have met all such regulatory requirements either, which may subject us to fines and other administrative actions.

Certain PRC provinces and cities have promulgated rules that prohibit an entity with a prescribed business scope of engaging in the car rental business from concurrently providing chauffeured services during the provisions of car rental services. An April 2011 circular from the Ministry of Transport, or MOT, reiterated the prohibition on the national level, stating that PRC car rental companies without passenger transportation permits should not provide chauffeured services to rental customers. See "Regulations—Regulations relating to enterprises engaging in car rental business—Regulations on chauffeured services." Historically, we provided chauffeured services to a small number of long-term rental customers through certain PRC subsidiaries engaged in the car rental business. We are in the process of transferring these services to our PRC subsidiary that is licensed to provide chauffeured services. If relevant authorities find that a legal entity providing both car rental services and chauffeured services violated applicable regulations or rules, we may be required to refrain from providing chauffeured services and be subject to fines and other penalties.

Furthermore, a company that conducts business in a location outside its domicile must register its branch office as a branch company with the competent local authority. See "Regulations—Regulations on registration of branch companies." As of December 31, 2011, we had 234 service hubs, 163 of which were registered as our subsidiaries or branch companies with competent local authorities. We are in the process of applying for the remaining of branch company registrations in cities where we operate rental businesses. As we quickly expand our operations, we may need to register additional branches. If we fail to complete such registrations in a timely manner, we may be subject to penalties, which may include fines or disgorgement of income. We may be subject to these penalties as a result of our failure to meet the registration requirements, and these penalties may substantially inhibit our ability to operate our business.

Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations. See "Regulations—Regulations relating to labor matters." We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accruals for the underpaid amounts as recorded were RMB8.2 million (US$1.3 million) as of September 30, 2011. Our failure to make contributions to various employee benefit plans and comply with applicable PRC labor-related laws may subject us to late payment penalties or fines. If we are subject to such penalties in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We do not have title to vehicles covered by the capital lease agreements or sale and leaseback agreements during the term of these agreements, and a failure to service these agreements could adversely impact our ability to operate the vehicles.

In 2010 and 2011, we acquired a total of 338 cars from Minsheng Financial Leasing through capital leases and entered into sales and leaseback arrangements with Minsheng Financial Leasing under which we used 7,182 cars as collateral to obtain borrowings. During the terms of the capital lease agreements and sale and leaseback agreements, which typically range from 24 to 36 months, we do not have title to the leased vehicles. Under these agreements, we may lose access to the vehicles if we fail to make timely payments, insure the vehicles as required by the financial institutions, or breach other covenants under the agreements, which would make it difficult to maintain normal operations of our fleet and achieve optimal fleet utilization rate, which in turn may adversely affect our results of operations.

We face risks related to liabilities resulting from the use of our vehicles by our customers.

Our business can expose us to claims for personal injury, death and property damage resulting from the use of our rental cars by our customers. For example, if a customer uses a car that has worn tires or some mechanical or other problem, including a manufacturing defect, which contributed to a motor vehicle accident that results in a death or significant property damage, we may be a defendant of the claims for the alleged liabilities for the accident and the damage resulting from it. Furthermore, according to the PRC Tort Law, when the driver of a rental car who is not the owner of the vehicle is held liable for a traffic accident, liability will first be covered by the insurance company providing the compulsory traffic accident insurance of the vehicle, and the driver shall be responsible for the portion not covered by the compulsory traffic accident insurance. See "Regulations—Tort law." However, since judicial or arbitral proceedings determining the cause of a motor vehicle accident can be lengthy and costly, and the results of such proceedings may be uncertain, we may not be successful in defending ourselves each time such an incident occurs. If a significant number of such claims cannot be resolved, our reputation could suffer.

We could be negatively impacted if losses for which we do not have insurance coverage increase or our insurance coverage prove to be limited or inadequate.

Our rental contracts typically provide that the customers are responsible for damage to or loss (including certain loss through theft) of our vehicles while they are renting them. We also require that our customers bear a portion of insurance premiums for accident damage that we have purchased from third-party insurance companies. We bear the risk of damage to or losses of our vehicles, including those caused by theft or flood. To mitigate such risk, we maintain motor vehicle damage insurance coverage of up to 100% of the actual value of each vehicle in respect of vehicle damage. Though we believe the amounts and nature of the coverage we obtain are adequate in light of the risks involved, this coverage may not be sufficient to cover all damage that our vehicles could potentially sustain. Further, if any customer damages or loses one of our vehicles, the customer may not be able to compensate us for all of our losses, or at all. Further, pursuing claims against our insurers or our customers may prove costly and time consuming and because we are responsible for damage to our vehicles, a deterioration in claims management could lead to delays in settling claims, thereby increasing claim costs. In addition, substantial uninsured claims filed against us or the inability of our insurance carriers to pay otherwise-insured claims would have an adverse effect on our financial condition.

The insurance premiums we have to pay may increase, which may adversely affect our business and results of operations.

We rely upon insurance coverage to protect against personal injuries and property damage caused by our vehicles and require our customers to bear a portion of the insurance premiums at the time of rental. We also maintain property insurance coverage in respect of vehicle damage and other losses. The insurance premiums amounted to RMB3.2 million, RMB20.3 million (US$3.2 million), RMB7.9 million and RMB73.4 million (US$11.5 million) during 2009, 2010 and the nine months ended September 30, 2010 and 2011, respectively, which accounted for 5.9%, 14.2%, 12.8% and 15.0% of our total revenues during the respective periods. We have purchased insurance from a limited number of insurance companies in China on favorable terms. Two PRC insurance companies provide substantially all of our insurance coverage. If the insurance premiums we pay for our coverage increase, regardless of whether it is because of an increase in claims on our part, a general industry-wide increase in pricing or our failure to maintain good relationships with our primary insurance providers, we may not be able to pass such premium increase to our customers, which could have an adverse effect upon our results of operations.

If we are unable to obtain and maintain adequate space at locations convenient to our customers at reasonable costs, or if our rights to lease certain properties are challenged, our growth opportunities may be adversely affected.

Our service hubs, all of which are on leased properties and operated by us, are physical storefronts with parking facilities. Our service hubs are located primarily in China's largest cities and we must compete for limited parking space in these cities. Further, the efficient operation of our business requires that our physical storefronts and the parking facilities are within close proximity of each other. Given the population density of the large cities in which we operate, identifying such locations can be difficult and renting them can be expensive. If we were to lose a lease or concession rights relating to our locations, finding suitable replacement locations at reasonable costs could prove difficult and we may not be able to find replacement locations at all.

Furthermore, some of the leased properties for our service hubs, the lessors were unable to provide us with copies of title certificates or documents evidencing the authorization or consent of the ultimate owners of such properties. We are in the process of standardizing the internal procedures for signing lease agreements, such as requiring lessors to provide title certificates for our review prior to signing, or owners' written consents if the lessors are not the registered property owners. However, some of the lessors may not have proper legal rights to lease the properties to us and, as a result, the corresponding lease agreements could be deemed invalid. In addition, under the PRC laws, failure to register a lease agreement with the local housing bureau may subject us to penalties imposed by competent PRC government authorities. Although we requested all of our lessors to make the required registrations, certain lessors have not obtained such registrations. We believe we can make alternative leasing arrangements without incurring material costs or causing any material disruption to our business. However, if we need to relocate a large number of service hubs within a short period of time, our operations could be disrupted.

Manufacturer safety recalls could create risks to our business.

Our vehicles may be subject to safety recalls by their manufacturers. During a recall period, we may attempt to retrieve recalled cars from customers and decline to rent these cars until we have taken all of the steps described in the recall. If a large number of cars is subject to simultaneous recalls, we may not be able to rent those vehicles to our customers for a significant period of time. These recalls, depending on their severity, could materially affect our revenues, damage our customer relations and brand, and reduce the residual value of the vehicles involved.

We face risks arising from our heavy reliance on information technology systems and any disruption to our information technology systems, such as computer virus attacks, could adversely impact our business.

We rely heavily upon our IT platform in all aspects of our operations, including transaction processing, fleet management and payment processing. Our IT platform connects one central data center with four kinds of service terminals, namely, our website at www.zuche.com, our mobile client applications available for iOS and Android operating systems, our 24/7 call centers and our service hubs. A major disruption of communications could cause a loss of reservations, interfere with our fleet management, slow down rental and sales processes and otherwise materially and adversely affect our ability to manage our business effectively.

The reliability of our network infrastructure is critical to our business. Any system interruption that results in the unavailability of our website or a disruption to our communications platform could damage our reputation and brand and cause our business and operating results to suffer. We may experience temporary system interruptions for various reasons, including network failures, power failures, cyber attacks, software errors or an overwhelming number of visitors trying to reach our website during periods of strong demand. As we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely or satisfactory manner, or at all.

Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any successful attempts by hackers to disrupt our website service or our internal systems could harm our business, reputation or brand, and could be expensive to remedy. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our website or internal computer systems could result in a loss of customers and adversely affect our business and results of operations.

If our IT platform that stores confidential information about our customers is breached or otherwise subjected to unauthorized access or fraudulent transactions, we may be exposed to liabilities and suffer a loss of customers and damage to our business reputation.

Our IT platform holds confidential information about our customers. We have implemented measures to protect our proprietary information database from Internet hacking and other unauthorized access to our customers' confidential information. However, we cannot guarantee that such anti-hacking technology will effectively protect against increasingly sophisticated counter-measures and it is possible that third parties, such as hackers or criminal organizations, may unlawfully gain access to information provided by our users to us. Confidential information of our customers may also be misappropriated or inadvertently disclosed through employee misconduct or mistakes. We may also in the future be required to disclose to government authorities certain confidential information concerning our customers.

Furthermore, many of our customers pay for our services through third-party online payment service providers. In such transactions, secure transmission of confidential information, such as customers' debit and credit card numbers and expiration dates, personal information and billing addresses, over public networks, including our website, is essential for maintaining consumer confidence. We have limited influence over the security measures of third-party online payment service providers. Any compromise of our security or third-party service providers' security would have a material adverse effect on our reputation, business prospects, financial condition and results of operations.

Any significant breach of security of our IT platform could significantly harm our business, reputation and results of operations and could expose us to lawsuits brought by our customers and sanctions by governmental authorities in the jurisdictions in which we operate. Additionally, if we are accused of failing to protect the confidential information of our customers, we may be forced to expend significant financial and managerial resources in defending against these accusations and we may face potential liability. Any negative publicity may adversely affect our public image and reputation, which in turn may reduce the number of our users and harm our business and results of operations.

Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions caused by any unauthorized tampering into our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential information of our customers. We may not have sufficient protection or recovery plans in these circumstances and our business interruption insurance may not be sufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer systems and the Internet service in performing our business, such disruptions could negatively impact our ability to effectively run our business, which could have an adverse affect on our operating results.

Failure to adequately protect our intellectual property rights may substantially harm our business and operating results.

Because our business depends substantially on our intellectual property, including our IT platform, the protection of our intellectual property rights is crucial to the success of our business. We rely on a combination of trademarks, trade secrets, copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary, such as the technology used to operate our website, our content and our trademarks. Moreover, policing our proprietary rights is difficult and may not always be effective.

As of December 31, 2011, we registered in China the trademark for our " " brand and two other trademarks. We are in the process of registering the trademark for our " " brand and six other trademarks in China. As of December 31, 2011, we also registered five domain names, including www.zuche.com. Competitors have adopted and in the future may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term " " or our other trademarks.

The protection of intellectual property rights and brands in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology or unauthorized use of our brands. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

Our business may be subject to seasonal effects, and a disruption in rental activities during our busy seasons could adversely affect our results of operations.

Our business generally experiences some effects of seasonal variations due to customer demand or increases in travel during certain time of the year such as Labor Day, National Day and Chinese Lunar New Year holidays. During these times, our rate of reservations and the revenues generated are generally higher than the rest of the year. However, our revenues also fluctuate due to other factors affecting our income such as changing weather conditions. The seasonality changes may cause fluctuations in our financial results and any occurrence that disrupts rental activity during our busy seasons could have a disproportionately material adverse effect on our liquidity and results of operations.

Future strategic alliances or acquisitions may have a material and adverse effect on our business, reputation and results of operations.

Our success will depend, in part, on our ability to expand our markets and grow our business in response to changing customer needs and competitive pressures. We may seek to grow our business by entering into strategic alliances to obtain access to complementary businesses, solutions or technologies, or we may seek to obtain these benefits through acquisitions. The identification of suitable partners or acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully close desired agreements. The anticipated benefits of any alliance, acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. Further, if a business partner were to violate the agreement we have entered into with them, such actions may have an adverse effect on our business and our reputation. Also, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of any company we partner with or acquire. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience. For one or more of those arrangements or transactions, we may:

•
provide proprietary information and the right to use of our intellectual property to our business partners;

•
issue additional equity securities that would dilute our shareholders;

•
use cash that we may need in the future to operate our business;

•
incur debt on terms unfavorable to us or that we are unable to repay;

•
incur large charges or expenses or assume substantial liabilities;

•
encounter difficulties retaining key employees of the acquired companies or integrating business cultures; and

•
become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

Any of these actions involve risks that could harm our business and operating results.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weakness and deficiencies in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2010, identified a material weakness and other control deficiencies in our internal control over financial reporting as of December 31, 2010. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified primarily related to our lack of U.S. GAAP resources, processes and documentation. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

We have taken measures and plan to continue to take measures to remedy the identified material weakness and control deficiencies. However, the implementation of these measures may not fully address this material weakness and other control deficiencies in our internal control over financial reporting, and we cannot assure you that any of those or other measures will be adequate to fully remedy the material weakness and control deficiencies. Our failure to address the material weakness and other control deficiencies or our failure to discover and address any other material weaknesses or control deficiencies may result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States that will be subject to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. The SEC, as required under Section 404 of the Sarbanes-Oxley Act, or Section 404, has adopted rules requiring public companies to include a report of management on the effectiveness of these companies' internal control over financial reporting in their annual reports. In addition, an independent registered public accounting firm must report on the effectiveness of public companies' internal control over financial reporting. These requirements will first apply to us beginning with our annual report on Form 20-F for the fiscal year ending December 31, 2013. Our management may conclude that our internal control over financial reporting is not effective due to our failure to cure the identified material weakness and control deficiencies or otherwise. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may not reach the same conclusion or may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed. In addition, during the course of the evaluation, documentation and testing of our internal control over financial reporting, we may identify other material weaknesses and deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. If our management or our independent registered public accounting firm concludes that our internal control over financial reporting is not effective, the market price of our ADSs may be adversely affected due to a loss of investor confidence in the reliability of our reporting process. We will need to incur significant costs and use significant management and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

Our business is vulnerable to interruptions caused by health epidemics, earthquakes, fires, floods, other natural events.

Our business could be materially adversely affected by the outbreak of health epidemics such as H1N1, or swine influenza, avian influenza, severe acute respiratory syndrome, or SARS. In 2009 and early 2010, there were outbreaks of swine influenza in certain regions of the world, including China. In 2006, 2007 and 2011, there were reports on the occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of swine influenza, avian influenza, SARS or other adverse public health developments in China could adversely affect economic activities in China, decrease business or leisure travel and require the temporary closure of our offices, which could severely disrupt our business operations and adversely affect our results of operations. Our systems and operations are also vulnerable to interruption or damage caused by earthquakes, fires, floods, power losses, telecommunications failures, acts of war, human errors, break-ins and similar events.

Significant natural disasters such as earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition.

Risks related to doing business in the People's Republic of China

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

We conduct substantially all of our business operations in China. Accordingly, our business, financial condition, results of operations and prospects depend to a significant degree on economic developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement in the economy, the general level of economic development, growth rates and control of foreign exchange and the allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, this growth has remained uneven across different periods, regions and among various economic sectors. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. The PRC government also exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines, which had the effect of slowing the growth of credit availability. In 2008 and 2009, however, in response to the global financial crisis, the PRC government has loosened such requirements. Any future actions and policies adopted by the PRC government could materially affect the Chinese economy and slow the demand of vehicle usage in China, which could materially and adversely affect our business.

Uncertainties with respect to the PRC legal system could have a material and adverse effect on us.

We conduct our business primarily through our subsidiaries and branch companies in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations continue to evolve and the limited number and non-binding nature of published decisions concerning them, their interpretation and enforcement involves uncertainties. In addition, the PRC legal system is based partly on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition.

We are a holding company, and we rely principally on dividends and other distributions on equity from our wholly owned subsidiaries in China for our cash requirements, including the funds necessary to service any debt we may incur. Current PRC regulations permit our subsidiaries in China to pay dividends to us only out of their respective accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its respective after tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such reserve funds reaches 50% of its registered capital. At its discretion, each of our PRC subsidiaries may allocate a discretionary portion of its respective after-tax profits to staff welfare and bonus funds. These reserves may not be distributable as cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Most of our assets are held by, and substantially all of our earnings and cash flows are attributable to, our PRC subsidiaries. Our cash flows are principally derived from dividends paid to us by our PRC subsidiaries. As a result, our ability to distribute dividends largely depends on earnings from our PRC subsidiaries and their ability to pay dividends out of their earnings. If operating losses from our PRC subsidiaries were to continue to grow, our operating results and cash flows would be further materially and adversely affected. Our PRC subsidiaries so far have not paid us any dividends. We cannot assure you that our PRC subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

In addition, the PRC Enterprise Income Tax Law, or New EIT Law, and its implementation rules provide that a withholding tax rate of 10% will be applicable to dividends payable by foreign-invested enterprises in the PRC to their non-PRC resident enterprise shareholders unless otherwise exempted or reduced according to treaties or arrangements between the PRC government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. While the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, provides that dividends paid by a foreign-invested enterprise in the PRC to its direct holding company, which is considered a Hong Kong tax resident and is determined by competent PRC tax authority to have satisfied relevant requirements under the Double Tax Avoidance Arrangement between China and Hong Kong and other applicable PRC laws, will be subject to withholding tax at the rate of 5% of total dividends. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is further subject to approval of the relevant tax authority.

Based on the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties, or Circular 81, issued on February 20, 2009 by the State Administration of Taxation, or SAT, the relevant PRC tax authorities may deny such tax treaty benefits to "conduit companies" or shell companies without business substance. Furthermore, SAT promulgated the Circular on How to Interpret and Recognize the "Beneficial Owners" in Tax Treaties, or Circular 601, issued by SAT in October 2009 which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under the PRC's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. A "conduit company" will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. A "conduit company" normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. It is unclear whether any dividends distributed by our PRC subsidiaries to us will be entitled to the benefits under the Double Tax Avoidance Arrangement and other applicable PRC laws. Accordingly, it is uncertain whether LC Industrial Investment Limited, or LC Industrial, our wholly owned subsidiary incorporated in Hong Kong will be entitled to the 5% reduced tax rate. If we were to pay dividends and dividends paid to LC Industrial were subject to 10% tax rate instead of the 5% tax rate, our financial condition will be negatively affected.

We may be classified as a "PRC resident enterprise" for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax.

The New EIT Law provides that an enterprise established outside China whose "de facto management body" is located in China is considered a "PRC resident enterprise" and will generally be subject to the uniform 25% enterprise income tax rate, or EIT rate, as to its global income. Under the implementation rules, "de facto management body" is defined as the organization body that effectively exercises management and control over such aspects as the production and business operations, personnel, accounting and properties of the enterprise.

On April 22, 2009, SAT released the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, that sets out the standards and procedures for determining whether the "de facto management body" of an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups is located within the PRC. Under Circular 82, a foreign enterprise controlled by a PRC enterprise or PRC enterprise group is considered a PRC resident enterprise if all of the following apply: (i) the senior management and core management departments in charge of daily operations are located mainly within the PRC; (ii) financial and human resources decision are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books, company seals and minutes and files of board and shareholders' meeting are located or kept within the PRC; and (iv) at least half of the enterprise's directors with voting rights or senior management reside within the PRC. Although Circular 82 explicitly provides that the above standards apply to enterprises which are registered outside the PRC and funded by PRC enterprises or PRC enterprise groups as controlling investors, Circular 82 may reflect SAT's criteria for determining the tax residence of foreign enterprises in general. Further, we currently do not believe that we are, or our Hong Kong subsidiary is, a PRC resident enterprise because we do not believe that we or our Hong Kong subsidiary meet all of the conditions above but there is no assurance in this regard. If the PRC tax authorities successfully challenge our position, we will be subject to PRC enterprise income tax reporting obligations and 25% PRC enterprise income tax on our global income. If we are treated as a PRC resident enterprise, it is not entirely clear whether dividends received from our PRC subsidiaries will be exempted from the income tax. If we are treated as a PRC resident enterprise and dividends received from our PRC subsidiaries are not exempt from the income tax, the 25% tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ADSs or ordinary shares.

Under the New EIT Law and related implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or shares by such investors is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC unless a treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs or shares would be subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain realized from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we are considered a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our ordinary shares or ADSs or on dividends payable to our non-resident investors, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

In connection with the New EIT Law, the Ministry of Finance and SAT jointly issued, on April 30, 2009, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, SAT issued the Notice on Strengthening the Management on the Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698. Both Circular 59 and Circular 698 became effective retrospectively on January 1, 2008. By promulgating and implementing these circulars, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interest in a PRC resident enterprise by a non-PRC resident enterprise. For example, Circular 698 specifies that the relevant PRC tax authority is entitled to redefine the nature of an equity transfer where offshore vehicles are interposed by abusing corporate structures for tax avoidance purposes and without reasonable commercial purpose. We have conducted and may conduct acquisitions involving corporate structures, and historically our shares were transferred by certain then shareholders to us. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on transfer of our shares or any adjustment of such gains would cause us to incur additional costs.

PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholder's loans or capital contributions upon completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the registered capital and the investment amount of such subsidiaries, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by the Ministry of Commerce, or MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Under Circular 142, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if proceeds of such loans have not been utilized. Violations of Circular 142 may result in severe penalties, including heavy fines as set forth in the "Regulations—Regulations on Foreign Exchange". As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from our initial public offering and subsequent offerings or financings to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Furthermore, SAFE promulgated Circular 59 on November 9, 2010, which requires the PRC government to closely examine the authenticity of settlement of net proceeds from offshore offerings and the net proceeds to be settled in the manner described in the offering documents. Circular 142 and Circular 59 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries and convert the net proceeds into RMB, which may materially and adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Restrictions on the remittance of RMB into and out of the PRC and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and the remittance of currency out of China. We receive all of our revenues in RMB and all of our cash inflows and outflows are denominated in Renminbi. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC operating subsidiaries. We may convert a portion of our revenues into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ordinary shares, if any. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of RMB into or out of PRC.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange.

SAFE issued a public notice in October 2005, or Circular 75, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies owned by such PRC residents, referred to in the notice as an "offshore special purpose vehicle." SAFE has further issued a series of implementation guidance, including the most recent Notice of SAFE on Printing and Distributing the Rules for the Implementation of the Operating Procedure of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 19, which has come into effect as of July 1, 2011. These regulations require PRC residents and PRC corporate entities to register with competent local branches of SAFE in connection with their direct or indirect offshore investment in offshore special purpose vehicles. These regulations may apply to our shareholders who are PRC residents or have PRC residents as their ultimate owners and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made prior to October 2005, direct or indirect investments in offshore special purpose vehicles are required to register those investments. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. Moreover, any subsidiary of such offshore special purpose company in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any shareholder who is considered as a PRC resident by SAFE fails to make the required registration or to update the previously filed registration, the subsidiary of such offshore special purpose company in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the offshore special purpose company, and the offshore special purpose company may also be prohibited from making additional capital contribution into its subsidiary in China.

We have requested all of our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and its guidance and will urge relevant shareholders, upon learning they are PRC residents, to register with the local SAFE branch as required under the SAFE notice and its guidance. However, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE notice or other related rules in a timely manner. In case of any non compliance on any of our shareholders or beneficial owners who are PRC residents, our PRC subsidiaries and such shareholders and beneficial owners may be subject to fines and other legal sanctions, including restriction on our ability to contribute additional capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute dividends to our offshore holding companies, which will adversely affect our business.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in an over 20% appreciation of the RMB against the U.S. dollar over the following three years. For almost two years after reaching a high against the U.S. dollar in July 2008, however, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would allow more RMB exchange rate fluctuation. However, it remains unclear how this announcement might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the RMB against the U.S. dollar. Substantially all of our revenues and costs are denominated in RMB, and a significant portion of our financial assets are also denominated in RMB. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the RMB may materially and adversely affect any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we received from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

The approval of the China Securities Regulatory Commission, may be required in connection with this offering under PRC law, and if required, we cannot assure you that we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, SAT, SAIC, the China Securities Regulatory Commission, or CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009 by MOFCOM. These regulations, among other things, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from CSRC, and if it does, it is uncertain how long it will take us to obtain the approval. If CSRC approval is required for this offering, our failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, Han Kun Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange, or the NYSE because (i) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (ii) our wholly-owned PRC subsidiary was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the New M&A Rules, and it is not aware of any public record indicating that any of the issuers having similar offshore and onshore corporate structures and already listed on an offshore stock exchange has been required by CSRC to procure the approval of CSRC prior to its listing. However, the relevant PRC government agencies, including CSRC, may not reach the same conclusion as that of our PRC counsel.

PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

PRC laws and regulations, such as the New M&A Rules, Anti-monopoly Law of the PRC and the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the MOFCOM in August 2011, or the MOFCOM Security Review Rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review. The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our car rental business or other business of our PRC subsidiaries fall into the scope subject to the security review. As these circulars and rules are relatively new and there is a lack of clear statutory interpretation on the implementation of the same, there is no assurance that the MOFCOM will apply these national security review-related circulars and rules to the acquisition of equity interest in our PRC subsidiaries. If we are found to be in violation of the MOFCOM Security Review Rules and other PRC laws and regulations with respect to the merger and acquisition activities in China, or fail to obtain any of the required approvals, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking our PRC subsidiaries' business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations. Further, if the business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

On June 29, 2007, the Standing Committee of the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the PRC Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must pay severance to an employee where a labor contract is terminated or expires, with certain exceptions. In addition, the government has continued to introduce various new labor-related regulations after the effectiveness of the PRC Labor Contract Law. Among other things, it is required that that annual leave ranging from five to 15 days be made available to employees and that employees be compensated for any untaken annual leave days in the amount of three times of their daily salary, subject to certain exceptions. As a result of these new regulations designed to enhance labor protection, we expect our labor costs to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, our employment practice may not be at all times be deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Risks related to the ADSs and this offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and an active trading for our ADSs may not develop after this offering so you may not be able to resell your ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares or ADSs. We have applied to have the ADSs listed on the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs would be materially and adversely affected.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriter and may bear no relationship to the market price for our ADSs after the offering. An active trading market for our ADSs may not develop and the market price of our ADSs may decline below the initial public offering price. You may lose parts or all of your investment in our ADSs.

The market price for our ADSs may be volatile, which could result in substantial losses to you.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, negative publicity, studies or reports, changes in the economic performance or market valuations of other companies operate in our industry, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and the U.S. dollar, intellectual property litigation, release of lock-up or other transfer restrictions on our outstanding shares or ADSs, and economic or political conditions in China. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes of our ADSs. Volatility in global capital markets, as was experienced during the global financial crisis and during the ongoing European debt crisis, could also have an adverse effect on the market price of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our quarterly results may fluctuate due to a number of factors and, as a result, could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our ADSs to decline.

Our revenues and operating results are difficult to predict, and have in the past varied and are likely in the future to vary significantly from period to period. As a result of a number of factors, many of which are beyond our control, it is possible that results of operations for future periods may be below the expectations of public market analysts and investors, causing the market price of our securities to decline. Factors that may affect our quarterly results include, but are not limited to:

•
seasonal variations in operating results;

•
the discretionary nature of our users' demands and spending patterns;

•
competition from our competitors;

•
vulnerability of our business to a general economic downturn in the global economy; and

•
changes in the laws that affect our operations.

As a result, investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance.

Substantial future sales or the perception of sales of our ADSs or ordinary shares in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the applicable lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. See "Shares eligible for future sale" and "Underwriting" for a detailed description of the lock-up restrictions. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the underwriter for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase our ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately RMB                           (US$             ) per ADS (assuming no exercise by the underwriters of their option to purchase additional ADSs), representing the difference between our net tangible book value per ADS as of             , after giving effect to this offering at an assumed initial public offering price of US$             per ADS, the midpoint of the estimated initial public offering price range set forth on the cover of this prospectus and after taking into account the issuance of additional shares resulting from the exercise of anti-dilution rights. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We intend to retain most, if not all, of our available funds and earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has significant discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are organized under Cayman Islands law, conduct substantially all of our operations in China and all of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands and all of our assets are located outside of the United States. We conduct substantially all of our current operations in China through our subsidiaries in China. All of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. It may be difficult for you to effect service of process within the United States upon these persons. As a result, it may be difficult for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non penal judgment of a foreign court of competent jurisdiction without retrial of the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of civil liabilities."

Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time, and by the Companies Law (as amended) and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the Untied States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

The corporate affairs of our PRC subsidiaries are governed by the PRC Company Law. Under Articles 148, 149 and 150 of the PRC Company Law, the directors and management of our PRC subsidiaries owe fiduciary duties and duties of diligence to our PRC subsidiaries. However, these duties are not clearly established and there are limited precedents of actual enforcement under these provisions. Additionally, Han Kun Law Offices, our PRC counsel, is not aware of any specific and clear guidance under PRC law that addresses the resolution of any conflict between PRC laws and Cayman Islands laws in respect of corporate governance regime.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation organized in a jurisdiction in the United States.

You may not have the same voting rights as the holders of our ordinary shares and must act through the depositary to exercise your rights.

As an ADS holder, you may only exercise voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon timely receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions if voting is by poll. Furthermore, if the vote is by show of hands, the depositary will vote all the deposited securities in accordance with the voting instructions received from the majority of the holders of ADSs who provided voting instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying your ADSs. In the event of poll voting, deposited securities for which no instructions are received will not be voted.

Pursuant to our amended and restated memorandum and articles of association, we may convene a shareholders' meeting upon 21 days' notice. When a shareholder's meeting is convened, you may not receive sufficient advance notice to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we give timely notice, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. You may not receive the voting materials in time to instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs when our books or the books of the depositary are closed, when we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement or for any other reason.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to rely on an exemption from registration under the Securities Act to distribute such rights and securities. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under relevant securities laws but that are not properly registered or distributed under an applicable exemption from registration. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions.

We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering and you may not agree with our management on these uses.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for general corporate purposes that do not improve our efforts to achieve and maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or lose value.

Our corporate actions are substantially controlled by our directors, executive officers and other principal shareholders, who can exert significant influence over important corporate matters, which may reduce the price of our ADSs and deprive you of an opportunity to receive a premium for your ADSs.

After this offering, our directors, executive officers and principal shareholders will beneficially own approximately             % of our outstanding ordinary shares. These shareholders, if acting together, could exert substantial influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. In addition, these persons could divert business opportunities away from us to themselves or others. This significant concentration of share ownership may adversely affect the trading price of our ADSs due to investors' perception that conflicts of interest may exist or arise.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our ADSs or ordinary shares.

We do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. In addition, the determination of whether we are a PFIC is based on the interpretation of certain United States Treasury regulations relating to rental income and the application of those rules to our subsidiaries, which regulations are potentially subject to different interpretations. If we are a PFIC for any taxable year during which a United States Holder (as defined in "Taxation—United States federal income taxation") holds an ADS or ordinary share, certain adverse U.S. federal income tax consequences could apply to such United States Holder. See "Taxation—United States federal income taxation—Passive foreign investment company."

We will incur increased costs as a public company.

As a public company, we will incur a significantly higher level of legal, accounting and other expenses than we do as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, has required changes in the corporate governance practices of public companies.

When we become a public company, we will establish additional board committees and will adopt and implement additional policies regarding internal controls over financial reporting and disclosure controls and procedures. In particular, compliance with Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on the effectiveness of their internal control over financial reporting, will increase our costs. In addition, we will incur costs associated with public company reporting requirements, such as the requirements to file an annual report and other reports with the SEC.

We are currently evaluating and monitoring developments with respect to these rules. We expect these rules and regulations will increase our legal and financial compliance costs, but we cannot predict or estimate the additional costs or the timing of initially additional costs we may incur.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain NYSE requirements. This may afford less protection to holders of our ordinary shares.

As a foreign private issuer whose ordinary shares are listed on the NYSE, we are permitted to follow certain home country corporate governance practices in lieu of certain NYSE requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NYSE requirement with which it does not comply, followed by a description of its applicable home country practice. Our Cayman Islands home country practices may afford less protection to holders of our ADSs. Although we currently do not intend to rely on any exemptions provided by the NYSE to a foreign private issuer, we may follow our home country practices in the future, and as a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange

Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•
our business strategies and initiatives as well as our business plans;

•
our future business development, results of operations and financial condition;

•
expected changes in our revenues and certain cost or expense items;

•
our expectation regarding the use of proceeds from this offering;

•
trends and competition in the car rental market and industry in China; and

•
general economic and business conditions in China.

You should thoroughly read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual results in the future may be materially different from or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations," "Industry," "Business" and elsewhere in this prospectus.

This prospectus also contains third-party data related to macroeconomic data, the car rental market and the used car market as well as related projections and analyses based on a number of assumptions. These market data, including statistical data extracted from a report commissioned by us and issued by Roland Berger in January 2012, include projections that are based on a number of assumptions. The projected growth may not materialize at the rates suggested by the market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the changing nature of the car rental industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, our actual results may differ from the projections based on these assumptions. Although we believe that the publications, reports and surveys are reliable, we have not independently verified the data.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which these statements are made in this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

 Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$              million, or approximately US$              million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an initial offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus. Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds of this offering by approximately US$              million.

We plan to use the net proceeds of this offering as follows:

•
US$              million for vehicle acquisition to further expand our rental fleet;

•
US$              million for repayment of certain borrowings; and

•
US$              million for working capital and other general corporate purposes.

We have not determined which borrowings we will repay with the proceeds of this offering.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

 Dividend policy

We have not paid any dividends in the past and do not anticipate paying dividends on our ordinary shares in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American depositary shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company, and we rely on dividends paid by our operating subsidiaries in China for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our expenses. The payment of dividends in China is subject to limitations. Regulations in China currently permit payment of dividends by our PRC subsidiaries only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year to contribute to its reserve fund until the accumulated balance of the reserve funds reach 50% of its registered capital. Our PRC subsidiary, Lianhui Auto (Langfang) Co., Ltd., or Lianhui Langfang, is also required to reserve a portion of its after-tax profits to its employee welfare and bonus fund, the amount of which is determined by its board of directors in accordance with its articles of association. These funds are not distributable in cash dividends. Our PRC subsidiaries did not distribute any dividends from their undistributed earnings for the years or periods prior to December 31, 2011. We have determined that it is probable that dividends will not be distributed in the foreseeable future from the undistributed profits of our PRC subsidiaries accumulated up to December 31, 2011.

 Capitalization

The following table sets forth our capitalization as of September 30, 2011:

•
on an actual basis; and

•
on a pro forma basis to reflect the issuance and sale of the                                        ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' option to purchase additional ADSs.

The pro forma adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. You should read this capitalization table together with "Use of proceeds," "Selected consolidated financial and operating data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

September 30, 2011 (in thousands, except share and per share data)	Actual		Pro forma
	(RMB)	(US$)	(RMB)	(US$)

Long-term borrowings	911,877	142,972
Equity
Ordinary shares (US$1.00 par value, 50,000 shares authorized, 12,538 shares issued and outstanding)	80	13
Additional paid-in capital	392,531	61,545
Accumulated deficit	(204,426)	(32,052)
Accumulated other comprehensive loss	(63)	(10)

Total shareholder's equity	188,122	29,496

Total capitalization	1,099,999	172,468

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by US$              million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

Dilution

If you invest in our ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2011 was approximately US$27.0 million, or US$2,153.5 per ordinary share and US$             per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our total consolidated liabilities and intangible assets. Dilution is determined by subtracting pro forma net tangible book value per ordinary share from the assumed initial public offering price per ordinary share, which is based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after September 30, 2011, other than to give effect to our sale of ADSs offered in this offering based on the assumed initial public offering price of US$             per ADS after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                           would have been US$              million, or US$             per outstanding ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders, and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

Assumed initial public offering price per ADS	$
Net tangible book value per ordinary share as of September 30, 2011		$2,153.5
Pro forma net tangible book value per ordinary share after giving effect to this offering	$
Pro forma net tangible book value per ADS after giving effect to this offering	$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$
Amount of dilution in net tangible book value per ADS to new investors in the offering	$

The following table summarizes, on a pro forma basis as of September 30, 2011, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the underwriters' option to purchase additional ADSs.

Ordinary shares purchased
			Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount	Percent

Existing shareholders		%	$	%	$	$
New investors			$

Total		100.0%	$	100.0%	$	$

A US$1.00 increase (decrease) in the assumed initial public offering price per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$              million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no exercise of the underwriters' option to purchase additional ADSs and no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

 Exchange rate information

We conduct substantially all of our operations in China. All of our revenues, costs and expenses are denominated in RMB. This prospectus contains translations of certain RMB amounts into U.S. dollars at specified rates. Unless otherwise stated, the translation of RMB into U.S. dollars has been made at the noon buying rate in effect on September 30, 2011, which was RMB6.3780 to US$1.00. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On January 13, 2012, the noon buying rate was RMB6.3065 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon buying rate(1)
(RMB per US$1.00)	Period end	Average(2)	Low	High

2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011
July	6.4360	6.4575	6.4720	6.4360
August	6.3778	6.4036	6.4401	6.3778
September	6.3780	6.3885	6.3975	6.3780
October	6.3547	6.3710	6.3825	6.3534
November	6.3765	6.3564	6.3839	6.3400
December	6.2939	6.3482	6.3733	6.2939
2012
January (through January 13)	6.3065	6.3073	6.3177	6.2940

Source: Federal Reserve Bank of New York and Federal Reserve Statistical Release

(1)   For all dates through December 31, 2008, exchange rates between RMB and U.S. dollars are presented at the noon buying rate in the City of New York for cable transfers in RMB per U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the noon buying rate as set forth in the weekly H.10 statistical release of the U.S. Federal Reserve Board.

(2)   Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 Enforceability of civil liabilities

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•
the Cayman Islands has a less developed body of securities laws as compared to that of the United States and these securities provide significantly less protection to investors; and

•
the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Almost all of our assets are located in China. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States.

We have appointed Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States

(and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges. Our shareholders can, under certain circumstances, originate actions against us. See "Description of share capital—History of securities issuances—Shareholders' suits."

We have been advised by Han Kun Law Offices, our PRC counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Han Kun Law Offices has further advised us that PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the jurisdiction where the judgment is made or on reciprocity arrangements between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a U.S. or Cayman Islands court.

As Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States, there is doubt as to the enforceability in Hong Kong, in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated solely upon the laws of the United States (including its federal securities laws or the securities laws of any state or territory within the United States).

Corporate structure and history

Corporate structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Corporate history and reorganization

In September 2007, Mr. Charles Zhengyao Lu, our chairman and chief executive officer, founded CAR Beijing, through which we commenced our car rental business operations. In August 2010, LC Fund III, L.P., through its indirect subsidiary Lianhui Langfang, invested approximately RMB14.5 million (US$2.3 million) in CAR Beijing. In November 2010, Legend Holdings acquired 100% of the equity interests in Beijing Huaxia United Auto Network Technology Co., Ltd., or Huaxia Auto Network, a shareholder of CAR Beijing, and invested approximately RMB207.8 million (US$32.6 million) in CAR Beijing through Huaxia Auto Network in January and June 2011.

Since August 2010, we have acquired a number of businesses in China from independent third parties through CAR Beijing:

•
in September 2010, we acquired 100% of the equity interests in Shanghai Huadong Auto Rental Co., Ltd. to expand our business in Shanghai and surrounding areas;

•
in April 2011, we acquired 100% of the equity interests in Beijing Beichen Auto Rental Co., Ltd., or Beijing Beichen, to strengthen our long-term rental business;

•
in August 2011, we acquired 100% of the equity interests in Guiyang Jinglv Commerce and Trading Co., Ltd. to expand our business in southwestern China;

•
in December 2011, we acquired 100% of the equity interests in Beijing Da Shi Hang Hua Wei Labor Services Co., Ltd. to expand our business in Beijing; and

•
in January 2012, we acquired 100% of the equity interests in Shanghai Tai Chang Chauffeured Services Co., Ltd. to provide customers with more comprehensive services.

Between October 2010 and April 2011, CAR Beijing also formed three operating subsidiaries—Guangzhou China Auto Rental Co., Ltd. to expand our business in southern China, Wuxi China Auto Rental Co., Ltd. to further expand our business, and Beijing Kaipu Parking Management Co., Ltd. to manage our parking facilities.

In preparation for this offering, we underwent a series of corporate reorganization transactions inside and outside China. We incorporated China Auto Rental Inc. in the Cayman Islands as an exempted limited liability company on July 13, 2011 as our proposed listing entity.

In November 2011, all shareholders of CAR Beijing other than Lianhui Langfang transferred all of their respective equity interests in CAR Beijing to Lianhui Langfang. Immediately following this transaction, Lianhui Langfang became the sole shareholder of CAR Beijing.

In December 2011, we issued 10,000 ordinary shares for an aggregate cash consideration of approximately US$36.1 million to certain investors, including Right Lane Limited, Haode Group Inc. and Sky Sleek Limited. During the same period, LC Fund III, L.P. exchanged all of its shares in LC Industrial for 2,538 ordinary shares in us. As a result, we became the sole shareholder of LC Industrial which holds 100% of the equity interests in Lianhui Langfang, which in turn holds 100% of the equity interests in CAR Beijing.

In January 2012, LC Fund III, L.P. transferred all of the 2,538 shares in us it held to Grand Union Investment Fund, L.P. During the same period, Right Lane Limited transferred 5,548 shares in us to Grand Union Investment Fund, L.P., and 125 shares in us to Grandsun International Investment Limited. See "Description of share capital—History of securities issuances—Ordinary shares."

 Selected consolidated financial and operating data

We present below our selected consolidated financial and other operating data for the periods indicated. The following selected consolidated statement of operations data for the years ended December 31, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected unaudited condensed consolidated statement of operations data for the nine months ended September 30, 2010 and September 30, 2011, and the unaudited condensed consolidated balance sheet data as of September 30, 2011 have been prepared on the same basis as our audited consolidated financial statements. The unaudited financial information for the nine months ended September 30, 2010 and 2011 includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the period presented.

We have omitted financial information as of and for the year ended December 31, 2008 because such information is not available on a basis that is consistent with the consolidated financial information included in this prospectus and cannot be prepared in accordance with U.S. GAAP without unreasonable effort or expense. Furthermore, we believe that the omission of such financial information would not have a material impact on a reader's understanding of our financial results and condition and related trends.

The selected consolidated financial and operating data should be read in conjunction with our consolidated financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results for any future periods.

					Nine months ended September 30
	Year ended December 31
(in thousands, except for share, per share and per ADS data)					2010 (Unaudited)	2011 (Unaudited)	2011 (Unaudited)
	2009	2010	2010

Consolidated statement of operations data:
Net revenues	RMB54,010	RMB142,992	US$	22,420	RMB61,904	RMB489,368	US$	76,728
Expenses
Depreciation of rental vehicles	(11,924)	(47,206)		(7,401)	(21,654)	(167,264)		(26,225)
Direct operating expenses	(22,692)	(61,525)		(9,646)	(30,187)	(195,596)		(30,667)
Selling, marketing and distribution expenses	(3,463)	(25,516)		(4,001)	(9,709)	(77,831)		(12,205)
General and administrative expenses	(11,366)	(32,980)		(5,173)	(15,522)	(77,896)		(12,213)
Interest income and other income, net	14	737		116	452	907		142
Interest expenses	(7,735)	(20,374)		(3,194)	(7,069)	(89,091)		(13,968)

Total expenses	(57,166)	(186,864)		(29,299)	(83,689)	(606,771)		(95,136)
Loss before income tax expense	(3,156)	(43,872)		(6,879)	(21,785)	(117,403)		(18,408)
Income tax benefit/(expense)	—	542		85	152	(224)		(35)

Net loss	(3,156)	(43,330)		(6,794)	(21,633)	(117,627)		(18,443)

Loss per ordinary share:
Basic	(3,400.86)	(5,660.13)		(887.45)	(3,584.59)	(9,996.35)		(1,567.32)
Diluted	(3,400.86)	(5,660.13)		(887.45)	(3,584.59)	(9,996.35)		(1,567.32)
Weighted average ordinary shares used in per share computation:
Basic	928	7,597		7,597	6,035	11,767		11,767
Diluted	928	7,597		7,597	6,035	11,767		11,767
Selected non-GAAP financial data:
Adjusted EBITDA(1)	17,277	26,262		4,116	7,555	148,926		23,349

(1)   Adjusted EBITDA is defined as net income before net interest expenses, income taxes, depreciation, amortization and other income, net.

Our management uses adjusted EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews. In addition, adjusted EBITDA serves as a supplemental measure with which we can evaluate profitability and make performance trend comparisons between us and our competitors. Furthermore, we believe that adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is also used by our management to evaluate our operating performance exclusive of financing costs and depreciation policies. Furthermore, we believe it provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies, enabling them to more accurately compare our performance to that of our peers. In addition, our management uses adjusted EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Adjusted EBITDA is not a recognized measurement under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with U.S. GAAP, such as net income, operating income or net cash provided by operating activities. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate adjusted EBITDA differently than we do, it may not be comparable to similarly titled measures reported by other companies.

Our adjusted EBITDA is calculated as follows for the periods presented:

	Year ended December 31				Nine months ended September 30
(in thousands)	2009	2010	2010		2010	2011	2011

Net loss	RMB(3,156)	RMB(43,330)	US$	(6,794)	RMB(21,633)	RMB(117,627)	US$	(18,443)
Income tax (benefit)/expense	—	(542)		(85)	(152)	224		35
Interest income and other income, net	(14)	(737)		(116)	(452)	(907)		(142)
Interest expenses	7,735	20,374		3,194	7,069	89,091		13,968
Depreciation	12,712	49,937		7,829	22,551	175,299		27,485
Amortization	—	560		88	172	2,846		446
Adjusted EBITDA	17,277	26,262		4,116	7,555	148,926		23,349

	As of December 31				As of September 30 2011
(in thousands)	2009	2010	2010		(Unaudited)	(Unaudited)

Consolidated balance sheet data:
Cash and cash equivalents	RMB4,624	RMB81,062	US$	12,710	RMB202,290	US$31,717
Total current assets	16,813	167,170		26,210	378,552	59,353
Rental vehicles, net	71,159	917,515		143,856	2,051,180	321,602
Total non-current assets	74,950	978,986		153,494	2,289,518	358,972
Total assets	91,763	1,146,156		179,705	2,668,070	418,325
Long-term borrowings due within one year	11,793	218,967		34,332	606,577	95,105
Total current liabilities	112,421	440,115		69,005	1,564,605	245,314
Long-term borrowings	2,676	403,514		63,267	911,877	142,972
Total non-current liabilities	2,676	608,809		95,455	915,343	143,515
Total shareholders' (deficit)/equity	(23,334)	97,232		15,245	188,122	29,495
Total liabilities and shareholders' equity	91,763	1,146,156		179,705	2,668,070	418,325

The following table sets forth certain key operating data as of and for the dates and periods indicated:

	As of and for the year ended December 31		As of and for the nine months ended September 30
	2009	2010	2010	2011

Fleet size(1)	692	10,202	4,622	22,638
Average daily rental rate(2) (RMB)	327	204	251	191
Utilization rate(3)	65.3%	61.2%	56.5%	58.4%
RevPAC(4) (RMB)	213	125	142	112

(1)   End period fleet size includes vehicles in operation and excludes vehicles retired and awaiting sale or vehicles in our possession but not yet in operation.

(2)   Average daily rental rate is calculated by dividing net short-term rental revenue in a given period by the fleet transaction days in that period. Fleet transaction days are the total rental days for all vehicles in our short-term fleet in a given period.

(3)   Fleet utilization rate is calculated by dividing the aggregate rental days for our short-term rental fleet during a given period by the aggregate days our short-term rental vehicles are available for rental during the same period. We exclude vehicles that are potentially lost, sold, awaiting sale or salvaged, but include vehicles in repair or maintenance and vehicles being used internally when calculating the aggregate days available for rental. Long-term rentals are also excluded from the fleet utilization rate calculation.

(4)   RevPAC is calculated by multiplying the average daily rental rate in a given period by the fleet utilization rate in that same period.

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected consolidated financial and operating data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk factors" and elsewhere in this prospectus.

Overview

We are the largest car rental company in China. We enjoy a clear leadership position across substantially all major operating metrics including fleet size, network coverage and number of customers. We also command the largest market share in terms of revenue in China's car rental market, according to Roland Berger.

We believe we are the first and only car rental company with a rental fleet of more than 10,000 vehicles in China's underpenetrated yet rapidly expanding car rental industry. Our fleet, comprising approximately 26,000 vehicles covering most of the popular models in China, was as large as the aggregate fleet size of the next eight largest car rental companies and approximately four times that of the second largest car rental company in China as of December 31, 2011, according to Roland Berger.

We are dedicated to providing customers with enjoyable, affordable and reliable car rental services. Our network of 520 service locations covers 66 cities in all provinces and provincial-level municipalities of China. We pursue excellence in serving our customers, with 24/7 service at 52 major airports in China and in every city where we operate. Our products include short-term rentals, long-term rentals and leasing. Our large and fast-growing customer base, which reached 450,000 as of December 31, 2011, had expanded at a CAGR of 189.4% since December 31, 2008. As of December 31, 2011, we had over 920,000 registered members.

Our revenues have grown significantly since our inception. We derive our revenues primarily from short-term rentals of our vehicles. Our revenues increased from RMB54.0 million in 2009 to RMB143.0 million (US$22.4 million) in 2010, and RMB489.4 million (US$76.7 million) for the nine months ended September 30, 2011. We incurred net losses of RMB3.2 million, RMB43.3 million (US$6.8 million) and RMB117.6 million (US$18.4 million) in 2009, 2010 and in the nine months ended September 30, 2011. Our adjusted EBITDA for 2009, 2010 and the nine months ended September 30, 2011 was RMB17.3 million, RMB26.3 million (US$4.1 million) and RMB148.9 million (US$23.3 million), respectively. For a reconciliation of our adjusted EBITDA to our net loss, see footnote 1 on pages 9 and 10 of this prospectus.

Factors affecting our results of operations

Our results of operations are affected by macroeconomic conditions that affect China's economy, as well as factors that impact China's car rental industry. China's economic growth has resulted in higher per capita disposable income, increased business and leisure travel, an increasing number of drivers and expanding roadway infrastructure, all of which have contributed to the fast growth of China's car rental industry. The PRC government's policies and regulations relating to vehicle purchase, ownership and usage also have a significant impact on the car rental industry. See "Industry" for more information relating to macro-level factors affecting our results of operations.

In addition, our results of operations are directly affected by a number of company-specific factors including the following:

Scale of our business.    The scale of our business, including our fleet size and network coverage, has a significant impact on our revenue generating capacity, expenses and competitiveness. Our fleet size increased by more than 37 times from 692 vehicles as of December 31, 2009 to approximately 26,000 vehicles as of December 31, 2011. We expanded our geographic coverage from 65 service locations in 30 cities as of December 31, 2009 to 520 service locations in 66 cities across China as of December 31, 2011. The rapid growth of our fleet size and network coverage has generated increasing economies of scale. Our costs and expenses as a percentage of net revenues have decreased as we leveraged our scale advantage and spread our fixed costs and expenses across a broader base of operations. Our costs of service locations and call centers as a percentage of net revenues decreased from 26.9% in the year ended December 31, 2009 to 18.2% in the year ended December 31, 2010 and from 21.5% in the nine months ended September 30, 2010 to 13.2% in the nine months ended September 30, 2011. Our general and administrative expenses as a percentage of net revenues decreased from 25.1% in the nine months ended September 30, 2010 to 15.9% in the nine months ended September 30, 2011. Our large scale has allowed us to expand our business rapidly and to offer more products and services and competitive prices to our customers, which we believe will continue to enhance our revenue generating capacity and enable further economies of scale.

Fleet utilization rate.    Fleet utilization rate directly impacts our revenues. Fleet utilization rate refers to the aggregate days our vehicles are rented on a short-term basis as a percentage of the aggregate days our vehicles are available for our short-term rental business. Long-term rentals are not counted towards our fleet utilization rate. Factors generally affecting our fleet utilization rate include, among other things, market demand, fleet management, pricing and seasonality. The continued expansion of our service network and growth of our business volume has required us to increase our fleet size and deploy the appropriate numbers and types of vehicles across our service locations, which has affected and may continue to affect our fleet utilization rate. The pricing of our short-term rentals also impacts our fleet utilization rate. Lower prices may increase the demand for our rentals and in turn, our utilization rate. We strive to balance optimizing our fleet utilization rate with the rapidly growing scale of our business while satisfying the diverse needs of our customers. In order to enhance customer experience and improve customer loyalty, we have strategically expanded our fleet and increased vehicle selection in recent years in anticipation of strong market demand. As a result, our fleet utilization rate decreased from 65.3% in the year ended December 31, 2009 to 61.2% in the year ended December 31, 2010 and to 58.4% in the nine months ended September 30, 2011. With our rapid expansion, we have accumulated extensive understanding of the rental behaviors and vehicle preferences of our customers and the seasonality of our business, which we believe will help us improve our fleet utilization rate in the future. Our ability to achieve and maintain an optimal utilization rate as we expand our business and improve our customer experience and loyalty will continue to materially impact our operating results.

Pricing.    We charge our short-term rental customers basic rental rates, cost of basic insurance coverage, handling fees and fees for value-added services, if applicable. Basic rental rates are determined based on, among others, maintaining our margins, competition and customer acceptance of our products and services. Our average daily rental rate is calculated by dividing net short-term rental revenues in a given period by the fleet transaction days in that period. Our average daily rental rate decreased from RMB327 in the year ended December 31, 2009 to RMB204 (US$32.0) in the year ended December 31, 2010 and to RMB191 (US$30.0) in the nine months ended September 30, 2011. These decreases were primarily due to our pricing strategies, including offering discounts to acquire new customers and enhance customer loyalty at the early development stage of the PRC car rental industry. We believe our efficient cost structure allows us to deliver high quality services to our customers at competitive prices, thereby retaining and growing our customer base and enhancing our market leading position. In February 2012, we plan to adopt a dynamic pricing system under which our short-term rental rates will be determined primarily by factors such as rental term, location, vehicle availability, timing of booking, our competitiveness and target profits. We believe this dynamic pricing system will improve our results of operations by enabling us to more efficiently price our products and services in line with customer demand, our rental vehicle supply and operating cost structure.

Vehicle acquisition and disposition.    Vehicle acquisition and disposition affect our capital expenditures, liquidity and depreciation of rental vehicles. Vehicle acquisition expenditures have constituted substantially all of our capital expenditure requirements. We have expanded our fleet rapidly since our inception and expect to continue to increase our volume of new vehicle acquisitions in 2012 and 2013. We purchased RMB1.7 million, RMB873.8 million (US$137.0 million) and RMB1,422.7 million (US$223.1 million) of rental vehicles in the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011. We have focused on optimizing our vehicle acquisition costs by leveraging our large scale and market leadership position to secure favorable purchase terms.

The depreciation of rental vehicles constitutes a significant portion of our expenses. Due to the lack of repurchase or guaranteed depreciation programs from automobile manufacturers in China, we bear the risk of effective depreciation when disposing of our rental vehicles. Our depreciation of rental vehicles were 22.1%, 33.0%, and 34.2% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. We determine depreciation of rental vehicles by primarily estimating (i) our vehicles' holding periods and (ii) residual values at the expected time of disposal. As a result, our depreciation costs are affected by our ability to accurately estimate optimal holding periods and appropriate residual values for our vehicles and our ability to dispose of these vehicles at optimal prices.

We proactively manage our vehicle disposition to maximize resale value. Historically, we sold used vehicles to dealers and brokers primarily through bidding and auction processes to ensure that we received the best prices. In the future, we intend to dispose of our rental vehicles more frequently and earlier in their life cycles. In 2012, we expect to adopt a vehicle disposition system under which we dispose of our rental vehicles through our rent-to-buy used car sale program, bidding or auction based on vehicle age. We believe this new system will provide a more systematic and cost-efficient way for us to proactively sell our used vehicles to rental customers, brokers and dealers. We expect our used car sale business to diversify our vehicle disposition channels and optimize our vehicle disposition process. In addition, we believe that strong demand for used cars and future growth of the used car market in China will provide a favorable market environment for our vehicle disposition strategy.

Financing costs.    We fund the rapid expansion of our business through various financing sources. Our ability to secure debt financing at commercially reasonable interest rates significantly impacts our interest expenses and results of operations. Our interest expenses were 14.3%, 14.2% and 18.2% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. Our solid operational performance and strong support from Legend Holdings have enabled us to obtain credit support from major banks and lending institutions in China for our vehicle acquisition financing. While we enjoy generally favorable financing terms for a business of our scale, the growth of general interest rates in China as a result of macroeconomic factors has contributed to the increase of our interest expenses in recent years. The rapid expansion of our fleet has also increased our borrowing needs and correspondingly, our interest expenses. We expect to gain access to additional sources of financing after we become a public company.

Seasonality.    We generally experience effects of seasonality primarily due to increases in leisure travel during certain periods such as the Chinese New Year, Labor Day and National Day holidays.

Description of Certain Statement of Operations Items

Net revenues

Our net revenues represent our gross revenues from operations, less business taxes and related surcharges. We derive our revenues from car rentals (including short-term and long-term rentals), leasing and other revenues. Other revenues primarily include parking fees we generate from excess capacity in our parking facilities. Our net revenues increased from RMB54.0 million in the year ended December 31, 2009 to RMB143.0 million (US$22.4 million) in the year ended December 31, 2010 and from RMB61.9 million in the nine months ended September 30, 2010 to RMB489.4 million (US$76.7 million) in the nine months ended September 30, 2011 as a result of the rapid growth of our short-term and long-term rental businesses.

The following table sets forth our revenues by service type in absolute amounts and as percentages of our net revenues for the periods presented:

	Year ended December 31					Nine months ended September 30
	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011
(in thousands, except percentages)	RMB	% of net revenues	RMB	US$	% of net revenues	RMB	% of net revenues	RMB	US$	% of net revenues

Net revenues from short-term rentals	41,147	76.2%	108,453	17,004	75.8%	46,356	74.9%	415,368	65,125	84.9%
Net revenues from long-term rentals(1)	12,682	23.5%	32,903	5,159	23.0%	14,520	23.4%	72,693	11,397	14.9%
Net revenues from direct financing leases	100	0.2%	232	36	0.2%	112	0.2%	1,170	183	0.2%
—Net revenues from direct financing leases portion of long-term rentals(2)	100	0.2%	232	36	0.2%	112	0.2%	1,064	166	0.2%
—Net revenues from leasing(3)	—	—	—	—	—	—	—	106	17	0.0%
Net revenues from others	81	0.1%	1,404	221	1.0%	916	1.5%	137	23	0.0%
Total net revenues	54,010	100.0%	142,992	22,420	100.0%	61,904	100.0%	489,368	76,728	100.0%

(1)   Exclude revenues generated from long-term rentals that are classified as direct financing lease revenues in accordance with U.S. GAAP.

(2)   Represent revenues generated from long-term rentals that are classified as direct financing lease revenues in accordance with U.S. GAAP.

(3)   We began offering leasing to institutional customers in May 2011.

Short-term rentals.    We categorize rentals of 30 days or shorter as short-term rentals. We provide short-term rental services to our individual and institutional customers to meet their local and inter-city travel needs, as well as replacement rental and other special needs for both business and leisure purposes. Our short-term rental business has grown significantly since our inception. Our short-term rental fleet size increased from 532 vehicles as of December 31, 2009 to 20,214 vehicles as of September 30, 2011. Our short-term rental revenues were RMB41.1 million, RMB108.5 million (US$17.0 million), and RMB415.4 million (US$65.1 million) for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, representing 76.2%, 75.8%, and 84.9% of our net revenues, respectively. The substantial increase in short-term rental revenues was mainly due to the additional rental capacity we gained from our fast growing fleet, partially offset by a decrease of our RevPAC during this period. We expect that revenues from our short-term rentals will continue to constitute a substantial majority of our total revenues in the foreseeable future.

Long-term rentals.    We categorize most of our rentals of over 30 days as long-term rentals, although certain rentals of over 30 days are categorized as direct financing leases in accordance with U.S. GAAP. We offer long-term rentals to institutions under individually negotiated contracts. Our long-term rental fleet size increased from 160 vehicles as of December 31, 2009 to 2,412 vehicles as of September 30, 2011. Our long-term rental revenues were RMB12.7 million, RMB32.9 million (US$5.2 million), and RMB72.7 million (US$11.4 million) for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. Our long-term rentals have experienced rapid growth, primarily as a result of a significant increase in rental capacity we gained from our increasing scale in both fleet size and network coverage and our direct sales approach. As a percentage of net revenues, our revenues from long-term rentals were 23.5%, 23.0% and 14.9% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. The decreases were mainly because the growth of our short-term rental business outpaced the growth of our long-term rental business. We expect revenues from long-term rentals will continue to increase as we further grow the long-term rental business.

Direct financing leases.    Revenues from direct financing leases include the portion of revenues from certain long-term rentals categorized as direct financing leases in accordance with U.S. GAAP and revenues from our leasing business, which we began providing to institutional customers in May 2011. Our leasing terms usually range from one to three years. Leasing differs from our long-term rental products primarily in that at the end of the leasing period, customers obtain the title of the leased car for a payment amount agreed upon at the beginning of the leasing arrangement. Although our leasing business currently accounts for a small portion of our revenues, we believe the leasing market in China is at an early stage of development and has high growth potential. As such, we expect the revenues from our leasing business will continue to grow.

Expenses

Our expenses include depreciation of rental vehicles, direct operating expenses, selling, marketing and distribution expenses, general and administrative expenses, interest income and other income, net, and interest expenses.

The following table sets forth the components of our expenses for the periods presented:

	Year ended December 31					Nine months ended September 30
	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011
(in thousands, except percentages)	RMB	% of net revenues	RMB	US$	% of net revenues	RMB	% of net revenues	RMB	US$	% of net revenues

Depreciation of rental vehicles	(11,924)	(22.1)%	(47,206)	(7,401)	(33.0)%	(21,654)	(35.0)%	(167,264)	(26,225)	(34.2)%
Direct operating expenses	(22,692)	(42.0)%	(61,525)	(9,646)	(43.0)%	(30,187)	(48.8)%	(195,596)	(30,667)	(40.0)%
—Insurance fees	(3,202)	(5.9)%	(20,257)	(3,176)	(14.2)%	(7,895)	(12.8)%	(73,425)	(11,512)	(15.0)%
—Cost of service locations and call centers	(14,517)	(26.9)%	(26,024)	(4,080)	(18.2)%	(13,282)	(21.5)%	(64,425)	(10,101)	(13.2)%
—Fuel expenses	(1,658)	(3.1)%	(3,541)	(555)	(2.5)%	(2,389)	(3.9)%	(17,981)	(2,819)	(3.7)%
—Others	(3,315)	(6.1)%	(11,703)	(1,835)	(8.1)%	(6,621)	(10.6)%	(39,765)	(6,235)	(8.1)%
Selling, marketing and distribution expenses	(3,463)	(6.4)%	(25,516)	(4,001)	(17.8)%	(9,709)	(15.7)%	(77,831)	(12,205)	(15.9)%
General and administrative expenses	(11,366)	(21.0)%	(32,980)	(5,173)	(23.1)%	(15,522)	(25.1)%	(77,896)	(12,213)	(15.9)%
Interest income and other income, net	14	0.0%	737	116	0.5%	452	0.7%	907	142	0.2%
Interest expenses	(7,735)	(14.3)%	(20,374)	(3,194)	(14.2)%	(7,069)	(11.4)%	(89,091)	(13,968)	(18.2)%

Total expenses	(57,166)	(105.8)%	(186,864)	(29,299)	(130.6)%	(83,689)	(135.3)%	(606,771)	(95,136)	(124.0)%

Depreciation of rental vehicles.    A major component of our expenses for our car rental business is depreciation of rental vehicles, which includes net gains or losses on the disposal of our vehicles. Our depreciation of rental vehicles accounted for 22.1%, 33.0% and 34.2% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. The increase in depreciation of rental vehicles during these periods is primarily due to the rapid expansion of our fleet. We expect depreciation of rental vehicles to continue to increase in absolute amounts, and remain a significant portion of our expenses. However, we believe these increases will be partially offset by our increasing bargaining power on vehicle procurement and timely disposal of our rental vehicles at optimal prices and diversified disposition channels.

Direct operating expenses.    Our direct operating expenses include insurance fees, cost of service locations and call centers, fuel expenses and other expenses.

•
Insurance fees.  Vehicle insurance fees is a significant component of our direct operating expenses due to our large fleet size. Our vehicle insurance fees were 5.9%, 14.2% and 15.0% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. The increase in insurance fees as a percentage of our net revenues during these periods was a result of the decrease in RevPAC and changes in insurance company's assessment of the commercial insurance risk associated with our business. As our fleet size increases as a result of our business expansion, we expect that vehicle insurance fees will continue to increase on an absolute basis. However, we believe that our relatively strong purchasing power with insurance companies resulting from our scale may help us obtain more favorable terms from insurance companies.

•
Costs of service locations and call centers.  Our costs of service locations and call centers primarily comprise payroll costs related to our service locations and call centers, and parking and rental fees related to our service locations. Our costs of service locations and call centers have increased in absolute amounts in line with the growth of our business and our geographic expansion. However, as a percentage of our net revenues, our costs of service locations and call centers decreased considerably from 26.9% in 2009 to 13.2% in the nine months ended September 30, 2011 primarily as a result of our rapid revenue growth while deriving operational efficiency from the larger scale of our business. Our payroll costs consist of salaries and social insurance costs of our employees at our service locations and call centers. Our parking expenses vary from location to location in accordance with general parking facilities prices in different geographic areas. We expect that our costs of service locations and call centers as a percentage of our net revenues may decrease in the foreseeable future as we continue to benefit from increasing economies of scale.

•
Fuel expenses.  Our overall fuel expenses have increased with our increasing fleet size in the past. Our fuel expenses are also influenced by macroeconomic factors such as fuel prices in China. Our fuel expenses were 3.1%, 2.5% and 3.7% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively. As fuel prices have fluctuated greatly in the past years, and we do not purchase fuel in bulk in advance, we cannot anticipate whether fuel expense will increase or decrease relative to our total net revenues in the near term.

•
Other direct operating expenses.  Other direct operating expenses include vehicle repair costs, toll fees, vehicle washing expenses, GPS depreciation expenses and other miscellaneous expenses.

Selling, marketing and distribution expenses.    Our selling, marketing and distribution expenses consist of advertising expenses and expenses related to our sales personnel, and have increased significantly as we expanded our business. Our selling, marketing and distribution expenses as a percentage of our net revenues increased from 6.4% in the year ended December 31, 2009 to 17.8% in the year ended December 31, 2010, and increased from 15.7% in the nine months ended September 30, 2010 to 15.9% in the nine months ended September 30, 2011. We have increased our spending on advertising and promotional activities significantly, including direct sales efforts, targeted Internet and traditional advertising and customer loyalty programs. Selling, marketing and distribution expenses also include salaries of our sales personnel, social insurance costs and other expenses relating to our selling and marketing activities. We increased our sales personnel from 27 employees as of December 31, 2009 to 86 employees as of December 31, 2010 and 118 employees as of December 31, 2011. Our sales, marketing and distribution expenses may continue to increase in absolute terms as we strive to strengthen our leading market position, but may decrease as a percentage of our net revenues in the foreseeable future as we continue to benefit from increasing economies of scale and our direct sales strategy.

General and administrative expenses.    General and administrative expenses consist primarily of salaries and benefits for our administrative and management personnel, office rental expenses and administrative expenses. Our general and administrative expenses have increased significantly as a result of our business expansion. Our general and administrative expenses as a percentage of our net revenues increased from 21.0% for the year ended December 31, 2009 to 23.1% for the year ended December 31, 2010, but decreased from 25.1% for the nine months ended September 30, 2010 to 15.9% in the nine months ended September 30, 2011. We expect our general and administrative expenses to continue to increase in absolute amounts as our business expands and as we incur additional administrative costs associated with being a public company. However, we believe we have established an efficient management and administrative infrastructure and a highly scalable IT platform, which we believe will efficiently support further growth in our net revenues without causing a proportionate increase in our general and administrative expenses, and as a result, we expect our general and administrative expenses as a percentage of our net revenues to decline in the long run as we grow our business.

Interest income and other income, net.    Our interest income and other income, net include primarily interest generated by our interest-bearing cash deposits. Our interest income and other income, net amounted to RMB14,000, RMB737,000 (US$116,000) and RMB907,000 (US$142,000) for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively.

Interest expenses.    Interest expenses are primarily expenses paid for bank borrowings and credit arrangements from financial institutions and Legend Holdings to fund our vehicle acquisitions. Our interest expenses were 14.3%, 14.2% and 18.2% of our net revenues for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011, respectively.

Critical accounting policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect, among other things: (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenue and expenses during each reporting period. We continually evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, and expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. Since our financial reporting process inherently relies on the use of estimates and judgments, actual results could differ from what we expected. Some of our accounting policies require higher degrees of estimation and judgment than others in their application. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places significant demands on the judgment of our management.

Revenue recognition

We are principally engaged in the provision of vehicle rental and other services to our customers which are accounted for in accordance with ASC 840, Leases. Revenue contracts are classified as operating leases or direct financing leases.

Operating leases

We classify revenue contracts with lease terms of up to 30 days as short-term lease contracts and those with lease terms of more than 30 days are classified as long-term lease contracts.

We recognize the minimum lease payment as revenue over the lease period on a straight line basis. Contingent rental in relation to operating leases is immaterial.

Direct financing leases

We record revenue attributable to direct financing leases to produce a constant rate of return on the balance of the net investment in the lease.

Property, plant and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

Rental vehicles

When rental vehicles are acquired, we estimate the period that we will hold the assets, primarily based on historical measures of the amount of rental activity (e.g., automobile mileage and equipment usage) and the targeted age of equipment at the time of disposal. Holding periods of rental vehicles are generally three years. The remaining holding periods related to the rental vehicles acquired through our business combination with Shanghai Huadong are between four months to four years.

We also estimate the residual value of the applicable revenue earning equipment at the expected time of disposal. The residual values for rental vehicles are affected by many factors, including make, age, physical condition, mileage, sale location, time of the year and channel of disposition (e.g., auction, retail, dealer direct).

Rental vehicles are depreciated over the estimated holding period on a straight line basis. We make annual adjustments to the depreciation rates of rental vehicles in response to the latest market conditions and their effect on residual values as well as the estimated time of disposal. Such adjustments are accounted for as changes in accounting estimates.

Other property, plant and equipment

Other property, plant and equipment primarily include office furniture, purchased software and equipment and certain in-car accessories that can be separated from rental vehicles. These assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life

Office furniture, purchased software and equipment	3~5 years
In-car accessories	3~6 years
Leasehold improvements	The shorter of their economic lives or the lease terms

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extends the useful life of property, plant and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of income.

Impairment of long-lived assets

We evaluate our long-lived assets or asset group for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of long-lived asset may not be recoverable. When these events occur, we evaluate the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment of long-lived assets was recognized for any of the periods presented.

Lease obligations

In accordance with ASC 840, Leases, we classify leases for a lessee at the inception date as either a capital lease or an operating lease. We assess a lease to be a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term, (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property's estimated remaining economic life, or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The capitalized lease obligation reflects the present value of future rental payments, discounted at the appropriate interest rates. The cost of the asset is amortized over the lease term. However, if ownership is transferred at the end of the lease term, the cost of the asset is amortized as set out under the plant and equipment section of this note.

We recognize operating lease expenses on a straight-line basis over the applicable lease term.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value and mainly consist of amounts from long-term vehicle rental services. An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An account receivable is written off against the allowance for doubtful accounts after all collection efforts have ceased. Bad debt expense is reflected as a component of general and administrative expenses in our consolidated statements of operations.

Income taxes

We accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our wholly-owned Hong Kong subsidiary, LC Industrial, is subject to Hong Kong profit tax on its activities conducted in Hong Kong. Dividends from our Hong Kong subsidiary to us are exempt from withholding tax.

PRC

In March 2007, the PRC government enacted the New EIT Law, and promulgated the related regulation Implementation Regulations for the PRC Enterprise Income Tax Law. The law and regulation came into effect on January 1, 2008. The New EIT Law applies a uniform EIT rate of 25% to all domestic enterprises and foreign-invested enterprises and defines new tax incentives for qualifying entities. Therefore, all of our PRC subsidiaries are subject to an income tax rate of 25%.

In addition, the New EIT Law treats enterprises established outside of China that have "de facto management bodies" located in China as a PRC resident enterprise for tax purposes. A "de facto management body" is defined as a management body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. We have not been informed by any PRC tax authorities that we or LC Industrial, our Hong Kong subsidiary, are treated as a "PRC resident enterprise" for PRC tax purposes as of the date of this prospectus. However, PRC tax authorities could do so in the future, and if considered a "PRC resident enterprise" for PRC tax purposes, we would be subject to the PRC enterprise income tax on our global income. See "Risk factors—Risks related to doing business in the People's Republic of China—We may be classified as a "PRC resident enterprise" for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax."

Pursuant to the New EIT law and its implementation rules, dividends payable to foreign investors are subject to a 10% withholding tax. Under the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, a qualified Hong Kong tax resident which is determined by the competent PRC tax authority to have satisfied relevant requirements under the Double Tax Avoidance Arrangement between China and Hong Kong and other applicable PRC laws is entitled to a reduced withholding tax rate of 5%.

Internal control over financial reporting

In preparing our consolidated financial statements, we and our independent registered public accounting firm identified a material weakness and other deficiencies in our internal control over financial reporting as of December 31, 2010. As defined in standards established by the PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified primarily related to our lack of U.S. GAAP resources, processes and documentation. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our control deficiencies, we have adopted several measures to improve our internal control over financial reporting. These measures include (i) establishing an audit committee to oversee our accounting and financial reporting processes as well as external and internal audits of our company, (ii) establishing an internal audit function, (iii) hiring a chief financial officer and other qualified professionals with U.S. GAAP and SEC reporting experience to form our financial reporting team, (iv) establishing accounting policies consistent with U.S. GAAP and formal procedures with respect to the financial reporting process, (v) providing additional accounting and financial reporting training for our existing personnel, and (vi) optimizing the interaction between its operations and financial systems. However, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See "Risk factors—Risks related to our business and industry—If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weakness and deficiencies in our internal control over financial reporting that has been identified, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

Results of operations

The following table sets forth a summary of our consolidated results of operations by absolute amount and as a percentage of our net revenues for the periods indicated. This information should be read together with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31					Nine months ended September 30
	2009	2009	2010	2010	2010	2010	2010	2011	2011	2011
(in thousands, except percentages)	RMB	% of net revenues	RMB	US$	% of net revenues	RMB	% of net revenues	RMB	US$	% of net revenues

Consolidated statement of operations data:
Net revenues	54,010	100.0%	142,992	22,420	100.0%	61,904	100.0%	489,368	76,728	100.0%
Expenses
Depreciation of rental vehicles	(11,924)	(22.1%)	(47,206)	(7,401)	(33.0%)	(21,654)	(35.0%)	(167,264)	(26,225)	(34.2%)
Direct operating expenses	(22,692)	(42.0%)	(61,525)	(9,646)	(43.0%)	(30,187)	(48.8%)	(195,596)	(30,667)	(40.0%)
Selling, marketing and distribution expenses	(3,463)	(6.4%)	(25,516)	(4,001)	(17.8%)	(9,709)	(15.7%)	(77,831)	(12,205)	(15.9%)
General and administrative expenses	(11,366)	(21.0%)	(32,980)	(5,173)	(23.1%)	(15,522)	(25.1%)	(77,896)	(12,213)	(15.9%)
Interest income and other income, net	14	0.0%	737	116	0.5%	452	0.7%	907	142	0.2%
Interest expenses	(7,735)	(14.3%)	(20,374)	(3,194)	(14.2%)	(7,069)	(11.4%)	(89,091)	(13,968)	(18.2%)

Total expenses	(57,166)	(105.8%)	(186,864)	(29,299)	(130.6%)	(83,689)	(135.3%)	(606,771)	(95,136)	(124.0%)
Loss before income tax expense	(3,156)	(5.8%)	(43,872)	(6,879)	(30.6%)	(21,785)	(35.3%)	(117,403)	(18,408)	(24.0%)
Income tax benefit/(expense)	—	0.0%	542	85	0.3%	152	0.4%	(224)	(35)	0.0%

Net loss	(3,156)	(5.8%)	(43,330)	(6,794)	(30.3%)	(21,633)	(34.9%)	(117,627)	(18,443)	(24.0%)

Selected non-GAAP financial data:
Adjusted EBITDA(1)	17,277	32.0%	26,262	4,116	18.4%	7,555	12.2%	148,926	23,349	30.4%

(1)   Adjusted EBITDA is defined as net income before net interest expenses, income taxes, depreciation, amortization and other income, net.

Our management uses adjusted EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews. In addition, adjusted EBITDA serves as a supplemental measure with which we can evaluate profitability and make performance trend comparisons between us and our competitors. Furthermore, we believe that adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is also used by our management to evaluate our operating performance exclusive of financing costs and depreciation policies. Furthermore, we believe it provides a comparative metric to our management and investors that is consistent across companies with different capital structures and depreciation policies, enabling them to more accurately compare our performance to that of our peers. In addition, our management uses adjusted EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Adjusted EBITDA is not a recognized measurement under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider adjusted EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with U.S. GAAP, such as net income, operating income or net cash provided by operating activities. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate adjusted EBITDA differently than we do, it may not be comparable to similarly titled measures reported by other companies.

Our adjusted EBITDA is calculated as follows for the periods presented:

	Year ended December 31				Nine months ended September 30
(in thousands)	2009	2010	2010		2010	2011	2011

Net loss	RMB(3,156)	RMB(43,330)	US$	(6,794)	RMB(21,633)	RMB(117,627)	US$	(18,443)
Income tax (benefit)/expense	—	(542)		(85)	(152)	224		35
Interest income and other income, net	(14)	(737)		(116)	(452)	(907)		(142)
Interest expenses	7,735	20,374		3,194	7,069	89,091		13,968
Depreciation	12,712	49,937		7,829	22,551	175,299		27,485
Amortization	—	560		88	172	2,846		446
Adjusted EBITDA	17,277	26,262		4,116	7,555	148,926		23,349

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010

Net revenues

Our total net revenues increased 690.6% from RMB61.9 million in the nine months ended September 30, 2010 to RMB489.4 million (US$76.7 million) in the nine months ended September 30, 2011. This increase was primarily due to increases in our short-term and long-term rental revenues. We started our leasing business in May 2011, which generated a small portion of our revenues in 2011.

Short-term rentals.    Our revenue from short-term rentals increased 795.3% from RMB46.4 million in the nine months ended September 30, 2010 to RMB415.4 million (US$65.1 million) in the nine months ended September 30, 2011. This substantial increase was mainly due to the additional rental capacity we gained from our fast growing short-term rental fleet size, which increased from 4,368 vehicles as of September 30, 2010 to 20,214 vehicles as of September 30, 2011. The increase was partially offset by decrease in our RevPAC from RMB142 to RMB112 (US$17.5) during the same period. The decrease in RevPAC during the period was mainly attributable to the decrease in average daily rental rate. Our average daily rental rate decreased from RMB251 in the nine months ended September 30, 2010 to RMB191 (US$30.0) in the nine months ended September 30, 2011, primarily due to pricing strategies, including discounts available to our customers that we strategically initiated to acquire new customers and enhance customer loyalty at the early development stage of China's car rental industry. Our fleet utilization increased from 56.5% in the nine months ended September 30, 2010 to 58.4% in the nine months ended September 30, 2011 primarily due to lower rental prices, increased advertising expenditures and our expanding customer base. We expect to continue to substantially expand our short-term fleet size in the near future. In the nine months ended September 30, 2011, our revenues from short-term rentals accounted for 84.9% of our net revenues, compared to 74.9% in the nine months ended September 30, 2010 as the expansion of our short-term rental business outpaced the expansion of our long-term rental business.

Long-term rentals.    Our revenues from long-term rentals increased 401.4% from RMB14.5 million in the nine months ended September 30, 2010 to RMB72.7 million (US$11.4 million) in the nine months ended September 30, 2011, primarily as a result of a significant increase in our rental capacity we gained from our increasing long-term fleet size, which increased from 254 vehicles as of September 30, 2010 to 2,412 vehicles as of

September 30, 2011. As a percentage of net revenues, our revenues from long-term rentals in the nine months ended September 30, 2011 was 14.9%, compared to 23.5% of our net revenues in the nine months ended September 30, 2010 as the expansion of our short-term rental business outpaced the expansion of our long-term rental business.

Direct financing leases.    Our revenues from direct financing leases increased from RMB0.1 million in the nine months ended September 30, 2010 to RMB1.2 million (US$183,000) in the nine months ended September 30, 2011. Revenues from long-term rentals classified as direct financing leases in accordance with U.S. GAAP increased from RMB0.1 million in the nine months ended September 30, 2010 to RMB1.1million (US$0.2 million) in the nine months ended September 30, 2011. We started our leasing business in May 2011. Revenues from our leasing business were RMB106,000 (US$17,000) in the nine months ended September 30, 2011. We believe revenues from our leasing business will continue to grow due to the financial and tax benefits that leasing arrangements bring to customers.

Other revenues.    Our other revenues primarily include parking fees we generate from excess capacity in our parking facilities. Our other revenues decreased by 88.9% from RMB0.9 million in the nine months ended September 30, 2010 to RMB0.1 million (US$3,000) in the nine months ended September 30, 2011. In the nine months ended September 30, 2010 and 2011, our revenues from other sources accounted for an insignificant portion of our net revenues.

Expenses

Our expenses increased 625.0% from RMB83.7 million in the nine months ended September 30, 2010 to RMB606.8 million (US$95.1 million) in the nine months ended September 30, 2011, driven primarily by increases in our depreciation of rental vehicles, direct operating expenses and interest expenses.

Depreciation of rental vehicles.    Our depreciation of rental vehicles increased by 671.0% from RMB21.7 million in the nine months ended September 30, 2010 to RMB167.3 million (US$26.2 million) in the nine months ended September 30, 2011 primarily due to the substantial increase in our fleet size.

Direct operating expenses.    Our direct operating expenses increased 547.7% from RMB30.2 million in the nine months ended September 30, 2010 to RMB195.6 million (US$30.7 million) in the nine months ended September 30, 2011 as a result of our rapid expansion. Our direct operating expenses as a percentage of our net revenues decreased from 48.8% in the nine months ended September 30, 2010 to 40.0% in the nine months ended September 30, 2011 primarily as a result of our increasing economies of scale at service locations and call centers.

•
Insurance fees.  Our vehicle insurance fees increased by 829.1% from RMB7.9 million in the nine months ended September 30, 2010 to RMB73.4 million (US$11.5 million) in the nine months ended September 30, 2011 due to the rapid expansion of our fleet and changes in insurance companies' assessment of the commercial insurance risk associated with our business, which increased our insurance premiums.

•
Cost of service locations and call centers.  Our costs of service locations and call centers increased by 384.2% from RMB13.3 million in the nine months ended September 30, 2010 to RMB64.4 million (US$10.1 million) in the nine months ended September 30, 2011 due to an increase in the number of our service locations, our employee headcount at our service locations and call centers, and an increase in parking expenses associated with our increasing number of service locations.

•
Fuel expenses.  Our fuel expenses increased by 650.0% from RMB2.4 million in the nine months ended September 30, 2010 to RMB18.0 million (US$2.8 million) in the nine months ended September 30, 2011 due to an increase in our fleet size.

•
Other direct operating expenses.  Our other direct operating expenses increased by 503.0% from RMB6.6 million in the nine months ended September 30, 2010 to RMB39.8 million (US$6.2 million) in the nine months ended September 30, 2011.

Selling, marketing and distribution expenses.    Our selling, marketing and distribution expenses increased 702.1% from RMB9.7 million in the nine months ended September 30, 2010 to RMB77.8 million (US$12.2 million) in the nine months ended September 30, 2011. This increase was primarily due to significant increases in our spending on advertising and promotional activities. The increase in the selling, marketing and distribution expenses was also due to an increase in the headcount of our sales personnel as well as an increase in their salaries, benefits and social insurance payments. As a percentage of our net revenues, our selling, marketing and distribution expenses increased slightly from 15.7% in the nine months ended September 30, 2010 to 15.9% in the nine months ended September 30, 2011.

General and administrative expenses.    Our general and administrative expenses increased 402.6% from RMB15.5 million in the nine months ended September 30, 2010 to RMB77.9 million (US$12.2 million) in the nine months ended September 30, 2011, primarily due to an increase in the headcount of our general and administrative personnel as well as an increase in their salaries, benefits and social insurance payments. As a percentage of our net revenues, our general and administrative expenses decreased from 25.1% in the nine months ended September 30, 2010 to 15.9% in the nine months ended September 30, 2011, primarily due to economies of scale achieved.

Interest income and other income, net.    Our interest income and other income, net increased from RMB0.5 million in the nine months ended September 30, 2010 to RMB0.9 million (US$142,000) in the nine months ended September 30, 2011.

Interest expenses.    Our interest expenses increased significantly from RMB7.1 million in the nine months ended September 30, 2010 to RMB89.1 million (US$14.0 million) in the nine months ended September 30, 2011, primarily due to the increase in the amount of bank loans and credit arrangements used to fund vehicle acquisitions, as well as higher interest rates resulting from changes in China's macro lending environment.

Income tax benefit/(expense).    We recorded an income tax benefit of RMB152,000 in the nine months ended September 30, 2010. We recorded an income tax expense of RMB0.2 million (US$35,000) in the nine months ended September 30, 2011, mainly due to the taxable profit from Beijing Beichen which was acquired by us in April 2011.

Net loss.    As a result of the foregoing, we recorded a net loss of RMB117.6 million (US$18.4 million) in the nine months ended September 30, 2011, compared to a net loss of RMB21.6 million in the nine months ended September 30, 2010.

Year ended December 31, 2010 compared to year ended December 31, 2009

Net revenues

Our total net revenues increased 164.8% from RMB54.0 million in 2009 to RMB143.0 million (US$22.4 million) in 2010. This increase was primarily due to an increase in our short-term and long-term rental revenues.

Short-term rentals.    Our revenues from short-term rentals increased 164.0% from RMB41.1 million in 2009 to RMB108.5 million (US$17.0 million) in 2010. This substantial increase was mainly due to the additional capacity we gained from our growing short-term rental fleet size, which increased from 532 vehicles as of December 31, 2009 to 9,795 vehicles as of December 31, 2010. The increase was partially offset by decrease in our RevPAC from RMB213 in 2009 to RMB125 (US$19.6) in 2010. The decrease in RevPAC during the period was mainly attributable to the decrease in average daily rental rate and, to a lesser extent, fleet utilization rate. We experienced a considerable decrease in the average daily rental rate from RMB327 in 2009 to RMB204 (US$32.0) in 2010 primarily due to pricing strategies, including discounts available to our customers that we strategically initiated to acquire new customers and increase customer loyalty at the early development stage of China's car rental industry. Our utilization rate decreased from 65.3% in 2009 to 61.2% in 2010 primarily as a result of the strategic expansion of our fleet in anticipation of strong market demand and our efforts to provide more rental vehicle options to our customers. In 2010, our revenues from short-term rentals accounted for 75.8% of our net revenues, compared to 76.2% in 2009.

Long-term rentals.    Our revenues from long-term rentals increased 159.1% from RMB12.7 million in 2009 to RMB32.9 million (US$5.2 million) in 2010, primarily as a result of a significant increase in our long-term rental fleet size, which increased from 160 vehicles as of December 31, 2009 to 407 vehicles as of December 31, 2010. In 2010, our revenues from long-term rentals accounted for 23.0% of our net revenues, representing a small decrease from 23.5% of our net revenues in 2009.

Direct financing leases.    Our revenues from direct financing leases in 2009 and 2010 consisted solely of revenues from long-term rentals classified as direct financing leases in accordance with U.S. GAAP, which increased from RMB100,000 in 2009 to RMB232,000 (US$36,000) in 2010.

Other revenues.    Our other revenues primarily included parking fees we generate from excess capacity in our parking facilities and referral fees generated by referrals to other car rental companies. Our revenues from all other sources increased by 1,300% from RMB0.1 million in 2009 to RMB1.4 million (US$220,000) in 2010. In 2009 and 2010, our revenues from other sources accounted for 0.1% and 1.0% of our net revenues, respectively.

Expenses

Our expenses increased 226.7% from RMB57.2 million in 2009 to RMB186.9 million (US$29.3 million) in 2010, primarily due to increases in depreciation of rental vehicles, direct operating expenses, selling, marketing and distribution expenses, general and administrative expenses and interest expenses.

Depreciation of rental vehicles.    Our depreciation of rental vehicles increased by 296.6% from RMB11.9 million in 2009 to RMB47.2 million (US$7.4 million) in 2010 due to the substantial increase in our fleet size.

Direct operating expenses.    Our direct operating expenses increased 170.9% from RMB22.7 million in 2009 to RMB61.5 million (US$9.6 million) in 2010 as a result of our rapid expansion in fleet size. The increase in our direct operating expenses was primarily due to increases in the following expenses:

•
Insurance fees.  Our vehicle insurance fees increased by 534.4% from RMB3.2 million in 2009 to RMB20.3 million (US$3.2 million) in 2010 due to the rapid increase in our fleet size and changes in our insurance companies' assessment of the commercial risk associated with our business.

•
Cost of service locations and call centers.  Our costs of service locations increased by 79.3% from RMB14.5 million in 2009 to RMB26.0 million (US$4.1 million) in 2010 due to an increase in the number of our service locations, an increase in our employee headcount at our service locations and call centers, and an increase in parking expenses associated with our increasing number of service locations.

•
Fuel expenses.  Our fuel expenses increased by 105.9% from RMB1.7 million in 2009 to RMB3.5 million (US$0.6 million) in 2010 due to an increase in our fleet size.

•
Other direct operating expenses.  Our other direct operating expenses increased by 254.5% from RMB3.3 million in 2009 to RMB11.7 million (US$1.8 million) in 2010.

Selling, marketing and distribution expenses.    Our selling, marketing and distribution expenses increased 628.6% from RMB3.5 million in 2009 to RMB25.5 million (US$4.0 million) in 2010. This increase was primarily due to significant increases in spending on advertising and promotional activities. The increase in the selling, marketing and distribution expenses was also due to an increase in the headcount of our sales personnel as well as an increase in their salaries, benefits and social insurance payments. As a percentage of our net revenues, our selling, marketing and distribution expenses increased from 6.4% in 2009 to 17.8% in 2010.

General and administrative expenses.    Our general and administrative expenses increased 189.5% from RMB11.4 million in 2009 to RMB33.0 million (US$5.2 million) in 2010, primarily due to an increase in the headcount of our general and administrative personnel as well as an increase in their salaries, benefits and social insurance payments. As a percentage of our net revenues, our general and administrative expenses increased slightly from 21.0% in 2009 to 23.1% in 2010, partly as a result of additional administrative needs generated by our rapid expansion.

Interest income and other income, net.    Our interest income and other income, net increased from RMB14,000 in 2009 to RMB0.7 million (US$116,000) in 2010, primarily due to interests generated by our interest-bearing cash deposits.

Interest expenses.    Our interest expenses increased 164.9% from RMB7.7 million in 2009 to RMB20.4 million (US$3.2 million) in 2010, primarily due to the increase in the amount of bank loans and other credit arrangements used to fund our vehicle acquisitions, as well as higher interest rates resulting from changes in China's macro lending environment.

Income tax benefit/(expense).    We recorded no income tax expense in 2009 and an insignificant amount of income tax benefit in 2010 due to limited income from certain of our subsidiaries.

Net loss.    As a result of the foregoing, we recorded a net loss of RMB43.3 million (US$6.8 million) in 2010, compared to a net loss of RMB3.2 million in 2009.

Liquidity and capital resources

We require a substantial amount of capital to fund our vehicle acquisition and business expansion. Our operations and growth have primarily been financed by cash received from our customers, borrowings from financial institutions, capital leases and capital injections and borrowings from our shareholders. As of December 31, 2010 and September 30, 2011, we had RMB81.1 million (US$12.7 million) and RMB202.3 million (US$31.7 million) in cash and cash equivalents. Our cash and cash equivalents consist primarily of cash on hand and cash in bank.

As of September 30, 2011, we had an aggregate of RMB217.0 million (US$34.0 million) of outstanding short-term borrowings with a weighted average interest rate of 8.23% per year. As of December 31, 2010 and September 30, 2011, we had RMB219.0 million (US$34.3 million) and RMB606.6 million (US$95.1 million), respectively, of current portions of long-term bank loans and other loans from third party commercial banks and other financial institutions. As of September 30, 2011, we had net current liabilities of RMB1,186.1 million (US$186.0 million) as we incurred a substantial amount of short-term and long-term borrowings to finance the rapid expansion of our rental fleet.

As of December 31, 2010 and September 30, 2011, we had RMB403.5 million (US$63.3 million) and RMB911.9 million (US$143.0 million), respectively, of non-current portions of long-term bank loans and other loans from third party commercial banks and other financial institutions. All banks and other loans are denominated in RMB and bore interest at floating interest rates between 5.600% and 12.315%. The weighted average interest rates of our long-term bank loans outstanding as of December 31, 2010 and September 30, 2011 were 7.58% per annum and 7.67% per annum, respectively. These bank loans and credit facilities with financial institutions had terms of one year to three years and expired at various times throughout the year.

Of the total amount of borrowings, as of December 31, 2010 and September 30, 2011, RMB389.9 million (US$61.1 million) and RMB1,304.2 million (US$204.5 million), respectively, were guaranteed by Legend Holdings, RMB5.5 million (US$0.9 million) and nil were secured by our vehicles and guaranteed by Mr. Charles Zhengyao Lu, our chairman and chief executive officer, and RMB227.0 million and RMB431.2 million (US$67.6 million), respectively, were secured by our vehicles and guaranteed by Legend Holdings.

Our bank loans and credit facilities with financial institutions contain certain restrictive covenants, such as maintaining certain asset-liability ratios, vehicle utilization rates and rates of return on fixed assets, limitations on our ability to incur additional indebtedness or create new mortgages or charges, making timely reports and principal and interest payments, restrictions on the use of proceeds and asset sales, and requirements to provide notice or obtain consent for certain significant corporate events. Failure to meet any of these covenants may trigger the acceleration of our repayment obligations. See "Risk factors—Risks related to our business and industry—Restrictive covenants contained in credit facilities may limit our ability to incur additional indebtedness or capital expenditures and restrict our future operations, and failure to comply with these restrictive covenants may adversely affect our liquidity, financial condition and results of operations."

We have a capital lease arrangement since February 5, 2010 with China Minsheng Financial Leasing. As of December 31, 2010 and September 30, 2011, we had RMB10.1 million

(US$1.6 million) and RMB5.9 million (US$0.9 million), respectively, of current portions of capital lease obligations and RMB1.2 million (US$0.2 million) and nil, respectively, of non-current portions of capital lease obligations. In 2010 and nine months ended September 30, 2011, our capital lease arrangements with financial institutions were guaranteed by Mr. Lu and secured by the prepaid land lease and a building of Lianhui Langfang. Our capital lease obligations had a weighted average interest rate of 7.61% for the year ended December 31, 2010 and 8.65% for the nine months ended September 30, 2011.

We believe our current cash, cash to be received from our customers, borrowings from financial institutions, capital leases and capital injections and borrowings from our shareholders will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

The following table sets forth a summary of our net cash flows for the periods indicated:

	Year ended December 31			Nine months ended September 30
(in thousands)	2009	2010	2010	2010	2011	2011

Net cash generated from /(used in) operating activities	RMB16,854	RMB(22,423)	US$(3,516)	RMB(12,181)	RMB147,119	US$23,067
Net cash used in investing activities	(12,760)	(952,864)	(149,399)	(527,355)	(1,478,099)	(231,751)
Net cash (used in) /generated from financing activities	(805)	1,051,725	164,900	567,403	1,452,208	227,691
Net increase in cash and cash equivalents	3,289	76,438	11,985	27,867	121,228	19,007
Cash and cash equivalents at the beginning of year/period	1,335	4,624	725	4,624	81,062	12,710
Cash and cash equivalents at the end of year/period	4,624	81,062	12,710	32,491	202,290	31,717

Operating activities

Net cash provided by operating activities amounted to RMB147.1 million (US$23.1 million) in the nine months ended September 30, 2011, primarily attributable to a net operating loss of RMB117.6 million (US$18.4 million), adjusted for certain non-cash expenses, including depreciation of rental vehicles and other property, plant and equipment of RMB175.3 million (US$27.5 million), and for changes in certain working capital accounts that positively affected operating cash flow, including increases in prepayments from customers of RMB70.5 million (US$11.1 million), primarily due to an increase in our long-term rental related increases in institutional customer advances and increases in prepaid customer cards, accrued expenses and other payables of RMB53.3 million (US$8.4 million) due to an increase in our advertising expenses payable, and amounts due to shareholders of RMB21.8 million (US$3.4 million), primarily due to an increase in our borrowings from shareholders and our corresponding interest payable. The cash inflow was partially offset by increases in prepayments of RMB34.6 million (US$5.4 million) primarily due to prepayment of insurance fees, accounts receivable of RMB13.8 million (US$2.2 million) and inventories of RMB7.8 million (US$1.2 million), in line with the growth of our business.

Net cash used in operating activities amounted to RMB22.4 million (US$3.5 million) in 2010, primarily attributable to a net operating loss of RMB43.3 million (US$6.8 million), adjusted for certain non-cash expenses, including depreciation of rental vehicles and other property, plant and equipment of RMB49.9 million (US$7.8 million), and for changes in certain working capital accounts that positively affected operating cash flow, including increases in accrued expenses and other payables of RMB16.8 million (US$2.6 million) and prepayments from customers of RMB15.0 million (US$2.4 million), primarily due to an increase in our long-term rental business. The cash inflow was partially offset by increases in prepayments of RMB57.7 million (US$9.0 million) primarily due to an increase in prepayment of insurance fees and accounts receivable of RMB6.7 million (US$1.1 million) in line with the growth of our business.

Net cash provided by operating activities amounted to RMB16.9 million in 2009, primarily attributable to a net loss of RMB3.2 million, adjusted for certain non-cash expenses, mainly depreciation of rental vehicles and other property, plant and equipment of RMB12.7 million, and for changes in certain working capital accounts that positively affected operating cash flow, such as the waiver of unpaid interest by shareholders of RMB5.3 million.

Investing activities

Our cash used in investing activities is primarily related to purchases of rental vehicles.

Net cash used in investing activities amounted to RMB1,478.1 million (US$231.8 million) in the nine months ended September 30, 2011, primarily attributable to purchases of rental vehicles of RMB1,422.7 million (US$223.1 million) and our acquisition of Beijing Beichen for RMB48.7 million (US$7.6 million), partially offset by proceeds from disposal of rental vehicles of RMB30.2 million (US$4.7 million).

Net cash used in investing activities amounted to RMB952.9 million (US$149.4 million) in 2010, primarily attributable to purchases of rental vehicles of RMB873.8 million (US$137.0 million), our acquisition of Shanghai Huadong Auto Rental Co., Ltd. in August 2010 for RMB22.6 million (US$3.5 million) and purchase of property, plant and equipment for RMB17.4 million (US$2.7 million).

Net cash used in investing activities amounted to RMB12.8 million in 2009, primarily attributable to borrowings to a related party of RMB11.9 million and purchases of rental vehicles of RMB1.7 million, partially offset by proceeds from disposal of rental vehicles of RMB1.5 million.

Financing activities

Our financing activities consist primarily of long-term and short-term bank borrowings, as well as proceeds from our shareholders, including paid-in capital.

Net cash provided by financing activities amounted to RMB1,452.2 million (US$227.7 million) in the nine months ended September 30, 2011, primarily attributable to RMB827.4 million

(US$129.7 million) in proceeds from long-term borrowings, RMB260.0 million (US$40.8 million) in proceeds from shareholder loans, RMB217.0 million (US$34.0 million) in proceeds from short-term borrowings, RMB207.8 million (US$32.6 million) capital injection from shareholders and proceeds from sale and leaseback obligations of RMB271.8 million (US$42.6 million). This was partially offset by repayment of RMB145.2 million (US$22.8 million) of long-term borrowings and repayment of RMB100.0 million (US$15.7 million) to our shareholders in the nine months ended September 30, 2011.

Net cash provided by financing activities amounted to RMB1,051.7 million (US$164.9 million) in 2010, primarily attributable to RMB451.5 million (US$70.8 million) in proceeds from long-term borrowings, RMB368.0 million (US$57.7 million) in proceeds from shareholder loans and RMB161.0 million (US$25.2 million) in capital injection from shareholders. This was partially offset by repayment of RMB89.1 million (US$14.0 million) to a shareholder and related parties in 2010.

Net cash used by financing activities amounted to RMB0.8 million in 2009, primarily attributable to repayments of the principal portion of capital lease obligations of RMB21.0 million and repayments of shareholder loans of RMB3.4 million, partially offset by proceeds from sale and leaseback transactions of RMB15.0 million and proceeds from shareholder loans of RMB7.8 million.

Capital expenditures

Our capital expenditures have been incurred primarily in connection with vehicle acquisitions, purchase of other property, plant and equipment and intangible assets. Our capital expenditures totaled RMB2.3 million, RMB893.8 million (US$140.1 million), RMB463.2 million and RMB1,447.3 million (US$226.9 million) in 2009, 2010 and the nine months ended September 30, 2010 and 2011, respectively. We expect the substantial majority of our capital expenditures in 2012 will relate to the planned expansion of our fleet. We intend to fund our capital expenditures with existing cash balances, cash generated from our operating activities, credit facilities, capital leases and the anticipated proceeds from this offering.

Contractual obligations

The following table sets forth our contractual obligations, including interest portion, as of December 31, 2010:

	Payment due by period
(in thousands)	Total	Within 1 Year	1-3 Years	3-5 Years	More than 5 Years

Long-term borrowings	622,481	218,967	403,514	—	—
Operating lease obligations	42,175	10,167	9,520	3,138	19,350
Capital lease obligations	11,294	10,058	1,236	—	—
Purchase obligations	899	899	—	—	—
Total	676,849	243,311	414,270	3,138	19,350

Off-balance sheet arrangements

We do not engage in trading activities involving non-exchange traded contracts or interest rate swap transactions or foreign currency forward contracts. In the ordinary course of our business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the NBSC, the change of consumer price index in China was 5.9%, -0.7% and 3.3% in 2008, 2009 and 2010, respectively. If inflation continues to rise, we may experience increases in the wages of our employees.

Quantitative and qualitative disclosure about market risk

Foreign exchange risk

Our financial statements are expressed in Renminbi, and all of our revenues and most of our expenses are denominated in Renminbi. Currently, our exposure to foreign exchange risk primarily relates to our limited cash and cash equivalents denominated in currencies other than Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposure to foreign currencies or any other derivative financial instruments. However, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi, because the primary value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. See "Risk factors—Risks related to doing business in the People's Republic of China—Fluctuations in the value of the RMB may have a material adverse effect on the value of your investment."

To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. On the other hand, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs. Assuming we were to convert the net proceeds received in this offering into RMB, a 1.0% increase in the value of the RMB against the U.S. dollar would decrease the amount of RMB we receive by RMB          million.

Interest rate risk

Our exposure to interest rate risk primarily relates to the variable interest rates for our outstanding debt and, following this offering, any interest income generated by excess cash. As of September 30, 2011, our total outstanding debt amounted to RMB2,291.0 million (US$359.2 million) with interest rates ranging from 5.6% to 12.3%. Assuming the principal of the outstanding loans remains the same as of September 30, 2011, a 1% increase in each applicable interest rate would add RMB23.0 million (US$3.6 million) to our interest expenses over the next 12 months.

We have not been exposed to material risks due to changes in market interest rates. However, our future interest expenses may increase and interest income may fall due to changes in market interest rates.

Recently issued accounting standards

In December 2010, the Financial Accounting Standards Board, or FASB, issued ASU 2010-29 (ASU 2010-29), Business Combinations (Topic 805), Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 responds to diversity in practice about the interpretation of the pro forma disclosure requirements for business combinations. When a public entity's business combinations are material on an individual or aggregate basis, the notes to its financial statements must provide pro forma revenue and earnings of the combined entity as if the acquisition date(s) had occurred as of the beginning of the annual reporting period. ASU 2010-29 clarifies that if comparative financial statements are presented, the pro forma disclosures for both periods presented (the year in which the acquisition occurred and the prior year) should be reported as if the acquisition had occurred as of the beginning of the comparable prior annual reporting period only and not as if it had occurred at the beginning of the current annual reporting period. ASU 2010-29 also expands the supplemental pro forma disclosure requirements to include a description of the nature and amount of any material non-recurring adjustments that are directly attributable to the business combination. The amendments in ASU 2010-29 are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15 2010. Early adoption is permitted. We do not expect that the adoption of ASU 2010-29 will have a material impact to our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04 (ASU 2011-04), Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 amends the fair value measurement and disclosure guidance in ASC 820, Fair Value Measurement, to converge U.S. GAAP and International Financial Reporting Standards requirements for measuring amounts at fair value as well as disclosures about these measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. We do not expect that the adoption of ASU 2011-04 will have a material impact to our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 (ASU 2011-05), Comprehensive Income (Topic 220), Presentation of Comprehensive Income. ASU 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB issued ASU 2011- 12 (ASU 2011-12), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the requirement in ASU 2011-05 that entities present reclassification adjustments for each component of accumulated other comprehensive income ("AOCI") in both net income and other comprehensive income on the face of the financial statements. ASU 2011-12 requires entities to continue to present amounts reclassified out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. The effective date of ASU 2011-12 is consistent with ASU 2011-05, which is effective for fiscal years and interim periods beginning after December 15, 2011 for public entities. We do not expect that the adoption of both ASU 2011-05 and ASU 2011-12 will have a material impact to our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 (ASU 2011-08), Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment. ASU 2011-08 is intended to simplify how entities test goodwill for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. We do not expect that the adoption of ASU 2011-08 will have a material impact to our consolidated financial statements.

Industry

Overview of China's car rental industry

China's car rental industry is at an early stage of development and is expanding rapidly. Compared to more mature car rental markets such as the United States, Canada, Japan and France, China's car rental market is underpenetrated and highly fragmented.

Market size.    According to Roland Berger, total revenues in the PRC car rental industry grew from approximately RMB5 billion in 2005 to approximately RMB17 billion (US$2.5 billion) in 2010, representing a CAGR of 27%, and are expected to further increase to approximately RMB39 billion (US$6.1 billion) in 2015, representing a CAGR of 18% from 2010 to 2015. By comparison, as of December 31, 2010, the total revenues in the U.S. car rental industry were approximately US$21 billion, according to Roland Berger.

Penetration rate.    As car rental is a relatively new concept in China, the car rental penetration rate, which is the number of rental vehicles as a percentage of the total number of registered passenger vehicles, is significantly lower in China than in more mature markets. According to Roland Berger, in 2010 the car rental penetration rate in China was 0.4%, compared to 1.3% in the United States, 0.8% in Canada, 2.2% in Japan, and 0.7% in France. China's relatively low car rental penetration rate compared to more mature markets indicates substantial growth potential.

Market fragmentation.    As of December 31, 2010, there were over 10,000 car rental companies in China with an average fleet size of no more than 50 vehicles, according to Roland Berger. The aggregate market share of the top five car rental companies in China was approximately 9% as of December 31, 2010, and was expected to increase to 11% by December 31, 2011. In contrast, the aggregate market share of the top five car rental companies in the United States was 95% in 2010, according to Roland Berger.

Rental use.    A majority of car rentals in China is for business use, while leisure use and replacement rentals constitute a smaller yet rapidly-growing percentage of the total market, according to Roland Berger. In 2010, business use rentals, leisure use rentals and insurance replacement rentals constituted 80%, 18% and 2% of China's car rental market, respectively, according to Roland Berger. In contrast, leisure use rentals and replacement rentals account for a larger percentage of the total market in more mature car rental markets such as the United

States, Canada and France, according to Roland Berger. The following chart shows a comparison of car rental markets by rental use in each of the countries presented for 2010.

in US$ millions

Source: Roland Berger

Factors driving the growth of China's car rental market

The following factors have driven, and are expected to continue to drive, the growth of China's car rental market:

•
Rapid growth of China's economy.  China has one of the largest and fastest growing economies in the world. According to the NBSC, China's GDP increased at a CAGR of 16.5% from RMB21.6 trillion in 2006 to RMB39.8 trillion (US$6.2 trillion) in 2010. GDP per capita in China increased at a CAGR of 15.9% from RMB16,500 to RMB29,748 (US$4,664) over the same period. As China's economy continues to grow, market demand for automobiles and related services, including car rental services, is expected to increase.

•
Urbanization and increasing disposable income.  China has experienced rapid urbanization along with its economic development in recent decades. According to the NBSC, approximately 49.7% of China's approximately 1.37 billion population lived in urban areas as of November 1, 2010. Meanwhile, disposable income has risen significantly for Chinese consumers. Per capita disposable income of urban households increased at a CAGR of 12.9% from RMB11,760 in 2006 to RMB19,109 (US$2,996) in 2010. Car rental services are becoming more affordable among China's growing and increasingly affluent urban population who desire more convenient and individualized means of transportation.

•
Improvement in road infrastructure.  China's infrastructure construction has progressed significantly in recent years. The total length of roadways in China increased from 3.5 million kilometers in 2006 to 4.0 million kilometers in 2010, and China had the second largest roadway network in the world as of December 31, 2010, according to the NBSC. The total length of expressways in China has also grown substantially from approximately 45,300 kilometers at the end of 2006 to approximately 74,100 kilometers by the end of 2010, according to the NBSC. The significant improvement in China's roadway infrastructure enables more convenient car travel for both leisure or business, which contributes to the development of China's car rental industry.

•
Considerable burden of car ownership.  Although per capita disposable income is rapidly increasing, the cost of car ownership, which includes the cost of the car, parking, fuel, insurance, repairs and maintenance, and taxes and fees, remains high for many people in China. In addition, several Chinese cities, including Beijing and Shanghai, have issued local regulations to limit the issuance of new vehicle registration permits and/or impose road-use restrictions based on license plate number or time of the day. These restrictive policies, together with road capacity constraints in many Chinese cities, increase the burden and reduce the value of car ownership. As a result, many Chinese individuals and entities who would like the convenience of car travel do not own cars, which generates a strong demand for car rental services.

•
Favorable policy environment.  The MOT released a circular in April 2011 setting forth guidelines to improve the regulatory environment for China's car rental industry. This circular stresses the importance of the car rental industry to the national economy and asks local authorities to provide better guidance and service to facilitate the growth of China's car rental industry. In particular, the MOT highlights its support for large car rental companies and requires local authorities to provide simplified registration process and better service for large car rental companies seeking to build a national network.

Factors driving the growth of segments of China's car rental market

China's car rental market is divided into two segments: short-term rentals, or rentals of 30 days or less, and long-term rentals, or rentals of over 30 days. For each segment, some car rental companies in China have offered both self-drive services and chauffeured services. In the past few years, more than 20 provinces and cities promulgated local regulations that prohibit car rental companies from providing chauffeured services to rental customers. The April 2011 MOT circular reiterates the prohibition on the national level, stating that the prescribed business scope of Chinese car rental companies prohibits them from providing chauffeured services to rental customers.

Short-term rentals

In addition to the factors driving the overall growth of China's car rental industry, the following factors are expected to drive the growth of the short-term rental market in China:

•
Sustained disparity between numbers of licensed drivers and car owners.  The number of licensed drivers in China as a percentage of the total population was approximately 12% as of December 31, 2010, compared to 69% in the United States as of the same date, according to Roland Berger. As China's economy continues to grow, the number of licensed drivers is expected to increase, and a large and growing number of those drivers do not own cars due to the significant burden of and other limiting factors on car ownership, according to the same source. China had approximately 151.3 million licensed drivers and 61.2 million passenger vehicles as of December 31, 2010, according to the NBSC. In comparison, the United States had 209.6 million licensed drivers and 254.2 million passenger vehicles in 2009, according to the United States Department of Transportation. This disparity between the numbers of licensed drivers and car owners in China is expected to increase in the near future, according to Roland Berger, which represents a strong and sustained demand for car rental services in China.

•
Increased local travel.  Chinese consumers engage in an increasing amount of local travel for business and leisure purposes, such as short business trips, weekend excursions and family visits. Public transportation systems in Chinese cities have limited coverage and are often overcrowded. Chinese consumers increasingly rely on cars for their local travel needs, which indicates a growing demand for short-term rentals.

•
Growth of the domestic travel industry.  China's tourism industry has grown rapidly in recent years as Chinese consumers spend more of their disposable income on travel. In addition, as China's economy grows, the number of domestic business travelers increases. Travel spending in China increased from RMB623 billion in 2006 to RMB1,258 billion (US$197 billion) in 2010, representing a CAGR of 19.2%, according to the NBSC. This growth contributes to an increasing demand for short-term rentals as vacationers and business travelers seek the convenience and flexibility of driving on vacation and business trips.

•
Development of the replacement rental market.  Insurance companies and automobile dealers in China have recently started providing replacement rental services to customers whose vehicles are under repair or maintenance. Insurance replacement rentals accounted for 2% of China's overall car rental market in 2010, according to Roland Berger. In contrast, the insurance replacement rental market accounted for approximately 9% of the total car rental market in both the United States and France in 2010, according to Roland Berger. As insurance companies and automobile manufacturers in China compete for customers by offering additional services such as replacement rentals, demand for replacement rental services is expected to increase and drive growth for the short-term rental market, according to Roland Berger.

•
Improved social and technological facilities.  A number of social and technical advances have facilitated the growth of China's short-term rental market. Improvements in personal identification verification and credit check systems have reduced the risk of vehicle theft for car rental companies. Furthermore, the availability of GPS navigation systems has made it easier for customers to navigate in unfamiliar cities, which has particularly benefited short-term self-drive rentals.

Long-term rentals

The growth of the long-term rental market in China is primarily driven by demand for car uses by institutional customers that prefer not to incur large capital expenditures or dedicate significant resources to fleet management. Long-term rentals serve as an attractive alternative to fleet ownership while providing institutional customers with certain tax benefits.

In addition, policy reforms limiting car ownership by government agencies are expected to contribute to the growth of the long-term rental market. Government-owned cars in China totaled more than 2 million as of December 31, 2010, according to Roland Berger. The Chinese government has recently implemented a series of policy reforms which have reduced and are expected to further reduce the number of government-owned cars in China. For example, the new car purchase volume of government agencies in Guangdong province decreased by 50% in the first half of 2011 compared to the same period in 2010, according to Roland Berger. As a result of these reforms, government agencies are expected to resort to long-term rentals as the primary means of meeting their car use needs, which creates a strong demand for long-term rentals.

Competitive landscape of China's car rental industry

Car rental companies in China include privately-owned domestic car rental companies, such as us, eHi, and Topone, the local branches of international car rental companies such as Avis and Hertz, and affiliates of state-owned automobile manufacturers in China such as Shouqi and Dazhong. Competition is based on, among other things, price, network coverage, fleet size, brand recognition, variety and condition of the vehicles, variety of products and quality of customer service.

China's car rental market is highly fragmented. There were over 10,000 car rental companies in China as of December 31, 2010, according to Roland Berger. As of December 31, 2011, the top five rental service providers in terms of revenue were us, Avis, Dazhong, eHi and Shouqi, which in aggregate accounted for 9% in 2010 and are expected to account for 11% in 2011 of China's total car rental revenues, according to Roland Berger. The fragmentation in China's car rental market is in contrast to significantly higher levels of market concentration in more developed markets such as the United States, where the top five car rental companies in aggregate accounted for 95% of the market in 2010, according to Roland Berger. As the PRC car rental industry develops and matures, its market concentration level is expected to increase over time.

As measured by fleet size as of December 31, 2011, the top ten car rental companies in China were as follows:

Source: Roland Berger

China's used car market

The volume of used car sales in China increased at a CAGR of 30% from 0.5 million vehicles in 2004 to 1.7 million vehicles in 2009, which represented 20% of the volume of new car sales in 2009 in China, according to Roland Berger. This percentage is significantly lower than that of more developed used car sale markets such as the United States, where the volume of used car sales was 350% of the volume of new car sales in 2009, according to Roland Berger. Most used cars are sold directly to dealers or through brokers, and no established national distribution network of used car dealers currently exists in China.

As China's automobile market continues to develop and mature, the used car market is expected to expand significantly and the ratio between the volumes of used and new car sales is expected to move toward that of more mature markets. The volume of used car sales in China is expected to grow at a CAGR of 26% from 2.6 million vehicles in 2010 to 8.1 million vehicles in 2015, far exceeding the estimated CAGR of 10% for new car sales for the same period, and is expected to reach approximately 45% of the volume of new car sales by 2015, according to Roland Berger.

Business

Overview

We are the largest car rental company in China. We enjoy a clear leadership position across substantially all major operating metrics including fleet size, network coverage and number of customers. We also command the largest market share in terms of revenue in China's car rental market, according to Roland Berger.

We believe we are the first and only car rental company with a rental fleet of more than 10,000 vehicles in China's underpenetrated yet rapidly expanding car rental industry. Our fleet, comprising approximately 26,000 vehicles covering most of the popular models in China, was as large as the aggregate fleet size of the next eight largest car rental companies and approximately four times that of the second largest car rental company in China as of December 31, 2011, according to Roland Berger.

We are dedicated to providing customers with enjoyable, affordable and reliable car rental services. Our network of 520 service locations covers 66 cities in all provinces and provincial-level municipalities of China. We pursue excellence in serving our customers with 24/7 service at 52 major airports in China and in every city where we operate. Our products include short-term rentals, long-term rentals and leasing. Our large and fast-growing customer base, which reached 450,000 as of December 31, 2011, had expanded at a CAGR of 189.4% since December 31, 2008. As of December 31, 2011, we had over 920,000 registered members.

Our brand " ," or "China Auto Rental," has become the most recognized car rental brand in China, according to a consumer survey conducted by Roland Berger in 2011. According to Baidu Index and Google Trends, two major keyword search popularity indices, our brand had the highest search volume among car rental companies in China and our total search volume on Baidu and Google was over four times and twice, respectively, that of our closest competing brand in China in 2011. Leveraging our strong brand, we employ a direct sales strategy and market through targeted Internet and traditional advertising. We believe our direct sales approach lowers our customer acquisition costs by bypassing third-party intermediaries and enhances service quality and customer retention by providing us with in-depth understanding of customer needs.

We have established a robust and scalable IT platform, which fully integrates all aspects of our operations including transaction processing, customer management, fleet management and payment processing. Our IT platform allows us to collect, monitor and analyze vast amounts of customer, fleet and financial data on a real-time basis, which enables us to improve our operational efficiency and service quality. Our IT platform effectively supported our operations as our fleet expanded from 692 vehicles as of December 31, 2009 to approximately 26,000 vehicles as of December 31, 2011, and we believe our IT platform is highly scalable for our future business expansion.

Our revenues have grown significantly over the past three years. Our revenues increased from RMB54.0 million in 2009 to RMB143.0 million (US$22.4 million) in 2010 and RMB489.4 million (US$76.7 million) for the nine months ended September 30, 2011. We incurred net losses of RMB3.2 million, RMB43.3 million (US$6.8 million) and RMB117.6 million (US$18.4 million) in 2009, 2010 and in the nine months ended September 30, 2011. Our adjusted EBITDA for 2009, 2010 and the nine months ended September 30, 2011 was RMB17.3 million, RMB26.3 million

(US$4.1 million) and RMB148.9 million (US$23.3 million), respectively. For a reconciliation of our adjusted EBITDA to our net loss, see footnote 1 on pages 9 and 10 of this prospectus.

Competitive strengths

We believe the following strengths have contributed to our success and differentiated us from our competitors.

Clear market leadership in China's rapidly growing car rental market

We are the largest car rental company in China. As of December 31, 2011, we operated a rental fleet of approximately 26,000 vehicles, which was as large as the aggregate fleet size of the next eight largest car rental companies and was approximately four times that of the second largest car rental company in China, according to Roland Berger. As of December 31, 2011, we were also the largest China car rental business in terms of revenue, commanding a leading market share of 4.2% in a rapidly growing yet highly fragmented market with over 10,000 car rental companies, according to Roland Berger. As of December 31, 2011, we served approximately 446,000 individual customers and approximately 3,500 institutional customers across China.

As the clear market leader, we benefit from our economies of scale in many ways:

•
Procurement costs.  With the largest car rental fleet and a continued need to replenish and expand our fleet, we are able to leverage our purchasing power to obtain favorable prices from various business partners, including automobile manufacturers, vehicle repair and maintenance service providers and insurance companies.

•
Operating costs.  Our large fleet, nationwide geographic coverage and broad customer base enable us to achieve significant operational efficiency by lowering our average fixed costs and expenses such as marketing and overhead expenses.

•
Capital efficiency.  Our large scale of operation and strong operational performance have enabled us to finance our growth with an efficient and balanced capital structure encompassing both equity and debt financings, thereby providing us with increased funding flexibility and cost efficiency.

We believe our scale and market leadership position reinforce each other. We attain greater economies of scale as our business expands, which will contribute to our cost efficiency in procurement, operations and capital. We will leverage these cost efficiencies to continue providing competitive prices to our customers to retain and grow our customer base. A larger customer base will in turn help us achieve higher revenues and an even greater scale, which will reinforce our market leadership position.

China's car rental market is at an early stage of development. It is expected to grow at a CAGR of 18% from a market size of RMB17 billion (US$2.5 billion) in 2010 to RMB39 billion (US$6.1 billion) by the end of 2015 and become increasingly consolidated, according to Roland Berger. As the incumbent market leader in this rapidly growing and steadily consolidating market, we believe we benefit from significant early mover advantages that will allow us to capitalize on growth opportunities, maintain our market leadership position and further raise barriers to entry for others.

Superior services and premium brand

Our large scale, significant cost advantages and intense focus on customer experience enable us to provide superior services aimed at delivering convenience, flexibility and value to our customers. The following characteristics of our services have made us a preferred rental car provider for both individual and institutional customers in China:

•
Extensive network coverage.  Customers can pick up and drop off a car at any of our 520 service locations at or near airports, train stations and other transportation hubs, business districts, residential communities and tourist destinations in 66 of the most developed and populous cities in China.

•
Diverse products and services.  We provide comprehensive and flexible rental services to meet our customers' diverse needs. Our products include short-term rentals, long-term rentals and leasing. We also offer additional value-added services, including GPS navigation systems, child safety seats, 24/7 roadside assistance, vehicle delivery and one-way rentals.

•
Excellent vehicle condition and selection.  We believe we have the youngest rental fleet in China. As of December 31, 2011, over 80% of our fleet was less than 18 months old. We perform periodic maintenance on all of our vehicles to ensure safety and reliability. Our large fleet includes sedans, sport utility vehicles, and multi-purpose vehicles of 75 popular models in China to satisfy the diverse needs of our customers.

•
Superior customer service.  We believe we are the only car rental company in China to offer 24/7 services across a nationwide network. We offer 24/7 services at all of our airport service locations and in every city where we operate. Our call centers operate 24/7 to take reservations, answer customer inquiries, address complaints and provide membership services. We also offer 24/7 roadside assistance.

Our dedication to offering the best rental experience is rewarded with a large and rapidly growing customer base. We believe our consistently high-quality services further help us enhance customer loyalty and encourage repeat rentals.

Our brand is the most searched car rental brand in China. According to Baidu Index and Google Trends, two major keyword search popularity indices, our brand had the highest search volume among car rental companies in China, and our total search volume on Baidu and Google was over four times and twice, respectively, that of our closest competing brand in China in 2011. According to additional data available on Baidu Index, we also had the highest search volume in every province in China in 2011. Our brand was also the most liked car rental brand among Chinese customers, according to a customer survey conducted by Roland Berger in 2011.

We have won numerous awards which underscore our strong brand and reputation, including the Best Practice Golden Award granted by Harvard Business Review in 2011, the 2011 Best Car Rental Company in China granted by the National Geographic Traveler magazine, and the 2011 Best Service Award jointly granted by the Brand China Industry Union and the China Chamber of International Commerce. We were also included in Forbes Magazine's 2009 China High-Potential Enterprises List and served as one of the official VIP car service providers for the 2008 Beijing Summer Olympics.

Extensive business partnerships

We have leveraged our large scale, broad customer base and highly recognized brand to establish mutually beneficial partnerships with relevant industry players including automobile manufacturers, banks and other lending institutions, and insurance companies.

We have partnered with major automobile manufacturers in China, including General Motors, Hyundai and Citroen. With a continued need to replenish and expand the largest rental fleet in China, we are an attractive partner to automobile manufacturers. Exposure to a large number of consumers through us also gives automobile manufacturers an efficient sales and marketing channel. Our partnerships with automobile manufacturers allow us to obtain favorable purchasing terms for vehicle acquisition. In addition, our partnerships with automobile manufacturers have generated new opportunities to increase our revenues, such as extended test drive programs, in which automobile manufacturers rent vehicles from us to allow potential car buyers to test drive the desired models for several days, and replacement rental services, in which dealerships provide replacement rental vehicles through us while their customers' own vehicles are under repair or maintenance.

We work closely with various banks and other lending institutions, including major domestic commercial banks such as Bank of China and Bank of Communications, trust companies such as Suzhou Trust and Kunlun Trust, and capital lease companies such as Minsheng Financial Leasing to gain access to diverse credit sources. Our market leadership position, solid operational performance and strong support from Legend Holdings have made us a highly desirable customer to lending institutions. Additionally, our premium brand and large customer base have made us an attractive partner for banks to cross-sell products. For example, China Merchant Bank offers membership in our customer loyalty program as a value-added service to their credit cardholders. Our strong relationships with a diverse group of lending institutions provides us with substantial credit support that contributes to our efficient and balanced capital structure. In addition, the banks and their large customer bases represent an appealing group of potential customers to us.

We have established close relationships with major Chinese insurance companies such as PICC and Ping An Insurance. The large number of automobile insurance policies that we purchase makes us a valuable customer to insurance companies. We typically are able to leverage our purchasing power to obtain favorable terms for our insurance policies. As China's insurance companies begin to provide replacement rental vehicles to remain competitive, our extensive network and high-quality services fulfill the needs of insurance companies to offer reliable and convenient replacement rental services to their policyholders. We are one of the primary providers of replacement rental services to PICC and Ping An Insurance. We intend to enhance our cooperation with PICC and Ping An Insurance while actively seeking opportunities to partner with other insurance companies to further explore the insurance replacement rental market and grow our short-term rental revenue.

Diversified business mix

We believe our diversified business mix in terms of products, services and customer base enables us to achieve both operational efficiency and revenue growth.

We accommodate our customers' business and leisure needs for car rentals with a wide range of products, services, vehicles and service locations. Our comprehensive menu of products and services offers our standard products of short-term rentals, long-term rentals and leasing, as well as many other value-added services. Our fleet is the largest in China's car rental industry, comprising approximately 26,000 vehicles of 75 popular models and covering most vehicle classes and body types available in China. Our geographically diverse national network covers 66 cities in all of the provinces and provincial-level municipalities of China.

We have developed a diverse customer base. Our individual customer base reaches all of the major cities in China. Our institutional customer base encompasses government agencies and corporations ranging from small start-ups to Fortune 500 multinationals from a wide variety of industries. As of December 31, 2011, we had approximately 920,000 registered members, 446,000 individual customers and 3,500 institutional customers.

As a result of our diversified business mix, we benefit from complementary demand patterns. For example, for short-term rentals, leisure travelers, mostly individuals, generate more transactions on the weekends while business travelers generate more transactions during the week. Such complementary demand patterns improve the utilization rate of our short-term fleet and contribute to our overall margin. Additionally, our diversified business mix provides us with balanced sources of revenues. In 2011, no single customer generated more than 5% of our total revenues. Further, our diversified business mix enables us to explore cross-selling opportunities across our individual and institutional customer bases.

Robust, scalable IT platform

We have constructed our integrated IT platform as an effective, reliable and scalable infrastructure that is capable of supporting our large-scale operations and fast expansion. The key functions of our IT platform cover all aspects of our operations which include, among others, transaction processing, customer management, fleet management, dynamic pricing and call centers.

Our IT platform enables us to provide our customers a straightforward and expedient rental process. Customers can easily make or change a reservation, make a rental payment and manage their membership accounts on our website, through our iOS and Android mobile applications, or through our call centers at any time of the day.

Our robust IT platform also enables us to effectively manage our business in a fully-integrated operating environment. We rely on our IT platform to securely and expediently process our vast amount of transactions. Our IT systems record and analyze customer information from different perspectives to help us plan marketing initiatives and improve our services. Our IT systems also track each vehicle's holding period, location, mileage and utilization rate to help us effectively manage our large fleet. Our payment processing is highly automated and securely integrated with our IT platform, which reduces our collection risk and improves our operational efficiency. In addition, our IT platform will enable us to implement dynamic pricing based primarily on rental term, location, vehicle availability, timing of booking, our competitiveness and target profits.

We strive to ensure the reliability and security of our IT platform. We maintain back-up units for our key operational equipment to ensure that a hardware failure anywhere will not disrupt our normal operations. Our two call centers are connected to function as one virtual unit and serve as each other's back-up for disaster recovery. We are therefore able to provide customers with superior 24/7 services without interruption. Our scalable IT platform effectively supported our operations as our fleet expanded from 692 as of December 31, 2009 to approximately

26,000 vehicles as of December 31, 2011. We are able to scale up our IT platform to accommodate significant expansion of our business.

Our integrated IT platform empowers us to operate efficiently and deliver high-quality services to our customers, which we believe are core components of our competitiveness. We also believe that the extensive operational expertise we have accumulated in the design and operation of our IT platform creates a strong competitive advantage for us and high barriers to entry for others.

Experienced management team

We believe that excelling in the car rental business in China requires both in-depth industry expertise and extensive local knowledge and resources. Over the years, our management team has accumulated extensive knowledge of China's car rental industry and related automobile services sectors. Mr. Charles Zhengyao Lu, our founder, chairman and chief executive officer, has 17 years of entrepreneurial experience and is a pioneer in China's car rental industry. Under Mr. Lu's leadership, a majority of the key members of our management team have worked together for over 8 years in the automobile and consumer services-related sectors, including at the United Auto Association, a leading automobile club in China. Our management team's extensive experience in automobile and consumer services-related sectors has greatly contributed to our institutional knowledge in areas such as marketing, fleet management and customer management.

Strategies

Our goal is to solidify and strengthen our leadership position in China's car rental market and become one of the largest car rental companies in the world. To achieve this goal, we intend to:

Continue to enhance market leadership position

We intend to further build on our market leadership position and increase our market share in China's rapidly growing and steadily consolidating car rental industry. We plan to further expand our fleet, optimize our fleet composition and diversify our business mix. We will continue to leverage our strong purchasing power to secure favorable terms from automobile manufacturers and offer competitive prices to customers. We intend to broaden and deepen our network coverage by strategically adding new service locations to further penetrate cities within our existing network, as well as selectively entering into lower tier cities that we believe to have high growth potential. We also intend to pursue additional strategic partnerships and acquisitions to achieve synergetic growth. Through these strategies, we intend to enhance our market leadership position and raise the barriers to entry for others.

Further expand customer base and improve customer loyalty

We plan to expand our customer base through direct sales and targeted marketing. We have established a strong brand in China's underpenetrated yet rapidly growing car rental market, which enables us to employ direct sales and targeted marketing as a highly effective way to acquire new customers and build long-term customer loyalty. We intend to continue marketing directly to the general public through Internet and traditional advertisings. We also intend to promote our corporate programs, in which employees of a corporation join as a group to qualify for better car rental rates. In addition, we seek to work with more automobile manufacturers and insurance companies on replacement rental and extended test drive services. As we continue to provide consistently high-quality products and services, we also believe that we will be able to attract new customers through recommendations by our existing customers.

We intend to strengthen customer loyalty by continuing to provide consistently high-quality products and services and attractive membership programs. As we operate through more business cycles, we will acquire greater knowledge about our customers to tailor our services according to their needs, which will result in an enhanced rental experience for our customers. We also plan to continue to develop our membership programs to encourage repeat rentals. We believe that our diverse products and services, superior customer service and popular incentives will collectively strengthen customer loyalty.

Continue to improve operational efficiency

As the largest rental service provider and an early mover in China's car rental industry, we have accumulated significant operational experience and market intelligence that we believe few others in China's rapidly evolving car rental industry possess. Our large scale of operations provides us with an extensive database of customer information from which we derive customer rental patterns and preferences. We believe that such industry know-how enables us to improve our operational efficiency. For example, starting in February 2012, we intend to implement a dynamic pricing system based on primarily rental term, location, vehicle availability, timing of booking, our competitiveness and target profits, which we believe will further improve our fleet utilization rate and maximize our overall return. We plan to further enhance our ability to collect and analyze market and customer information through our robust IT platform, which will help us improve fleet composition, services and pricing schemes.

Develop and enhance our used car sale business

We believe a well-managed used car sale business complements and creates synergies with our car rental business. We currently dispose of our used vehicles to brokers and dealers on an as-needed basis. We intend to launch a new system for used car sale in 2012, which will provide a more systematic and cost-efficient way for us to proactively sell our used vehicles to rental customers, brokers and dealers. Under this new system, our rental vehicles of a certain age are automatically entered into the proper sales system for disposition through rent-to-buy, bidding, or auction.

We expect our used car sale business to diversify our vehicle disposition channels and enable an optimized vehicle disposition process. We believe our timely and efficient vehicle disposition will help maximize our used car sales proceeds, shorten the average holding period of our fleet, and enhance our purchasing power by increasing the volume of new vehicles we acquire. We believe these benefits will have a positive impact on both our customers' rental experience and our results of operations.

Our products

Our products include short-term rentals, long-term rentals and leasing. In addition, we also offer various value-added services such as GPS navigation systems, child safety seats, 24/7 roadside assistance, vehicle delivery and one-way rentals.

Short-term rentals

We categorize rentals of 30 days or shorter as short-term rentals. We offer only self-drive short-term rentals in compliance with the business scope prescribed by Chinese laws and regulations applicable to the car rental industry. Our short-term rentals are designed to meet our individual and institutional customers' local and inter-city travel needs, as well as replacement rental and other special needs, for both business and leisure purposes.

As of December 31, 2011, we offered short-term rentals in all of our 520 service locations across 66 cities in China. We believe we have the broadest network coverage in China's short-term car rental market, and are well-positioned to capture growth opportunities in both the business and leisure car rental markets, which require a geographically extensive and easily accessible network of service locations.

Our short-term rental fleet has 75 popular models covering most vehicle classes and body types available in the market. We offer sedans, sport utility vehicles and multi-purpose vehicles to meet different rental needs. Our short-term rental fleet grew from 532 vehicles as of December 31, 2009 to approximately 22,000 vehicles as of December 31, 2011, constituting the largest short-term rental fleet in China's car rental industry, according to Roland Berger. As of December 31, 2011, our short-term rental fleet comprised approximately 85% of our total rental fleet.

There is a growing demand from both individuals and institutions for short-term rentals in China. Chinese consumers increasingly utilize cars for local travel, including business and leisure trips and family visits, and self-guided vacation travel, which creates a growing demand for short-term rentals. In particular, the large and growing group of Chinese licensed drivers who desire the convenience of car travel but do not own a car represent a strong and sustained demand for short-term rentals. Chinese institutions of all sizes utilize short-term rentals to meet their needs for occasional business use of cars and ground transportation on business trips. Insurance companies and automobile dealerships in China have a growing demand for short-term rentals as they begin to offer replacement rentals to their customers. Our short-term rentals meet the needs of both individual and institutional customers by offering a cost-effective and convenient alternative to car ownership.

We charge our short-term rental customers basic rental rates, cost of basic insurance coverage, handling fees, and fees for value-added services, if applicable. Starting in February 2012, we intend to implement dynamic pricing on our short-term rental rates, which will vary according to rental term, location, vehicle availability, timing of booking, our competitiveness and target profits. Our customers can make reservations for specific models of vehicles as opposed to only by vehicle class. Our customers are responsible for the cost of gasoline consumed during the rental period. We also offer various value-added services such as GPS navigation systems, child safety seats, 24/7 roadside assistance, vehicle delivery and one-way rentals.

A first-time customer must register as a member and provide government-issued identification and a valid Chinese driver's license for our verification. Our members can make reservations for short-term rentals through our website at www.zuche.com, our mobile client applications for iOS and Android operating systems and our 24/7 call centers, or by walk-in at one of our service hubs directly, all of which are connected and supported by our fully integrated IT platform. In 2011, approximately 73% of our reservations were made through our website and mobile applications.

Prior to picking up a rental car, short-term rental customers are required to sign our rental agreement and prepay or deposit a required amount on a credit or debit card. During the return process, our staff follows standard procedures, including inspection of vehicle condition, mileage and gasoline level, damage assessment, if applicable, and customer confirmation and handover. Payment is typically net of the pre-paid or deposited amount. Unless approved by our headquarters, we normally do not allow any transaction to be settled in cash, which helps us maintain stringent financial control. We also retain a preset amount for up to 30 days as a deposit against any liabilities caused by the customer, such as traffic tickets or damage to the vehicle undiscovered during the return process.

Our short-term rental business has grown significantly since its inception. The number of short-term rental transactions increased from approximately 43,800 in 2009 to approximately 885,000 in 2011. As a result of the substantial growth in rental volume, our revenues from short-term rentals grew from RMB41.1 million in 2009 to RMB415.4 million (US$65.1 million) in the nine months ended September 30, 2011. Short-term rentals accounted for 76.2%, 75.8% and 84.9% of our total revenues for 2009, 2010 and the nine months ended September 30, 2011, respectively. As of December 31, 2011, we commanded the largest market share of 19.6% of China's self-drive short-term rental market in terms of revenue, according to Roland Berger.

Long-term rentals

We categorize rentals of over 30 days as long-term rentals. All of our long-term rental customers are institutional customers, including large corporations, small and medium sized enterprises, and government agencies.

As of December 31, 2011, we offered long-term rentals in all of the 66 cities in our network. We believe we have the broadest geographic coverage for long-term rentals in China. Our extensive national coverage allows institutional customers with national presence to enter into one umbrella rental service agreement with us to service their operations across China, making us a preferred long-term rental provider. We believe we have the fastest growing long-term rental fleet in China's car rental industry. Our long-term rental fleet increased from 160 vehicles as of December 31, 2009 to 3,898 vehicles as of December 31, 2011, making us the largest long-term car rental company in China by fleet size, according to Roland Berger. As of December 31, 2011, our long-term fleet constituted approximately 15% of our total rental fleet. We also leverage our short-term rental fleet to provide temporary replacement rentals to institutional customers whose long-term rental vehicles are unavailable due to repair or maintenance.

The demand for long-term rentals is primarily driven by institutional customers' needs to have an alternative to car ownership that can satisfy their needs for car use while providing cost-savings in capital expenditure and administration resources. Corporate customers are also attracted to long-term rentals because of the associated accounting and tax benefits. For government agencies, the demand for long-term rentals has been and will likely continue to be driven by policy reforms to reduce car ownership by government agencies. We believe our long-term rentals satisfy the demand from all of these institutional customers.

We provide long-term rentals under individually negotiated contracts. Terms of long-term rental contracts vary based on rental length, vehicle type, locations, and other factors. Long-term rental rates typically include basic rental fees, cost of basic insurance coverage, and costs for repair and maintenance. We offer optional valued-added services such as GPS navigation systems and 24/7 roadside assistance. We generally require our long-term customers to make an upfront deposit and pay rental fees in periodic installments. Each long-term rental customer's payment plan, such as deposit amount or installment frequency, varies depending on our analysis of their creditworthiness. We typically collect payments from our customers on a monthly basis.

In terms of vehicle selection, we offer new vehicles of models designated by our customers for long-term rentals longer than 24 months, and new vehicles of makes and models in our short-term rental fleet for long-term rentals between 12 and 24 months. Customers may choose from existing vehicles in our short-term rental fleet for long-term rentals of less than 12 months. We believe we enjoy unique competitive advantages in the long-term rental market as many institutional customers are attracted to us by our large selection of vehicles, excellent vehicle condition, high quality service and competitive prices.

Our sales force markets our long-term rentals through on-site visits and direct calling, supported by our online sales channel. Our sales representatives work with customers to tailor long-term contracts to address customers' specific needs.

Revenues from long-term rentals recognized as operating leases grew from RMB12.7 million in 2009 to RMB72.7 million (US$11.4 million) for the nine months ended September 30, 2011, and accounted for 23.5%, 23.0% and 14.9% of our total revenues in 2009, 2010 and the nine months ended September 30, 2011, respectively. The remainder of revenues from our long-term rentals are recognized as revenues from direct financing leases in our consolidated financial reports due to application of U.S. GAAP. See "Management's discussion and analysis of financial condition and results of operations" for discussions in detail.

Leasing

We obtained the approval for our leasing business from the relevant government authority in April 2011 and began offering leasing to institutional customers in May 2011. Our leasing terms usually range from one to three years. Leasing differs from our long-term rentals in that at the end of the leasing period, customers purchase the leased car with a payment agreed upon at the beginning of the leasing arrangement. While leasing is a common service offered by automobile sellers in more mature markets such as the United States, PRC automobile sellers do not provide leasing services to institutional customers. Leasing provides institutional customers with significant accounting and tax benefits and requires less capital than direct car ownership. We believe the addressable leasing market in China is at an early stage of development and has high growth potential, driven primarily by the various benefits in tax, capital efficiency and financial reporting. We believe we are able to leverage our scale of operations, our large customer base and our diverse services to capitalize on the growth opportunities in the leasing market.

Our service network

Our network covers all of the provinces and provincial-level municipalities in China, which constitutes the largest service network in the PRC car rental industry, according to Roland Berger. We have rapidly expanded our geographic footprint from 67 service locations in 30 cities as of December 31, 2008 to 520 service locations, which include 234 service hubs and 286 service points, in 66 cities across China as of December 31, 2011. Our service network covers all of the tier one cities of Beijing, Shanghai, Guangzhou and Shenzhen, all of the provincial capital cities in China, as well as lower tier cities we consider to have great demand or high growth potential for car rental services. We operate at 52 major Chinese airports, including 45 of the 50 largest airports in China. We have largely completed the strategic build-out of our nationwide service network, and intend to primarily focus on selectively adding new service locations to increase service penetration within our existing coverage. The following map sets forth the geographic coverage of our service network as of December 31, 2011.

We have strategically located our service locations throughout the areas where we operate to provide customers convenient access to our vehicles. Our service locations are generally located at or near airports, train stations, subway stations and other transportation hubs, major business districts, residential communities and tourist destinations.

Our service hubs, all of which are on leased properties and operated by us, are physical storefronts with parking facilities. Service hubs in the same city share all of the available rental vehicles in that city, thereby improving vehicle availability and selection to our customers. Revenue potential, accessibility and parking availability are the key factors we consider when we select sites for new service hubs.

Service points, on the other hand, do not have physical storefronts or parking facilities. We deliver rental cars to our customers at service points from the nearest service hubs. Service points are located at easily-identifiable and accessible locations, such as well-known buildings, intersections or other landmarks. We establish service points in strategically selected locations where a physical storefront is not available to us at the time, such as certain airports with no available commercial space, or where the transaction volume is not large enough to support the operation of a service hub. Service points supplement our service hubs and provide a flexible, cost-effective way to extend our network coverage. We monitor the transaction volume of each service point to determine whether we should replace it with a new service hub in the area.

We aim to provide best-in-class service throughout our nationwide network. All of our airport service locations offer 24/7 service, and at least one service location in every city where we operate is open 24/7. Our non-24/7 service hubs typically stay open until 9 p.m. everyday, which is later than general industry practice. We believe no other car rental company in China provides customers with this level of service across such an extensive network.

	Number of service locations				Number of service locations
Cities	Service hubs	Service points	Availability of airport services	Cities	Service hubs	Service points	Availability of airport services

Beijing	26	16	✓	Hohhot	2	0	✓
Shanghai	18	11	✓	Lanzhou	2	2	✓
Guangzhou	13	6	✓	Luoyang	2	4	✓
Shenzhen	10	5	✓	Nanning	2	3	✓
Nanjing	8	7	✓	Xining	2	1	✓
Wuhan	8	4	✓	Yinchuan	2	1	✓
Changsha	7	8	✓	Zhuhai	2	3	✓
Chengdu	7	14	✓	Anshan	1	3	✓
Zhengzhou	7	1	✓	Dandong	1	4	✓
Chongqing	6	11	✓	Daqing	1	4	✓
Xi'an	6	14	✓	Jinjiang	1	2	✓
Hangzhou	5	2	✓	Lhasa	1	0	✓
Jinan	5	3	✓	Nantong	1	3	✓
Shenyang	5	14	✓	Sanya	1	4	✓
Taiyuan	5	2	✓	Tangshan	1	4	✓
Tianjin	5	5	✓	Urumqi	1	0	✓
Dalian	4	6	✓	Wenzhou	1	2	✓
Harbin	4	10	✓	Yantai	1	1	✓
Shijiazhuang	4	4	✓	Yiwu	1	3	✓
Xiamen	4	2	✓	Dongguan	2	7	No airport
Fuzhou	3	4	✓	Quanzhou	2	4	No airport
Guiyang	3	3	✓	Zhongshan	2	2	No airport
Hefei	3	2	✓	Dujiangyan	1	1	No airport
Kunming	3	9	✓	Fushun	1	1	No airport
Nanchang	3	6	✓	Huizhou	1	1	No airport
Ningbo	3	3	✓	Jiaxing	1	0	No airport
Qingdao	3	3	✓	Jilin	1	5	No airport
Wuxi	3	3	✓	Kunshan	1	4	No airport
Changchun	2	9	✓	Langfang	1	5	No airport
Changzhou	2	10	✓	Suzhou	1	3	No airport
Foshan	2	2	✓	Wujiang	1	0	No airport
Guilin	2	1	✓	Xiangtan	1	5	No airport
Haikou	2	2	✓	Yangzhou	1	2	No airport

In addition, we cooperate with Enterprise, the largest car rental company in the world, to provide Chinese customers who travel in the United States with Chinese-language reservation services and discounted prices from Alamo Rent A Car, one of Enterprise's car rental service brands.

Our customers

We have a large, rapidly growing and loyal customer base consisting of individual and institutional customers.

Individual customers generally rent on a short-term basis for local travel, including business and leisure trips and family visits, and self-guided vacation travel. Our individual customer base consists primarily of Chinese urban consumers who have developed new consumption habits and are more receptive to car rental. In particular, many of our individual customers are licensed Chinese drivers who do not own cars. The number of our individual customers grew at a CAGR of 190.0% from 18,307 as of December 31, 2008 to 446,559 as of December 31, 2011.

Institutional customers utilize our short-term rentals, long-term rentals and leasing. Our institutional customer base consists of corporations of all sizes and government agencies. Our corporate customer base covers a wide variety of industries, including telecommunications, IT, and consumer goods, and includes many Fortune 500 companies such as China Telecom, General Motors and PICC. We work with an increasing number of insurance companies, automobile manufacturers and dealerships to provide replacement rentals and extended test-drive services. As China's reform of government car ownership progresses, a growing number of government agencies have become our customers. Our institutional customer base grew at a CAGR of 138.2% from 257 as of December 31, 2008 to 3,475 as of December 31, 2011.

We believe our high-quality products and services, superior customer service and targeted marketing initiatives have enabled the rapid growth of our customer base and strong customer loyalty. In particular, we believe our competitive prices, vehicle condition and network coverage are especially appealing to individual customers while our brand recognition, network coverage and high-quality products and services are the key factors attracting and retaining institutional customers.

Our customer service

Our "4 Any" service philosophy of "anyone, anytime, any car and anywhere" demonstrates our commitment to delivering superior customer service, which we believe is critical to our business.

We offer a broad range of products, including short-term rentals, long-term rentals and leasing, to meet the different personal and business needs of our individual and institutional customers. To enhance our customers' rental experience and increase our revenue, we also offer value-added services such as GPS navigation systems, child safety seats, 24/7 roadside assistance, vehicle delivery and one-way rentals.

Our short-term rental customers can make reservations for specific models of vehicles as opposed to only by vehicle class. Our long-term rental customers enjoy more freedom with vehicle selection. We offer new vehicles of makes and models designated by our customers for long-term rentals longer than 24 months, and new vehicles of makes and models in our short-term rental fleet for long-term rentals between 12 and 24 months.

We believe we are the only car rental company in China offering 24/7 rental services across a nationwide network. We offer 24/7 service in at least one service location in every city where we operate and at all of our airport service locations in 52 major Chinese airports, including 45 of the largest 50 airports in China, as of December 31, 2011. Our call centers are available 24/7 to process reservations and provide customer service. We also provide nationwide 24/7 roadside assistance to our customers.

We communicate rental transaction information to our short-term rental customers in a timely manner via instant text messages and emails. For long-term rental customers, we make periodic telephone inquiries about the performance of our vehicles and customer needs. We seek customer feedback on all aspects of our services once a transaction is completed. We strive to respond promptly and effectively to customer complaints at our service hubs, through our 24/7 call centers, and from our corporate Weibo site, a Twitter-like social media platform in China. Additionally, we email our members a weekly newsletter to maintain communication and inform them of new promotions.

Brand, sales and marketing

Brand

We have successfully established our brand recognition in China's car rental market through a combination of targeted marketing campaigns, direct sales and customer recommendations. Our strategy is to have our brand represent enjoyable, affordable and reliable car rental services to customers. We also strive to associate our brand with a keen awareness of corporate social responsibility.

Our brand " ," or "China Auto Rental," has become the most recognized car rental brand in China, according to a consumer survey conducted by Roland Berger in 2011. According to Baidu Index and Google Trends, two major keyword search popularity indices, our brand had the highest search volume among car rental companies in China, and our total search volume on Baidu and Google was over four times and twice, respectively, that of our closest competing brand in China in 2011. According to additional data available on Baidu Index, we also had the highest search volume in every province in China in 2011.

Our active engagement in charitable causes demonstrates our commitment to corporate social responsibility. For example, in response to the devastating earthquake in Sichuan in 2008, we and our employees donated to various disaster relief organizations, and we promptly dispatched our vehicles to transport the injured and relief supplies. We also organized a program to promote driving safety. Our brand carries the goodwill generated by our public interest contributions.

We have won numerous awards which underscore our strong brand recognition and reputation, including the Best Practice Golden Award granted by Harvard Business Review in 2011, the 2011 Best Car Rental Company in China by National Geographic Traveler magazine and the Best Service Award in the 2011 China Brand Awards jointly granted by Brand China Industry Union and the China Chamber of International Commerce. We were also included in the Forbes Magazine's 2009 China High-Potential Enterprises List and served as one of the official VIP car service providers for the 2008 Beijing Summer Olympics.

Sales and marketing

The high fragmentation of China's car rental industry, our incumbent market leadership position and our strong brand allow us to bypass third-party intermediaries, such as travel agencies, and utilize direct sales to attract and retain customers and enhance our sales. We have adopted highly targeted marketing initiatives, including Internet and traditional advertising and customer loyalty programs.

We place Internet advertising primarily on leading search engines such as Google and Baidu to achieve high exposure and click-through rate. Our traditional advertising, consisting of television, billboard and digital media advertisements in homes, airports, subway stations and office buildings, directly targets potential customers such as business and leisure travelers, office workers and licensed drivers who rely on public transportation. We believe that by bypassing third-party intermediaries in our marketing efforts, we are able to pass cost savings in the form of more competitive prices to our customers and gain better understanding of our customers' needs to provide more responsive solutions.

We have also designed comprehensive loyalty programs for individual and institutional customers. Our customer loyalty membership program aims to retain individual customers via low-cost, targeted marketing initiatives. We offer three tiers of membership—Basic, Gold and Platinum. Our registered individual members increased from 87,387 as of December 31, 2009 to over 920,000 as of December 31, 2011, approximately 48.5% of whom have rented cars from us. In addition, in order to attract and retain institutional customers, our corporate loyalty program offers a prepayment option that enables institutional customers to receive a discount off regular rental rates.

In addition, we have benefited from word-of-mouth recommendations by the large number of customers who were pleased with our services. We intend to continue improving our services to encourage more recommendations and referrals, which we believe is an effective and cost-efficient way to promote our business.

Our fleet management and operations

Fleet size and composition

We operate the largest rental car fleet in China. As of December 31, 2011, we had approximately 26,000 vehicles in our rental fleet, representing a rapid growth from 692 and 10,202 vehicles as of December 31, 2009 and 2010, respectively. According to Roland Berger, as of December 31, 2011, our fleet size was approximately four times that of our closest competitor and as large as the aggregate fleet size of the next eight largest car rental companies in China. As of December 31, 2009, 2010 and 2011, we had 532, 9,795 and approximately 22,000 vehicles for short-term rentals, respectively, and 160, 407 and approximately 3,900 vehicles for long-term rentals, respectively. We had the largest short-term rental fleet and long-term rental fleet in China's car rental industry as of December 31, 2011, according to Roland Berger. Our vehicles are of various classes, such as economy, standard and luxury, and body types, such as sedans, sport utility vehicles and multi-purpose vehicles. As measured by manufacturer suggested retail price, or MSRP, economy vehicles, or those with an MSRP of less than RMB80,000 (US$12,500), standard vehicles, or those with an MSRP between RMB80,000 (US$12,500) and RMB150,000 (US$23,500), and luxury vehicles, or those with an

MSRP of over RMB150,000 (US$23,500), accounted for 24.1%, 50.0%, 25.9% of our fleet, respectively, and sedans, sport utility vehicles and multi-purpose vehicles accounted for 92.2%, 3.2% and 4.6%, respectively, of our fleet, as of December 31, 2011.

Vehicle acquisition

Given the early stage of China's car rental industry, automobile manufacturers in China generally provide very limited financing for car rental companies. As a result, car rental companies, including us, acquire new vehicles through purchase instead of leasing under most circumstances.

We believe that we are one of the largest car purchasers in China. Leveraging our large scale and market leadership position, we have established strong relationships with major automobile manufacturers, including General Motors, Citroen, Peugeot, Hyundai and Kia, who were our top five vehicle suppliers. In 2011, 28.0%, 22.4%, 16.4%, 13.8% and 5.6% of our fleet vehicles were purchased from each of these suppliers, respectively. We also purchase vehicles from Toyota, Honda, BMW, Volkswagen, Audi, Mazda and Ford. We determine the variety and mix of makes and models of our fleet based on a broad analysis taking into account vehicle price, customer demand, utilization rates and financial return.

We negotiate our purchasing terms, including price and delivery terms, directly with automobile manufacturers, who then direct us to designated automobile dealerships for purchase and after-sales services. Our large purchase volume allows us to secure favorable terms from these manufacturers. As of December 31, 2011, our average per vehicle purchase price was approximately RMB90,000 (US$14,000) for our short-term rental fleet and approximately RMB147,000 (US$23,000) for our long-term rental fleet. Our cost savings from favorable purchasing terms enable us to offer customers competitive rental prices while improving our results of operations. As our scale grows, we expect to continue to leverage our strong purchasing power and enjoy cost savings.

As China's car rental industry grows and matures, we expect capital leases from automobile manufacturers to become an increasingly available means for vehicle acquisition for car rental companies. We believe this trend will partially be a result of overcapacity in the automobile manufacturing industry and manufacturers' need to work with large, creditworthy partners such as us to secure large orders. For example, certain of our acquisitions of Citroen vehicles have been made through capital leases. For our future vehicle acquisitions, we intend to consider both purchasing and capital lease options, where available, to minimize our vehicle acquisition costs and improve our results of operations.

Vehicle financing

We require a substantial amount of capital to fund our vehicle acquisition and business expansion. Our solid operational performance and strong support from Legend Holdings have enabled us to obtain credit support from major banks and lending institutions in China for our vehicle financing. We believe our ability to obtain strong credit support is an important competitive advantage and will continue to strengthen our market leadership position.

At present, we meet our financing needs mainly through borrowings from financial institutions, capital leases and capital from our shareholders. As of September 30, 2011, loan facilities and capital leases accounted for approximately 60% and 18%, respectively, of our total outstanding debt.

Vehicle maintenance

We outsource vehicle maintenance and repair work for our fleet to third-party service providers, including automobile dealerships and their designated automotive service providers, and independent automotive service providers. We select automotive service providers based on assessments by our local teams, subject to review and approval by our headquarters. We evaluate service providers regularly to ensure they have sophisticated diagnostic and repair equipment, experienced mechanics, and reputable standing sufficient to meet automobile manufacturers' warranty requirements. We intend to improve our operational efficiency and achieve better cost-savings by providing our own automotive services, either organically or through joint ventures with third parties, in several tier one cities.

Vehicle disposition

Due to the lack of repurchase or guaranteed depreciation programs from automobile manufacturers in China, we bear the risk of effective depreciation when disposing of our rental vehicles. Historically, we sold used vehicles to dealers and brokers primarily through bidding and auction processes to ensure that we received the best prices.

Going forward, we intend to dispose of our rental vehicles more frequently and earlier in their life cycle. In 2012, we expect to adopt a new vehicle disposition system under which our rental vehicles of a certain age are automatically designated for disposition through our rent-to-buy used car sale program, bidding or auction. We believe this new system will provide a more systematic and cost-efficient way for us to proactively sell our used vehicles to rental customers, brokers and dealers.

We expect our used car sale business to diversify our vehicle disposition channels and enable an optimized vehicle disposition process. We believe our timely and efficient vehicle disposition will help maximize our used car sales proceeds, shorten the average holding period of our fleet and enhance our purchasing power by increasing the volume of new vehicles we purchase. We believe these benefits will have a positive impact on our customers' rental experience and our results of operations.

We believe that our extensive nationwide network, complete records of vehicle provenance and usage, and reputation and trustworthiness will facilitate the successful execution of our vehicle disposition strategy. In addition, we believe that the strong demand for used cars and future growth of the used car market in China will provide a favorable market environment for our vehicle disposition strategy.

Risk control

We have implemented various measures throughout our rental process to minimize the risk of theft. Our rental vehicles are outfitted with advanced anti-theft systems. We utilize our customer identification system, which is connected to the national identification database, to verify the legal identity of each individual customer. In addition, we implement rigorous risk management policies, such as limiting each customer to one rental vehicle at any time and requiring credit proof through credit or debit cards. As a result of our effective risk control, we have lost only eight vehicles since our inception.

Our information technology operating platform

We designed and developed our IT platform with a focus on effectiveness, reliability and scalability. The effectiveness and reliability of our IT platform has been constantly tested and improved by our large scale of operation. We are able to conveniently scale our IT platform to accommodate future expansion.

Our IT platform is a browser-based operating environment connecting one central data center to four kinds of service terminals, namely, our website at www.zuche.com, our mobile client applications for iOS and Android operating systems, our 24/7 call centers and our service hubs. Each service terminal is equipped to perform searches, rental transactions and member services.

Our IT platform integrates and centralizes all of the information management of our operations. The key functions of our IT platform include:

•
Transaction processing—manages the booking, amendment and cancellation of reservations, vehicle pick up and return and payment settlement. Information about every rental transaction is recorded, analyzed and made available to all departments, providing us with a comprehensive knowledge base to improve the customer experience and optimize our operational processes.

•
Customer management—records and analyzes various information about each customer, such as demographics, rental history and preferences, which enables us to improve our services and enhance customer satisfaction.

•
Fleet management—manages the life cycle of each rental vehicle from acquisition to maintenance and disposition, and tracks the operating metrics of each rental vehicle such as usage, mileage, insurance coverage and maintenance requirements.

•
Financial management—processes rental payments and allows our headquarters to monitor and manage the accounting of each branch office. Our payment processing is highly automated and securely integrated into our IT platform, enabling us to reduce our collection risk and improve our operational efficiency.

•
Fleet deployment—monitors vehicle location and availability on a real-time basis. Our deployment team is enabled to manage our fleet more effectively to meet customer demand and increase our utilization rate.

•
Dynamic pricing—enables us to conduct dynamic pricing based on analysis of rental term, location, vehicle availability, timing of booking, our competitiveness and our target profits, which improves our results of operations.

•
Call centers—utilizes Avaya technology to provide 24/7 services with rental transactions, membership administration and emergency roadside assistance. Our two call centers, located in Beijing and Langfang city, Hebei province, are connected to function as one virtual unit and ensure effective back-up for disaster recovery. Our call centers can house up to 3,800 seats to accommodate our business expansion.

We intend to continue investing in our IT platform to meet the needs of our growing business, such as utilizing our database and further data mining to conduct more robust analysis of car rental statistics and improve the results of our operations.

Intellectual property

Our copyrights, trademarks, trade secrets and similar intellectual property are critical to our success. We rely on copyright and trademark law, trade secret protection, as well as non-competition and confidentiality and/or license agreements with our employees, suppliers and other business partners, to protect our proprietary rights.

As of December 31, 2011, we registered in China the trademark for our " " brand and two other trademarks. We are in the process of registering the trademark for our " " brand and six other trademarks in China. As of December 31, 2011, we also registered five domain names, including www.zuche.com, which contains the phonetic spelling of "rent a car" in Chinese.

While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. This is particularly the case in China, where laws may not protect our proprietary rights as fully as in the United States. Infringement or misappropriation of our intellectual property could materially harm our business.

Competition

The car rental industry in China is highly competitive and fragmented. We believe the key competitive factors in this industry include pricing, network, fleet composition, brand recognition, customer service, industry knowledge, and relationships with business partners. There were over 10,000 car rental companies in China as of December 31, 2010, according to Roland Berger. We compete in the short-term rental market with local car rental companies such as eHi Car Service and Topone and with international car rental companies such as Avis. We compete in the long-term rental market with state-owned enterprises such as Shou Qi and Dazhong and international companies such as Avis.

Insurance

We are required by applicable Chinese laws to maintain insurance coverage against liabilities for third-party bodily injuries, death and property damage resulting from accidents involving our rental vehicles. We satisfy this statutory requirement by maintaining insurance policies for all of our fleet vehicles at amounts stipulated by law with national carriers such as Ping An Insurance and PICC. We require that our customers bear a portion of insurance premiums for accident damage that we have purchased from third-party insurance companies.

We also purchase additional commercial insurance coverage to supplement the mandatory insurance against liabilities to third parties. In addition, we purchase commercial insurance to insure against other risks and liabilities arising from our operations. Our additional commercial insurance policies provide coverage for losses of or damage to our vehicles and bodily injuries of drivers and passengers in our rental vehicles. We believe that the amount and nature of our insurance coverage are adequate in light of the risks involved.

We do not maintain insurance coverage for our office equipment or premises. Consistent with customary practice in China, we do not maintain business interruption insurance or key employee insurance for our directors and executive officers. Uninsured damage to our facilities or significant liability claims could materially harm our business.

Employees

As of December 31, 2009, 2010 and 2011, we had 256, 1,712 and 3,384 full-time employees, respectively. We have entered into labor contracts with all of our full-time employees. In addition, as of December 31, 2011, we engaged 385 personnel through third-party labor agencies. The following table sets forth the numbers of our employees categorized by function as of December 31, 2011.

	Number of employees	Number of third-party personnel

Stores and call centers	2,447	385
Management and administration	509	0
Vehicle deployment	310	0
Sales and marketing	118	0
Total	3,384	385

Our ability to attract, retain and motivate qualified personnel is critical to our success. We believe that we offer our employees competitive compensation, that we are able to attract and retain qualified personnel and that we have maintained a stable core management team. We have not experienced any significant disputes with our employees.

We invest significant resources in the training and development of our employees to retain and motivate qualified personnel and to fulfill our commitment to providing the best customer service in the industry. The Shenzhou Institute, our in-house training organization located at our headquarters, is responsible for overseeing the implementation of our multi-tier training system, training internal instructors and improving training programs. Our regional offices and corporate subsidiaries have dedicated human resource specialists and instructors to carry out the training programs. We implement a training curriculum tailored to new employees, current employees and management members based on their roles and skill levels. In addition to functional development, we aim to instill in our employees a dynamic and open corporate culture. We regularly engage our employees in team-building exercises, and we continuously educate our employees about environmental initiatives and corporate social responsibility through training courses and other activities.

Facilities

We are headquartered in Beijing, where we lease approximately 7,800 square meters of office space for our headquarters and Beijing call center. We own approximately 9,000 square meters of office space in Langfang city, Hebei province for our Langfang call center. We have also entered into leases, generally with terms between one to five years, with government-owned enterprises, privately-owned enterprises and individuals for all of our service hubs and parking facilities. We believe that our leased facilities are adequate to meet our business needs for the foreseeable future, and that we will be able to obtain additional facilities, primarily through leasing, to accommodate our expansion.

Legal proceedings

We are currently not a party to, and we are not aware of any threat of, any legal, arbitral or administrative proceeding that, in the opinion of our management, is likely to have a material and adverse effect on our business, financial condition or results of operations. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Regulations

This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Corporate laws and Industry Catalogue relating to foreign investment

The establishment, operation and management of corporate entities in China are governed by the Company Law of the PRC, or the Company Law, effective in 1994 and amended in 1999, 2004 and 2005. The Company Law is applicable to our PRC subsidiaries unless PRC laws on foreign investment stipulate otherwise.

The establishment, approval, registered capital requirement and day-to-day operational matters of wholly foreign-owned enterprises, such as our PRC subsidiary, Lianhui Langfang, are regulated by the Wholly Foreign-Owned Enterprise Law of the PRC, effective in 1986 and amended in 2000, and the Implementation Rules of the Wholly Foreign-owned Enterprise Law of the PRC, effective in 1990 and amended in 2001.

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, promulgated and amended from time to time by MOFCOM, and the National Development and Reform Commission, or the NDRC. The Catalogue divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally permitted to receive foreign investment unless specifically restricted by other PRC regulations.

Establishment of wholly foreign-owned enterprises is generally permitted in encouraged and permitted industries. Certain restricted industries are limited to equity or contractual joint ventures, while in some cases PRC partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects may also be subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Foreign investment in car rental business

According to the Catalogue, foreign investment in the vehicle rental business is permitted. In addition, the Administration Measures on Foreign Investment in Rental Industry, or the Measures, promulgated by MOFCOM on February 3, 2005 and effective on March 5, 2005, apply to FIEs that operate rental or leasing businesses. Under the Measures, foreign investors that intend to establish FIEs to engage in rental or leasing businesses must have total assets of not less than US$5 million and the foreign-invested rental company must follow the general requirements of the Company Law and obtain an approval from MOFCOM or its relevant local counterparts for incorporation. A foreign-invested leasing company must satisfy the following conditions: (i) the registered capital shall not be less than US$10 million; (ii) the duration of the operation of a foreign-invested leasing company in the form of a limited liability company generally may not exceed 30 years; and (iii) a foreign-invested leasing company must be staffed by appropriate professionals and its senior management personnel shall possess the appropriate professional qualifications and not less than three years of experience in the business. Under the Measures, the establishment of FIEs operating rental businesses must be approved by the branch of MOFCOM at the provincial level while the establishment of FIEs operating leasing businesses must be approved by central MOFCOM. In February 2009, MOFCOM issued a notice to authorize provincial branches of MOFCOM to approve the establishment and changes of the foreign invested leasing companies with total investment amount up to US$50 million.

According to the Measures, foreign-invested leasing companies may conduct the following businesses: (i) leasing; (ii) rental; (iii) asset acquisitions and leasebacks inside or outside China; (iv) maintenance of assets underlying the leases and disposal of the residual value of assets underlying the leases; (v) lease transaction consultancy and security services; and (vi) other businesses approved by MOFCOM. Under the Measures, a "leasing business" is defined as a business in which a lessor, based on a lessee's selection of seller and leased asset, purchases the asset underlying the lease from a seller, makes the leased asset available to the lessee for use and collects rental payments from the lessee. Foreign-invested leasing companies may operate their leasing business through various means, such as direct leases, sub-leases, sale-leasebacks, leveraged leases, entrusted leases and joint leases.

Pursuant to the Measures, the amount of total risky assets (total assets less cash, bank deposits, PRC treasury securities and entrusted lease assets) of a foreign-invested leasing company shall not exceed ten times the amount of its net assets.

The Measures further require that foreign-invested leasing companies shall submit a report on their business operations and audited financial statements of the past year to MOFCOM for filing purposes before March 31 of each year.

Domestic investment of foreign-invested enterprises

The Ministry of Foreign Trade and Economic Cooperation, the predecessor of MOFCOM and SAIC jointly promulgated the Interim Provisions on the Domestic Investment of Foreign-Invested Enterprises, or the Investment Provisions, on July 25, 2000, which became effective from September 1, 2000. The Investment Provisions apply to investments in the PRC by foreign-invested enterprises established in the PRC, or FIEs, including sino-foreign equity joint ventures, sino-foreign cooperative joint ventures and wholly foreign-owned enterprises, by means of establishing an enterprise in China or purchasing the equity interest of an existing enterprise in China. According to the Investment Provisions, investments made by FIEs must comply with PRC laws and regulations, and in particular the Catalogue. Under the Investment Provisions, (i) FIEs may not invest in any prohibited industries, (ii) in the event that an FIE invests in any encouraged or permitted industry to establish a company, the FIE only needs to file an application with the company registration authority of the locale in which the company to be incorporated by the FIE is located; and (iii) in the event an FIE intends to invest in a restricted industry, or any company incorporated by the FIE intends to change its business scope to engage in a restricted industry, the FIE must file an application with and obtain the approval from the relevant branch of MOFCOM at the provincial level before filing an application with the competent company registration authority.

Our primary PRC operating company, CAR Beijing, is indirectly owned by us through Lianhui Langfang, a wholly foreign-invested enterprise, thus CAR Beijing is an enterprise invested by a FIE. CAR Beijing has been operating a car rental business, which is a permitted industry, since its establishment, and therefore no approval with respect to the investment by Lianhui Langfang in CAR Beijing from the provincial branch of MOFCOM is required. In addition, CAR

Beijing obtained an approval from the Beijing branch of MOFCOM in April 2011 to add leasing business into its business scope.

Regulations relating to enterprises engaging in car rental business

General regulations on automotive vehicles

Regulations applicable to all automotive vehicles generally apply to rental vehicles as well. According to the Road Traffic Safety Law promulgated by the Nation People's Congress Standing Committee, promulgated in October 2003 and amended in 2007 and 2011, all automotive vehicles must be registered with relevant local administration authorities. Vehicle registration certificates, vehicle license plates and vehicle licenses must be obtained from the same authorities, and compulsory traffic accident insurance must be purchased for each vehicle.

Regulations on car rental business

As the car rental industry is at an early stage of development in China, regulations governing it continue to evolve. The MOT and the National Planning Committee, the predecessor of NDRC, promulgated the Interim Rules on Administration of Car Rental Industry in 1998, which were abolished in 2007. Since then, there have been no national laws and regulations in place to specifically regulate the car rental industry in China until the Circular on Promoting the Health Development of Car Rental Industry promulgated by MOT in April 2011, which sets forth guidelines for the car rental industry, including, among others, encouraging large car rental enterprises to establish a national or regional car rental network.

According to the April 2011 MOT circular, local governmental authorities are required by the MOT to (i) promulgate local rules and regulations to improve and develop the regulatory environment of the car rental industry, (ii) promptly bring forth local development plans for the car rental industry, (iii) encourage large and reputable car rental companies with sound management to set up branches and establish national or regional networks, and provide simplified branch office registration process and better service for companies with a fleet of more than 1,000 cars, (iv) enhance the administration and management of the car rental industry, including requirements to obtain and carry a valid permit or license for each rental car, and prohibitions of car rental companies from engaging in road passenger transportation services without having the requisite business scope for these services, (v) encourage car rental companies to develop various types of services through advanced technologies, (vi) create a favorable development environment for car rental companies, and (vii) enhance the administration of the car rental industry.

The car rental industry is primarily regulated by governmental authorities at local levels, where regulatory requirements on operating entities and vehicles vary from one locale to another.

Set forth below is a summary of local rules and regulatory requirements in different provinces and cities in China regarding the provision of car rental services.

•
Some provinces and cities do not have any specific local rules regulating car rental services and we are unaware of the operation of car rental businesses being prohibited or restricted by local rules or regulations in these provinces or cities.

•
Some local authorities have promulgated local rules specifically regulating car rental business. For example, the relevant local authority in Beijing has promulgated specific local rules for car rental operations, such as requiring car rental service providers in Beijing to file with the local transportation authority before commencing business and make subsequent filings with the authorities for any changes in the number of vehicles for rental and other related matters. CAR Beijing and its subsidiary Beijing Beichen in Beijing providing car rental services have duly completed their required filings with the local authority in Beijing.

•
There are additional requirements for cars used for rental services in Beijing and other provinces and cities. In many provinces and cities, the "nature of use" stated in the vehicle license must be registered as rental or commercial. Some provinces and cities require special additional licenses or vehicle license plates for rental vehicles. For instance, in Hubei Province, Anhui Province, Jiangxi Province, Sichuan Province, Ningxia Autonomous Region, Suzhou, Dalian, Kunming, Changchun and Guangzhou, a road transportation license or a rental vehicle operation license is required for each rental car. In Shanghai, Shenyang and Anshan, special vehicle license plates must be obtained for rental cars.

•
In Shanghai, Guangzhou, Changchun or Nanchang, if a rental vehicle does not carry a local license plate, it may not be rented to customers for local pick-up and local drop-off. The failure to comply with this requirement may result in various penalties.

•
Further, some local authorities have promulgated rules, such as those in Xi'an and Kunming, or implemented practical guidelines requiring, such as those in Chongqing, that the owner of a rental car and the entity engaged in car rental services must be the same entity. If we were found to violate this local rule, we may receive warnings or be issued fines.

Local practices differ and some of the above requirements are not strictly enforced or may be modified or suspended by the local administration authorities. We have from time to time failed to comply with all of the above requirements, which may subject us to penalties and other administrative actions. See "Risk factors—Risks related to our business and industry—Our PRC subsidiaries may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties that may negatively impact our results of operations or interfere with our ability to operate our business."

Regulations on chauffeured services

Certain provinces and cities, such as Beijing, Shanghai, Chongqing, Shijiazhuang, Kunming, Shenyang, Dalian, Anshan, Harbin, Xiamen, Nanchang, Suzhou, Shaanxi Province, Shanxi Province, Shandong Province, Sichuan Province, Guizhou Province, Jilin Province, Hubei Province and Hunan Province, have promulgated local road transportation regulations, which generally provide that the business scope of car rental services does not include chauffeured services, and certain of these regulations explicitly restrict an entity engaged in car rental business from directly providing chauffeured services.

As some of our long-term car rental services also include chauffeured services, we may be subject to fines and other penalties for the violation of these regulations. See "Risk factors—Risks related to our business and industry—Our PRC subsidiaries may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties that may negatively impact our results of operations or interfere with our ability to operate our business."

Regulations on operating parking facilities

On October 3, 1988, the Ministry of Public Security and Ministry of Construction jointly promulgated an Interim Rules on the Construction and Administration of Parking Facilities, which provides several general principals on the construction and operation of the parking facilities. Currently, operation of parking facilities is mainly subject to local regulations that impose various requirements on entities engaged in operating parking facilities, and such regulatory requirements vary across locales. For example, the Beijing Municipal People's Government promulgated the Rules on the Administration of Public Parking facilities of Automobiles on March 28, 2001, under which a company that operates public parking facilities must file with the appropriate local authority and comply with the requirements for the operation of public parking facilities. One of the subsidiaries of CAR Beijing, Beijing Kaipu Parking Management Co., Ltd., which operates a public vehicle parking business, has filed its business with the competent governmental authority.

Regulations on registration of branch companies

According to the Company Law and the amended Administration Regulations of Company Registration, which became effective on January 1, 2006, a company may establish branch companies, which are entities without the status of a legal person, and conduct business outside the domicile municipality of the company. Branch companies must be registered at the competent government agency and obtain a business license. The amended Administration Regulations of Company Registration set forth detailed procedures for the registration of branch companies.

Our PRC subsidiaries have registered 160 branch companies as of December 31, 2011 and obtained business licenses for each of them. Some of our stores conducting car rental activities have not registered as a branch with the competent local government agency and obtained the required business license. We are in the process of applying for the remaining branch company registrations in cities where we operate as a rental business branch. If we fail to complete such registration in a timely manner, we may be subject to penalties, including fines, or disgorgement of income. Because of the discretionary nature of regulatory enforcement in the PRC, we cannot assure you that we will not be subject to these penalties as a result of our failure to meet the registration requirements, or that these penalties would not substantially inhibit our ability to operate our business. See "Risk factors—Risks related to our business and industry—Our PRC subsidiaries may have engaged in business activities without the necessary approvals from or registration with local authorities. This could subject us to fines or other penalties that may negatively impact our results of operations or interfere with our ability to operate our business."

Regulations on leasing

On October 22, 2004, MOFCOM and SAT, jointly issued the Notice on Issues Concerning the Operation of Leasing Business, or the Leasing Notice. Pursuant to the Leasing Notice, leasing companies may not engage in the following activities: (i) accepting savings or irregular savings; (ii) providing the lessee working capital loans or other loans under the lease; (iii) investing in the securities of financial institutions; (iv) interbank lending business and (v) other financial business without the approval of the China Banking Regulatory Commission. Further, under the

Leasing Notice, leasing companies must file a report on their business operations to the provincial branch of MOFCOM by the fifteenth day of each quarter.

In addition, the PRC Contract Law promulgated on March 15, 1999 sets mandatory rules about leasing contracts. Under the PRC Contract Law, leasing contracts must be in writing and include terms such as the name of the parties, quantity, specifications, technical performance and inspection method of the leased asset, the lease term, the composition of the rental, payment term, payment method and rental currency and specify ownership of the leased asset upon expiration of the lease. Under leasing contracts, the lessor will enter into and conclude a purchase and sale contract with the seller of the leased assets designated by the lessee based on the lessee's selection of the seller and the leased asset, and the seller will deliver the leased asset to the lessee as agreed. The lessee has the rights of a buyer when taking delivery of the leased asset. Without the consent of the lessee, the lessor may not modify relevant particulars related to the lessee of the purchase contract which has been entered into based on the lessee's selection of the seller and the leased asset. The lessee must take due care of the leased asset and use it properly and must maintain and repair the leased asset while it is in his or her possession. The lessor is not liable for bodily injury or damage to the property of a third party caused by the leased asset while it is in the possession of the lessee. However, the lessor retains ownership of the leased asset. If the lessee becomes bankrupt, the leased asset does not become part of the property available for distribution in the bankruptcy. If the leased asset fails to meet the requirements stipulated by the parties or is not fit for the purpose for which it is to be used, the lessor is not liable unless the lessee selected the leased asset in reliance on the technical ability of the lessor or the lessor interfered in the selection of the leased asset. The lessor and the lessee may stipulate which party will own the leased asset upon expiration of the lease. If no stipulation is made or such stipulation is unclear, or if ownership cannot be determined in accordance with the PRC Contract Law, the lessor will retain ownership of the leased asset. If the parties have stipulated that the lessee will own the leased asset upon expiration of the lease and the lessee has already paid most of the lease payment but is unable to pay the balance, then in the event of the lessor terminating the contract and repossessing the leased asset on those grounds, the lessee may demand a partial refund if the value of the leased asset repossessed exceeds the rent and any other expenses owed by the lessee.

Tort law

The PRC Tort Law was promulgated by the NPC Standing Committee and became effective on July 1, 2010. The PRC Tort Law provides that, in the event of death or serious personal injuries caused by a defective product, the entity that manufactured and distributed the defective product may be subject to punitive damages if it was clearly aware of the defect. Further, according to the PRC Tort Law, when the driver of a rental car who is not the owner of the vehicle is held liable for a traffic accident, liability will first be covered by the insurance company providing the compulsory traffic accident insurance of the vehicle, and the driver shall be responsible for the portion not covered by the compulsory traffic accident insurance. The vehicle owner is not liable unless the owner has fault in such accident. However, if a company provides chauffeured services and the chauffeur is an employee or contracted driver of the company who is held liable for traffic accident while providing chauffeured services, liability will first be covered by the compulsory traffic accident insurance on the vehicle, and then by the company providing chauffeured services if the insurance coverage is not sufficient. See

"Risk factors—Risks related to our business and industry—We face risks related to liabilities resulting from the use of our vehicles by our customers."

Regulations on labor matters

We are subject to laws and regulations governing our relationship with our employees, including wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare. The compliance with these laws and regulations may require substantial resources.

The PRC Labor Law which became effective on January 1, 1995 and amended on August 27, 2009, the Labor Contract Law of the People's Republic of China, which became effective on January 1, 2008, and its Implementing Regulation, which became effective on September 18, 2008, permit workers in both state-owned and private enterprises in the PRC to bargain collectively. The PRC Labor Law and the PRC Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract. The PRC Labor Contract Law and its Implementing Regulation impose certain requirements with respect to human resources management, including, among other things, signing labor contracts with employees, terminating labor contracts, paying remuneration and compensation and making social insurance contributions. In addition, the PRC Labor Contract Law requires employers to provide remuneration packages that meet the relevant local minimum standards. The PRC Labor Contract Law has enhanced rights for the nation's workers, including permitting open-ended labor contracts and severance payments. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

Under applicable PRC laws, rules and regulations, including the Social Insurance Law promulgated by the Standing Committee of the National People's Congress and effective as of July 1, 2011, the Rules on Implementing the Social Insurance Law issued by Ministry of Human Resource and Social Security and effective as of July 1, 2011, the Interim Regulations on the Collection and Payment of Social Security Funds promulgated by the State Council and effective as of January 22, 1999, the Interim Measures Concerning Maternity Insurance promulgated by the Ministry of Labor and effective as of January 1, 1995, the Regulations on Occupational Injury Insurance promulgated by the State Council and effective as of January 1, 2004 and amended on December 20, 2010, and the Regulations on the Administration of Housing Accumulation Funds promulgated by the State Council and effective as of April 3, 1999 and amended on March 24, 2002, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, maternity leave insurance, and to housing accumulation funds. These payments are made to local administrative authorities and any employer who fails to contribute may be fined and ordered to remediate on payments within a stipulated time period.

We have not made adequate employee benefit payments as required under applicable PRC labor laws. Accruals for the underpaid amounts as recorded were RMB8.2 million (US$1.3 million) as of September 30, 2011. Our failure to make contributions to various employee benefit plans and comply with applicable PRC labor related laws may subject us to late payment penalties or fines. See "Risk factors—Risks related to our business and industry—Our failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties."

Regulations on auto insurance

Compulsory auto liability insurance

According to the Road Traffic Safety Law, traffic accident insurance must be purchased for each vehicle. Pursuant to relevant provisions of the Regulation on Compulsory Auto Liability Insurance, or the Insurance Regulation, effective as of July 1, 2006, the owner or manager of a motor vehicle operating on the roads within the PRC must apply for the compulsory traffic accident liability insurance for motor vehicles in accordance with the provisions of the Road Traffic Safety Law, and the insurance company must make indemnity payments within liability limit to all victims, other than persons in the insured vehicle, for death, personal injury or property losses suffered in a road traffic accident involving the insured motor vehicle.

The limits of liability for compulsory traffic accident insurance for motor vehicles are standardized throughout the PRC and are classified into the limit of indemnity for death, injury or disability, the limit of indemnity for medical expenses, the limit of indemnity for property losses and the limit of no-fault indemnity of the insured in a road traffic accident.

Regulations on intellectual property rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the major international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

Copyrights

Under the Copyright Law of the People's Republic of China, adopted in 1990 and revised in 2001 and 2010, or the Copyright Law, and its related Implementing Regulations adopted in 2002 and amended in 2011, creators of protected works enjoy personal and property rights with respect to publication, authorship, alteration, integrity, reproduction, distribution, lease, exhibition, performance, projection, broadcasting, dissemination via information network, production, adaptation, translation, compilation and related activities. The term of a copyright, other than the rights of authorship, alteration and integrity of an author, which is unlimited in time, is life plus 50 years for individual authors and 50 years for corporations. In consideration of the social benefits and costs of copyrights, China balances copyright protections with limitations that permit certain uses, such as for private study, research, personal entertainment and teaching, without compensation to the author or prior authorization.

According to the Copyright Law, an infringer will be subject to various civil liabilities, which include cessation of the infringement and apologizing to and compensating the actual loss suffered by the copyright owner. If the actual loss of the copyright owner is difficult to calculate, the income received by the infringer as a result of the infringement will be deemed as the actual loss or if such illegal income is also difficult to calculate, the court can decide the amount of the actual loss up to RMB500,000 (US$78,395).

Trademarks

The PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark must not prejudice the existing right of others obtained by priority, nor may any person register in advance a trademark that has already been used by another person and has already gained a "sufficient degree of reputation" through that person's use. After receiving an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. During the three months after this public announcement, any person may file an objection against the trademark. The PRC Trademark Office's decisions on rejection, objection or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, at which point the trademark is deemed to be registered and will be effective for a renewable ten-year period, unless otherwise revoked.

Regulations on loans provided by non-financial agency to enterprise

On June 28, 1996, the People's Bank of China, or the PBOC, promulgated the General Rules on Loans effective on August 1, 1996, or the General Rules, according to which the loans provider shall be the entity approved by PBOC to engage in the business of providing loans, and shall possess financial service business license and financial institution permit. Under the General Rules, the loans provided by companies without the aforesaid approvals or licenses to any other companies directly without using a qualified financial agency may be withdrawn by the PBOC. Our PRC subsidiary, CAR Beijing, has borrowed certain loans from Legend Holdings, which does not hold a financial service business license and did not extend loans to us through a financial agency. For more details, please see "Risk factors—Risks related to our business and industry—Loans extended by Legend Holdings may be declared void by PRC authorities, which may materially and adversely affect our financial conditions and results of operations." In addition, pursuant to several judicial interpretations promulgated by the Supreme People's Court of the PRC, when a PRC court hears a case with respect to the loan contracts between enterprises which is brought by the borrower or lender under such loan contract, a PRC court may (i) determine the loan contracts between enterprises as void contracts, if under which an enterprise without proper approvals for providing loans to other enterprise without using a qualified financial agency, (ii) require the principal on the loan to be repaid to the lender, (iii) confiscate the interest earned or to be earned by the lender and (iv) impose a fine on the borrower that is based on the interest rate that would be charged by a bank for a similar loan.

Regulations on foreign exchange

Pursuant to the Regulations on the Administration of Foreign Exchange issued by the State Council, effective from 1996 and amended in January 1997 and August 2008, Renminbi is freely convertible for current account items, such as sale or purchase of goods, which are generally not subject to PRC governmental control or restrictions. Certain organizations in the PRC, including foreign-invested enterprises, may purchase, sell and/or remit foreign currencies at certain banks authorized to conduct foreign exchange business upon providing valid commercial documents. However, for capital account items, such as direct investments, loans, repatriation of investments and investment in securities outside of PRC, the prior approval of the PRC SAFE or its local counterparts, is required. Though there are restrictions on the convertibility of Renminbi for capital account items, which principally include investments and loans, we generally follow the regulations and apply to obtain the approval of SAFE and other relevant PRC governmental authorities. However, we may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries and our PRC affiliated entity may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Pursuant to the Interim Provisions on the Administration on Foreign Debts jointly promulgated by NDRC, the Ministry of Finance and SAFE on January 8, 2003 and other relevant rules and regulations issued by SAFE, loans by foreign entities or individuals to any FIE to finance its activities cannot exceed statutory limits, being the difference between the registered capital and the investment amount of the FIE as approved by MOFCOM, and must be registered with SAFE or its local counterparts.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 142. Circular 142 requires that the registered capital of a FIE converted into RMB from foreign currencies be only utilized for purposes within its business scope. For example, such converted amounts may not be used for investments in or acquisitions of other companies, which can inhibit the ability of companies to consummate such transactions. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of FIEs settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE's approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been utilized. Violations may result in severe penalties, such as heavy fines. Furthermore, SAFE promulgated a circular on November 9, 2010, or Circular 59, which tightens the regulation over settlement of net proceeds from overseas offerings, such as this offering, and requires that the settlement of net proceeds must be consistent with the description in the prospectus for the offering. Circular 142 and Circular 59 may limit our ability to transfer the net proceeds from this offering to our PRC subsidiary and convert the net proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Regulations on dividend distribution

The principal regulations governing the distribution of dividends by wholly foreign-owned enterprises include:

•
The Company Law;

•
Wholly Foreign-Owned Enterprise Law of the PRC, effective in 1986 and amended in 2000;

•
Implementation Rules of the Wholly Foreign-Owned Enterprise Law of the PRC, effective in 1990 and amended in 2001; and

•
The New EIT Law and its implementation rules, both effective in 2008.

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit, as calculated using PRC accounting standards, each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends. Under the New EIT Law and its implementation rules, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-PRC resident enterprise will be subject to a 10% PRC withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower PRC income tax rate.

Regulations on foreign exchange registration of offshore investment by PRC residents

Pursuant to SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Vehicles, or Circular 75, issued on October 21, 2005, (a) a PRC resident is required to register with the local branch of SAFE before it establishes or controls an overseas special purpose vehicle, or overseas SPV, for the purpose of overseas equity financing (including convertible debt financing); (b) when a PRC resident contributes the assets of or its equity interest in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interest into an overseas SPV, such PRC resident must register his or her interest in the overseas SPV and the change thereof with the local branch of SAFE; and (c) when the overseas SPV undergoes a material event outside of China, such as a change in share capital or merger and acquisition, the PRC resident must, within 30 days from the occurrence of such event, register such change with the local branch of SAFE. Failure to comply with the registration procedures set forth above may result in restrictions on a PRC subsidiary's foreign exchange activities and its ability to distribute dividends to the overseas SPV, and penalties, including being ordered to remit the foreign exchange illegally paid out of China back into China and monetary fines.

Starting in May 2007, SAFE has issued a series of guidances to its local branches with respect to the operational process for SAFE registration, including the Notice of SAFE on Printing and Distributing the Implementing Rules for the Administration of Foreign Exchange in

Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 19, which came into effect as of July 1, 2011. Circular 19 standardized more specific and stringent supervision of the SAFE 75 registration. For example, the guidance imposes obligations on onshore subsidiaries of an offshore entity to make true and accurate statements to the local SAFE authorities in case there is any shareholder or beneficial owner of the offshore entity who is a PRC citizen or resident. Untrue statements by the onshore subsidiaries will lead to potential liability for the subsidiaries, and in some instances, for their legal representatives and other liable individuals. See "Risk factors—Risks related to doing business in the People's Republic of China—We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange."

Regulations on overseas listing

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, SASAC, SAT, SAIC, CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. These regulations, among other things, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from CSRC, and if it does, it is uncertain how long it will take us to obtain the approval. If CSRC approval is required for this offering, our failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, Han Kun Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to CSRC for the approval of the listing and trading of our ADSs on the NYSE because, (i) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (ii) our wholly-owned PRC subsidiary was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the New M&A Rules, and it is not aware of any public record indicating that any of the issuers having offshore and onshore corporate structures similar to ours and already listed on an offshore stock exchange has been required by CSRC to procure the approval of CSRC prior to their listings.

See "Risk factors—Risks related to doing business in the People's Republic of China—The approval of the China Securities Regulatory Commission, may be required in connection with this offering under PRC law, and if required, we cannot assure you that we will be able to obtain such approval."

PRC enterprise income tax law and individual income tax law

On March 16, 2007, the National People's Congress, the PRC legislature, enacted the PRC Enterprise Income Tax Law and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with a "de facto management body" located within the PRC is considered a "PRC resident enterprise," meaning that it can be treated in a manner similar to a Chinese domestic enterprise for PRC enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. The Notice regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the basis of De facto Management Bodies issued by SAT on April 22, 2009, or Circular 82, provides that a foreign enterprise controlled by a PRC enterprise or a PRC enterprise group will be classified as a "PRC resident enterprise" with a "de facto management body" located within China if all of the following requirements are satisfied: (i) the senior management and core management departments in charge of daily operations are located mainly within the PRC; (ii) financial and human resources decision are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books, company seals and minutes and files of board and shareholders' meeting are located or kept within the PRC; and (iv) at least half of the enterprise's directors with voting rights or senior management reside within the PRC.

Due to the short history of the New EIT Law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals like us. We are currently not controlled by any PRC enterprise or PRC enterprise groups and therefore Circular 82 does not apply to us directly. However, Circular 82 may reflect SAT's criteria for determining the tax residence of foreign enterprises in general. Further, we currently do not believe that we are, or our Hong Kong subsidiary is, a PRC resident enterprise because we do not believe that we or our Hong Kong subsidiary meet all of the conditions above but there is no assurance in this regard. If the PRC tax authorities determine that we are a "PRC resident enterprise" for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. We would be subject to the enterprise income tax at a rate of 25% on our worldwide income as well as PRC enterprise income tax reporting obligations.

The New EIT Law and the implementation rules provide that an income tax rate of 10% will normally be applicable to dividends payable and gains derived by investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs or shares would be subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. The State Council of the PRC or a tax treaty between the PRC and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, provides that dividends paid by a foreign-invested enterprise in the PRC to its direct holding company, which is considered a Hong Kong tax resident and is determined by competent PRC tax authority to have satisfied relevant requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws, will be subject to withholding tax at the rate of 5% of total dividends. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC government and governments of other countries or regions is further subject to approval of the relevant tax authority. However, based on the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by SAT, or Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement without business substance, such PRC tax authorities may adjust the tax treaty benefits. Further, based on the Circular on How to Interpret and Recognize the "Beneficial Owners" in Tax Treaties, or Circular 601, issued on October 27, 2009 by SAT, "conduit companies," which are established for the purpose of avoiding or reducing tax or transferring or accumulating profits, may not be recognized as "beneficial owners" and thus may not entitled to the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

In January 2009, SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Measures, pursuant to which, the entities which have the direct obligation to make certain payments to a non-PRC resident enterprise shall be the relevant tax withholders for such non-PRC resident enterprise, and such payments include, income from equity investments (including dividends and other return on investment), interest, rents, royalties, and income from the assignment of property as well as other incomes subject to enterprise income tax received by non-PRC resident enterprise in China. Further, the Measures provides that in case of an equity transfer between two non-PRC resident enterprises which occurs outside China, the non-PRC resident enterprise which receives the equity transfer payment must, by itself or engage an agent to, file a tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities in collecting taxes from the relevant non-PRC resident enterprise. On April 30, 2009, the Ministry of Finance and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, SAT issued the Notice on Strengthening the Management on the Enterprise Income Tax for Non-Resident Enterprises Equity Transfers or Circular 698. Both Circular 59 and Circular 698 became effective retroactively on January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. Under Circular 698, where a non-PRC resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, or an indirect transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-PRC resident enterprise, being the transferor, shall report to the competent tax authority of the PRC "resident enterprise" this indirect transfer. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC taxes at a rate of up to 10%. We have conducted and may conduct acquisitions involving corporate structures, and historically our shares were transferred by certain then shareholders to us. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on transfer of our shares or any adjustment of such gains would cause us to incur additional costs. Further, although it appears that Circular 698 was not intended to apply to stock transfers of publicly traded companies, there is uncertainty as to the application of Circular 698 and we and our non-resident investors may be at risk of being required to file a tax return and being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698.

Management

Directors and executive officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position/title

Charles Zhengyao Lu	43	Chairman and chief executive officer
Linan Zhu	50	Director
Erhai Liu	44	Director
Robert Yong Sha	41	Chief financial officer
Jenny Zhiya Qian	36	Executive vice-president of operations
Kevin Junhong Yao	39	Executive vice-president of sales and marketing
Eric Peiqiang Wang	37	Vice-president of information technology
Yifan Song	36	Vice-president of stores management, call centers and customer services

Charles Zhengyao Lu is our chairman and has served as our chief executive officer since September 2007. Mr. Lu has over 17 years of entrepreneurial experiences and is a pioneer in China's car rental industry. Prior to founding our company, Mr. Lu founded Beijing Huaxia United Automobile Association Co., Ltd., or UAA Beijing, a leading automobile club in China, and served as its chief executive officer from 2005 to 2007. Mr. Lu served as the president of Beijing Huaxia United Science & Technology Co., Ltd., or Huaxia United, a leading provider of IP long-distance call services for enterprises, from 2003 to 2005. Prior to that, he served as the president of Beijing Shenzhou Deke Technology Development Co., Ltd., or Deke Beijing, a system integration solutions provider. Mr. Lu graduated from University of Science & Technology Beijing in 1991 where he majored in industrial electric automation. He received an EMBA degree from Peking University in 2010.

Linan Zhu has served as our director since November 2010. Mr. Zhu has been a director of Legend Holdings since 2000, and the president and managing director of Legend Capital Management Limited since April 2001. From June 1997 to March 2001, Mr. Zhu held various positions in Lenovo Group Limited, including head of planning and executive vice president. Prior to that, Mr. Zhu worked at Shenzhen New Saga Electronics Ltd. and served as the general manager from June 1993 through June 1997. Before that, he was the general manager in Legend Computer System Co., Ltd. (Shenzhen) from April 1989 to June 1993. Mr. Zhu serves on the board of directors of a number of companies, including Lenovo Group, and Peak Sport Products Co., Ltd., each a company listed on the Hong Kong Stock Exchange, Fosun Saturday Shoes Co., Ltd., a company listed on the Shenzhen Stock Exchange, Beijing Hony Future Investment Advisor Ltd., Jiangsu Hony Venture Capital, Raycom Co., Ltd., Right Lane Limited, and Shenzhen Yuto Printing Packing Co., Ltd. Mr. Zhu received his bachelor's degree in electronic engineering in 1984 and master's degree in electronic systems in 1987, both from Shanghai Jiao Tong University.

Erhai Liu has served as our director since December 2009. Mr. Liu is also a managing director of Legend Capital. Prior to joining Legend Capital in 2003, Mr. Liu was the chief operating officer of China RailcomNet Co., Ltd. from 2001 to 2003, the deputy general manager of Clarent China from 2000 to 2001 and the director of the value-added service business of Jitong Communications Co., Ltd. from 1994 to 2000. Mr. Liu serves on the board of directors of a number of Legend Capital portfolio companies, including, Bitauto Holdings Limited, a company listed on the NYSE, Rock Mobile (Cayman) Corporation, MAS Technology Company Limited, Chongqing New Standard Medical Equipment Co., Ltd., Universal Education Holdings and Coremax Group Limited. Mr. Liu received his bachelor's degree in telecommunications from Guilin University of Electronic Technology in 1990, and his master's degree in telecommunications and information system from Xidian University in 1994. He also received an EMBA degree from Peking University in 2003.

Robert Yong Sha has served as our chief financial officer since January 2012. From September 2011 to December 2011, Mr. Sha served as the executive president and chief financial officer of China Fortune Holdings Limited, a leading financial service provider in China with a focus on wealth management for institutional and individual customers. From December 2008 to August 2011, Mr. Sha served as the chief financial officer of ChinaCache International Holdings Ltd., a company listed on the NASDAQ Global Market and a leading provider of Internet content and application delivery services in China. Mr. Sha was the financial controller of that company from July 2005 to December 2008. From September 2003 to March 2005, Mr. Sha worked for Beijing Zenith Investment Company Limited, a real estate investment company as a senior executive advisor. From June 1999 to June 2003, Mr. Sha served as the financial controller of Xin De Telecom International Ventures Company Limited, a China-focused investment company jointly invested by Siemens AG and CITIC Group. Mr. Sha received his bachelor's and master's degrees in economics from Nankai University in 1993 and 1996, respectively. He is a CPA qualified in the PRC and a fellow member of the Chartered Association of Certified Accountants.

Jenny Zhiya Qian has served as our executive vice-president of operations since September 2007. Prior to joining us, she was a vice-president of operations for UAA Beijing from 2005 to 2007, and the assistant to the president of Huaxia United from 2004 to 2005. Ms. Qian worked at Cheung Kong (Wuhan) Development Co., Ltd. from 1999 to 2004, where she served as a personnel manager and an assistant general manager. From 1998 to 1999, she was an assistant manager at SembCorp (Tianjin) Construction Engineering Co., Ltd. Wuhan Branch. Ms. Qian graduated from Wuhan Institute of Textile Science, Department of Business Administration, in 1998 where she majored in industry and foreign trade.

Kevin Junhong Yao has served as our executive vice-president of sales and marketing since September 2007. Prior to joining us, he was a vice-president of sales and marketing for UAA Beijing from 2005 to 2007, and the general manager of Huaxia United from 2003 to 2005. Prior to that, he worked as a software engineer at the Guangzhou Baiyun International Airport Computer Information Management Center. Mr. Yao received his bachelor's degree in computer science from Nanjing University of Aeronautics and Astronautics in 1995. He received an MBA degree from The Chinese University of Hong Kong in 2007.

Eric Peiqiang Wang has served as our vice-president of information technology since September 2007. Prior to joining us, he was a vice-president of information technology for UAA Beijing from 2005 to 2007, and the deputy general manager at Deke Beijing from 2002 to 2005. Mr. Wang worked at Beijing Teamsun Technology Co., Ltd., an IT services company, from 2000 to 2001, where he served as a project manager and technical department manager. Mr. Wang graduated from Xiamen University in 1998, where he majored in chemistry and minored in computer science.

Yifan Song has served as our vice-president of stores management, call centers and customer services since September 2007. Before joining us, she was the head of customer services for UAA Beijing from 2005 to 2007. Prior to that, she served as the head of customer services at Yingtong Information System Co., Ltd., an internet service provider company from 2003 to 2005, and Shouchuang Internet Co., Ltd., another internet service provider company from 2000 to 2002. Ms. Song worked at Beijing Youheng Technology Co., Ltd. as a technical support manager from 1999 to 2000. She was a member of the technical support department at Beijing Ruide Hengchang Computer System Co., Ltd. from 1998 to 1999. Ms. Song graduated from the College of Electric Automation Engineering of Beijing Union University in 1998 where she majored in communication engineering. She holds an MBA from Central University of Finance and Economics of China.

Board of directors

Our board of directors currently consists of three directors and we expect that additional directors will be appointed. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he or she is materially interested as long as he or she has made a declaration of the nature of such interest and has not been disqualified by the chairman of the relevant board meeting. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

Committees of the board of directors

Our board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit committee

Our audit committee currently consists of Messrs. Charles Zhengyao Lu, Linan Zhu and Erhai Liu and is chaired by Mr. Lu. Upon the appointment of additional directors, a majority of our audit committee members will satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. Our audit committee will consist solely of independent directors that satisfy the NYSE and SEC requirements within one year of the completion of this offering. Our board also has determined that             qualifies as an audit committee financial expert within the meaning of the SEC rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•
selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•
reviewing with our independent registered public accounting firm any audit problems or difficulties and management's response and approving all proposed related party transactions, as defined in Item 404 of Regulation S;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
annually reviewing and reassessing the adequacy of our audit committee charter;

•
meeting separately and periodically with the management and our independent registered public accounting firm;

•
reporting regularly to the full board of directors; and

•
such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation committee

Our compensation committee currently consists of Messrs. Charles Zhengyao Lu, Linan Zhu and Erhai Liu and is chaired by Mr. Lu. Upon the appointment of additional directors, a majority of our compensation committee members will satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•
reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•
approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•
reviewing and recommending to the board with respect to the compensation of our directors;

•
reviewing periodically and approving any long-term incentive compensation or equity plans; and

•
programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate governance and nominating committee

Our corporate governance and nominating committee currently consists of Messrs. Charles Zhengyao Lu, Linan Zhu and Erhai Liu and is chaired by Mr. Lu. Upon the appointment of additional directors, a majority of our corporate governance and nominating committee members will satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. The corporate governance and nominating committee assists our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

•
identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•
reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
identifying and recommending to our board the directors to serve as members of committees;

•
advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and re-stated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•
convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

•
declaring dividends and distributions;

•
appointing officers and determining the term of office of officers;

•
exercising the borrowing powers of our company and mortgaging the property of our company; and

•
approving the issuance and transfer of shares of our company, including the registering of such shares in our share register.

Terms of directors and officers

Our directors hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind. Officers are selected by and serve at the discretion of the board of directors. The compensation of our directors is determined by the board of directors. There is no mandatory retirement age for directors.

Employment agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a specified time period, which will be automatically extended unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence other than one which in the opinion of the board does not affect the executive's position, willful, disobedience of a lawful and reasonable order, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. Each executive officer has also agreed to assign to our company all his or her all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Specifically, each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a period of one year following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our customer, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officer, manager, consultant or employee.

Compensation of directors and executive officers

For the year ended December 31, 2010, we paid an aggregate of RMB714,000 (US$112,000) in cash compensation to our directors and executive officers.

We have not set aside or accrued any amount of cash to provide pension, retirement or other similar benefits to our officers and directors. Our PRC subsidiaries are required by PRC laws and regulations to make contributions equal to certain percentages of each employee's salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefit. Our PRC subsidiaries have not contributed retirement and similar benefits to our officers and directors in the year ended December 31, 2010.

Principal shareholders

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•
each of our directors and executive officers; and

•
each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below assume there are             ordinary shares outstanding as of the date of this prospectus. The total number of ordinary shares outstanding after the closing of this offering will be             shares, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to this offering		Shares beneficially owned after this offering(1)
Name	Number	%	Number	%

Directors and Executive Officers:
Charles Zhengyao Lu(2)	3,651	29.12
Linan Zhu(3)	8,086	64.49
Erhai Liu(4)	8,086	64.49
Robert Yong Sha	—	—
Jenny Zhiya Qian	—	—
Kevin Junhong Yao	—	—
Eric Peiqiang Wang	—	—
Yifan Song	—	—
All directors and executive officers as a group	11,737	93.61
Principal Shareholders:
Grand Union Investment Fund, L.P.(5)	8,086	64.49
Haode Group Inc.(6)	3,028	24.15
Sky Sleek Limited(7)	623	4.97

(1)   Assumes that the underwriters do not exercise their option to purchase additional ADSs.

(2)   Includes 3,028 ordinary shares held by Haode Group Inc., and 623 ordinary shares held by Sky Sleek Limited. Ms. Lichun Guo, the wife of Mr. Charles Zhengyao Lu, our chairman and chief executive officer, is the sole director and the sole shareholder of Haode Group Inc. and Sky Sleek Limited, both of which are British Virgin Islands companies. Mr. Lu disclaims beneficial ownership of all shares held by Haode Group Inc. and Sky Sleek Limited. The registered address of both Haode Group Inc. and Sky Sleek Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)   Includes 8,086 ordinary shares held by Grand Union Investment Fund, L.P., an exempted limited partnership registered under the laws of the Cayman Islands. The general partner of Grand Union Investment Fund, L.P. is Grand Union Management Limited, an exempted company incorporated under the laws of the Cayman Islands. The directors of Grand Union Management

Limited are Mr. Linan Zhu and Mr. Erhai Liu, who share the investment and voting power of Grand Union Management Limited. Mr. Linan Zhu disclaims beneficial ownership of the ordinary shares owned by Grand Union Investment Fund, L.P., except to the extent of his pecuniary interest therein. Mr. Linan Zhu's business address is 10th Floor, Tower A, Raycom Info. Tech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing, 100080, People's Republic of China.

(4)   Includes 8,086 ordinary shares held by Grand Union Investment Fund, L.P., an exempted limited partnership registered under the laws of the Cayman Islands. The general partner of Grand Union Investment Fund, L.P. is Grand Union Management Limited, an exempted company incorporated under the laws of the Cayman Islands. The directors of Grand Union Management Limited are Mr. Linan Zhu and Mr. Erhai Liu, who share the investment and voting power of Grand Union Management Limited. Mr. Erhai Liu disclaims beneficial ownership of the ordinary shares owned by Grand Union Investment Fund, L.P., except to the extent of his pecuniary interest therein. Mr. Erhai Liu's business address is 10th Floor, Tower A, Raycom Info. Tech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing, 100080, People's Republic of China.

(5)   Includes 8,086 ordinary shares held by Grand Union Investment Fund, L.P., an exempted limited partnership registered under the laws of the Cayman Islands. The general partner of Grand Union Investment Fund, L.P. is Grand Union Management Limited, an exempted company incorporated under the laws of the Cayman Islands. The directors of Grand Union Management Limited are Mr. Linan Zhu and Mr. Erhai Liu, who share the investment and voting power of Grand Union Management Limited. Mr. Linan Zhu's and Mr. Erhai Liu's business address is 10th Floor, Tower A, Raycom Info. Tech Park, No. 2 Kexueyuan South Road, Haidian District, Beijing, 100080, People's Republic of China.

(6)   Includes 3,028 ordinary shares held by Haode Group Inc., a British Virgin Islands company. Ms. Lichun Guo, the wife of Mr. Charles Zhengyao Lu, our chairman and chief executive officer, is the sole director and the sole shareholder of Haode Group Inc. The registered address of Haode Group Inc. is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(7)   Includes 623 ordinary shares held by Sky Sleek Limited, a British Virgin Islands company. Ms. Lichun Guo, the wife of Mr. Charles Zhengyao Lu, our chairman and chief executive officer, is the sole director and the sole shareholder of Sky Sleek Limited. The registered address of Sky Sleek Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of our shareholders were record holders in the United States. None of our existing shareholders will have different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 Related party transactions

Transactions with certain directors, shareholders and affiliates

Rental services provided to an affiliate

In 2009, we provided short-term rental services to UAA Beijing, a company controlled by Mr. Charles Zhengyao Lu, our chairman and chief executive officer. The total rental revenues for the services provided amounted to approximately RMB2.9 million in 2009. UAA Beijing fully paid the rental fees in 2010.

Related party loans

We have entered into certain loan arrangements in the past with certain of our related parties, including (i) our affiliates, UAA Beijing, Huaxia United, China Youtong Science & Technology (Beijing) Co., Ltd., or Youtong Beijing, Huaxia Auto Network, Deke Beijing, and Beijing Chexing Tianxia Consultancy Co., Ltd., or Chexing Tianxia, each controlled by Mr. Lu, and (ii) Lianhui Langfang, the shareholder of CAR Beijing.

The following table sets forth the loan arrangements between us and our related parties in 2009, 2010 and the nine months ended September 30, 2011, as well as the amounts due to and from these related parties as of September 30, 2011. These loan arrangements were unsecured, interest-free and payable on demand, and were extended to meet the receiving party's short-term working capital needs.

					Amounts in the nine months ended September 30	Amounts outstanding as of September 30
	Amounts in the year ended December 31

(in thousands)	2009	2010	2010		2011	2011	2011

Amount due from related parties
UAA Beijing	RMB11,926	RMB43,830	US$	6,872	RMB13,941	RMB16,455	US$	2,580
Youtong Beijing	—	—		—	—	34		5
Deke Beijing	—	—		—	—	2,160		339
Lianhui Langfang	—	—		—	450	450		71
Amount due to related parties
UAA Beijing	RMB227	RMB20,135	US$	3,157	RMB11,943	RMB11		2
Huaxia United	4,400	(6,500)		(1,019)	—	—		—
Youtong Beijing	500	(15,534)		(2,436)	—	—		—
Huaxia Auto Network	(14)	(15,832)		(2,482)	—	—		—
Deke Beijing	77	(31,429)		(4,928)	(2,160)	—		—
Lianhui Langfang	—	1		0.1	—	—		—
Chexing Tianxia	(40)	(259)		(41)	—	—		—

Legend Holdings, a former shareholder of our company, provided loans to us to finance our acquisition of Beijing Beichen as well as our vehicle acquisitions and business operations. As of September 30, 2011, loans from Legend Holdings amounted to RMB549.6 million (US$86.2 million). The loans bore interest at floating interest rates between 6.2% and 7.0% as of September 30, 2011 and had terms of one to two years.

Guarantees provided by our chairman, former shareholder and an affiliate company

In 2010, Mr. Lu provided guarantees for certain of our borrowings from financial institutions. The borrowings from financial institutions guaranteed by Mr. Lu amounted to approximately RMB5.5 million (US$0.9 million) and nil as of December 31, 2010 and September 30, 2011, respectively.

In 2010 and the nine months ended September 30, 2011, Legend Holdings provided guarantees for certain of our borrowings from financial institutions. The borrowings from financial institutions guaranteed by Legend Holdings amounted to approximately RMB617.0 million (US$96.7 million) and RMB1,735.5 million (US$272.1 million) as of December 31, 2010 and September 30, 2011, respectively.

In 2010 and nine months ended September 30, 2011, our capital lease arrangements with financial institutions were guaranteed by Mr. Lu and secured by the prepaid land lease and a building of Lianhui Langfang. These amounts were RMB11.3 million (US$1.8 million) and RMB5.9 million (US$0.9 million) as of December 31, 2010 and September 30, 2011, respectively.

Private placements

As part of our restructuring in anticipation for our initial public offering, on December 14, 2011, we issued an aggregate of 10,000 ordinary shares to certain investors for an aggregate consideration of US$36.1 million: (i) 5,673 ordinary shares to Right Lane Limited for a cash consideration of US$21.0 million, (ii) 3,028 ordinary shares to Haode Group Inc. for a cash consideration of US$10.6 million, (iii) 623 ordinary shares to Sky Sleek Limited for a cash consideration of US$2.1 million, (iv) 271 ordinary shares to Qun Cheng Limited for a cash consideration of US$0.9 million, (v) 248 ordinary shares to Amplewood Resources Limited for a cash consideration of US$0.9 million, and (vi) 157 ordinary shares to Grand Joy Worldwide Limited for a cash consideration of US$0.5 million.

On December 15, 2011, we issued another 2,538 ordinary shares to LC Fund III, L.P. in exchange for all of its shares in LC Industrial.

Employment agreements

See "Management—Employment agreements."

Description of share capital

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 50,000 ordinary shares, with a par value of US$1.00 each. As of the date of this prospectus, there are 12,538 ordinary shares issued and outstanding.

Assuming that we obtain the requisite shareholder approval, upon the closing of this offering, we will adopt an amended and restated memorandum and articles of association, which will replace our current memorandum and articles of association in its entirety, and our authorized share capital will be increased. The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Exempted company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•
an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•
an exempted company is not required to open its register of members for inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may in certain circumstances issue no par value, negotiable or bearer shares;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

Ordinary shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Register of members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

(a)
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)
the date on which the name of any person was entered on the register as a member; and

(c)
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us to Citibank, N.A. as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the court for an order that the register be rectified.

Voting rights

Each ordinary share will be entitled to one vote.

Voting at any meeting of shareholders will be decided by poll and not on a show of hands.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General meetings and shareholder proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by the NYSE rules.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow our shareholders to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for a meeting of shareholders consists of at least two shareholders representing not less than one-third in nominal value of the total issued voting shares in our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least ten days is required for the convening of our annual general meeting and other shareholders meetings.

Transfer of ordinary shares

Subject to the restrictions in our articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•
the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of ordinary shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•
the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they are obligated to, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of ordinary shares

Under the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares by our board of directors or by special resolution of our shareholders provided:

(a)
no share can be redeemed unless it is fully paid up;

(b)
no share can be redeemed such that there are no shares outstanding; and

(c)
no share can be redeemed after we have commenced liquidation.

The payment of the redemption price may be made out of profits, or, subject to us being able to pay our debts as they fall due in the ordinary course of business immediately after such payment, be made out of the share premium account or capital (including capital redemption reserve).

Variations of rights of shares

All or any of the special rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where you can find additional information."

Changes in capital

Our shareholders may from time to time by ordinary resolutions:

•
increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

•
consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•
convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•
sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

History of securities issuances

The following is a summary of our securities issuances and repurchases since our incorporation on July 13, 2011.

Ordinary shares

In connection with our incorporation, we issued 100 ordinary shares at a par value of US$1.0 per share to Ms. Lichun Guo, the wife of Mr. Charles Zhengyao Lu, our chairman and chief executive officer.

As part of our restructuring in anticipation for our initial public offering, on December 14, 2011, we issued an aggregate of 10,000 ordinary shares to certain investors for an aggregate consideration of US$36.1 million, including (i) 5,673 ordinary shares to Right Lane Limited for a cash consideration of US$21.0 million, (ii) 3,028 ordinary shares to Haode Group Inc. for a cash consideration of US$10.6 million, (iii) 623 ordinary shares to Sky Sleek Limited for a cash consideration of US$2.1 million, (iv) 271 ordinary shares to Qun Cheng Limited for a cash consideration of US$0.9 million, (v) 248 ordinary shares to Amplewood Resources Limited for a cash consideration of US$0.9 million, and (vi) 157 ordinary shares to Grand Joy Worldwide Limited for a cash consideration of US$0.5 million.

Concurrently with the share issuance, we repurchased all the ordinary shares held by Ms. Guo at a par value of US$1.0 per share.

On December 15, 2011, we issued 2,538 ordinary shares to LC Fund III, L.P. in exchange for all its shares in LC Industrial.

On January 10, 2012, LC Fund III, L.P. transferred all its shareholding to Grand Union Investment Fund, L.P. On the same day, Right Lane Limited transferred 5,548 shares to Grand Union Investment Fund, L.P., and 125 shares to Grandsun International Investment Limited.

Differences in corporate law

The Companies Law is modeled after that of the English companies legislation but does not follow recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and similar arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company, or (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•
the statutory provisions as to the due majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question;

•
the arrangement is such that a businessman would reasonably approve; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares affected (within four months), the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•
an act which is illegal or ultra vires;

•
an action which requires a resolution with a qualified or special majority which has not been obtained; and

•
an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Directors' fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under our post-offering memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder action by written resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-offering memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors can be removed, except in limited circumstances, by an ordinary resolution.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote of holders of a majority of the shares of such class entitled to vote in person or by proxy at a shareholders meeting.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our post-offering memorandum and articles of association may only be amended by a special resolution of our shareholders.

Inspection of books and records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover provisions

Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of non-resident or foreign shareholders

There are no limitations imposed by foreign law or by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares issued or issuable upon conversation of the preferred shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Description of American depositary shares

Citibank, N.A. has agreed to act as the depositary for the American depositary shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American depositary shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American depositary receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-             when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive             ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•
We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
We fail to deliver satisfactory documents to the depositary; or

•
It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of ordinary shares would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•
We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•
We do not deliver satisfactory documents to the depositary; or

•
The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting ordinary shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•
The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•
All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•
You are duly authorized to deposit the ordinary shares.

•
The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

•
The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•
ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

•
Obligations to pay fees, taxes and similar charges.

•
Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

The delivery of ordinary shares to you will be evidenced by entry of the details of your shareholding into our register of members and the delivery of share certificates to you in relation to such ordinary shares. If your ADSs are cancelled and we fail to update our register of members to reflect your shareholding, you will have the right to apply to the courts of the Cayman Islands for an order that our register of members be rectified.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. See "Description of share capital—Voting rights" for a summary of the voting rights of holders of ordinary shares.

As soon as practicable, after receipt of notice by the depositary at least thirty (30) days prior to a shareholders meeting or the voting deadline for a consent or solicitation of proxies, the depositary will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders' meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders' meeting by show of hands, the depositary bank will instruct the custodian to vote directly or by proxy all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders' meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs.

In the event of voting by poll, ordinary shares in respect of which no timely voting instructions have been received from ADS holders and provided that the depositary received notice of the meeting or solicitation of vote at least 30 days prior to such meeting or vote, such ADS holder will be deemed to have instructed the depositary to give a discretionary proxy to a person designated by the Company to vote the ordinary shares represented by such ADSs. No discretionary proxy will be given with respect to any matter as to which the Company informs the Depositary that the Company does not wish such proxy to be given, and no discretionary proxy will be given with respect to any matter as to which the Company informs the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of the Company will be materially adversely affected.

The depositary (or its proxy) acting on behalf of ADS holders has the option of voting in person or by proxy at a shareholders' meeting.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. If voting is by poll, securities for which no voting instructions have been received will not be voted.

Fees and charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

• Issuance of ADSs	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the Depositary
• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•
Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•
Expenses incurred for converting foreign currency into U.S. dollars.

•
Expenses for cable, telex and fax transmissions and for delivery of securities.

•
Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•
Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary may agree from time to time.

Amendments and termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-release transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to brokers/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to brokers/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions" and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign currency conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Shares eligible for future sale

Upon completion of this offering, we will have                           outstanding ADSs representing approximately         % of our ordinary shares in issue. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on the NYSE, a regular trading market for our ADSs may not develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up agreements

We have agreed that we will not offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters for a period ending 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors, executive officers and existing shareholders has agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day restricted period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless, with respect to the restricted period applicable to us, our directors and executive officers and existing shareholders, such extension is waived by J.P. Morgan Securities LLC on behalf of the underwriters.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned "restricted securities" for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•
1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately                            shares immediately after this offering; or

•
the average weekly trading volume of the ADSs representing our ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 Taxation

The following discussion of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax laws, it represents the opinion of Han Kun Law Offices, our PRC counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "—United States federal income taxation" constitute the opinion of Kirkland & Ellis International LLP, our United States counsel, as to the material United States federal income tax consequences to United States Holders (as defined below) of an investment in the ADSs or the ordinary shares to which such ADSs relate.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China taxation

We are a holding company incorporated in the Cayman Islands and our income depends primarily on dividends from our PRC subsidiaries. The New EIT Law and its implementation rules provide that an income tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprise shareholders unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions. Under the Double Tax Avoidance Arrangement, dividends paid by a foreign-invested enterprise in the PRC to its direct holding company, which is considered a Hong Kong tax resident and is determined by the competent PRC tax authority to have satisfied relevant requirements under the Double Tax Avoidance Arrangement between China and Hong Kong and other applicable PRC laws, will be subject to withholding tax at the rate of 5%. Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to approval of the relevant tax authority. Furthermore, SAT promulgated Circular 601 in October 2009, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for tax benefits under the treaties or arrangements. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. See "Risk factors—Risk related to doing business in the People's Republic of China—We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition."

Under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management body" located within China may be considered to be PRC tax resident enterprises for tax purposes and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The New EIT Law Implementation Regulations define the term "de facto management body" as a management body that exercises full or substantial control and management authority over the production, operation, personnel, accounts and properties of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China, which include all of the following conditions: (i) the senior management and core management departments in charge of daily operations are located mainly within the PRC; (ii) financial and human resources decision are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books, company seals and minutes and files of board and shareholders' meeting are located or kept within the PRC; and (iv) at least half of the enterprise's directors with voting rights or senior management reside within the PRC. Although Circular 82 explicitly provides that the above standards apply to enterprises which are registered outside the PRC and funded by PRC enterprises or PRC enterprise groups as controlling investors, the determining criteria set forth in Circular 82 may reflect SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. We currently do not believe that we or our Hong Kong subsidiary meet all of the conditions above thus we do not believe that we are, or our Hong Kong subsidiary is, a PRC resident enterprise but there can be no assurance in this regard. If we and/or our Hong Kong subsidiary were considered to be a PRC tax resident enterprise, we and/or our Hong Kong subsidiary would be subject to a PRC enterprise income tax on our and/or its worldwide income at a tax rate of 25% and to certain reporting obligations. See "Risk factors—Risk related to doing business in the People's Republic of China—We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in our global income becoming subject to 25% PRC enterprise income tax."

The implementation rules of the New EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as

China-sourced income, if we are considered a PRC tax resident enterprise for tax purposes, and as a result, such dividends and capital gains paid to overseas shareholders or ADS holders that are non-PRC resident enterprises may become subject to PRC income tax at a rate of up to 10.0%, unless otherwise exempted or reduced under relevant tax treaties or arrangements between the PRC and relevant foreign jurisdictions. Under the PRC Individual Income Tax Law promulgated on September 10, 1980, as amended in 1993, 1999, 2005, 2007 and 2011 and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not residents of the PRC are ordinarily subject to a PRC withholding tax at a rate of 20% and PRC source gains realized by such investors on the transfer of ADSs or shares would be subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. See "Risk factors—Risk related to doing business in the People's Republic of China—You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ADSs or ordinary shares."

Pursuant to Circular 698, issued by SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-PRC resident enterprise, being the transferor, must report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. Our acquisition of equity interests in other companies and the transfer of our shares by certain then shareholders to us and other relevant parties in 2011 and 2012 respectively may be subject to income tax on capital gains generated from such transfers of the shares. See "Risk factors—Risk related to doing business in the People's Republic of China—The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us."

Under PRC laws, payers of the PRC sourced income to non-PRC-resident enterprises are generally obligated to withhold PRC income taxes from the payment. In the event of failure to withhold, the non-PRC-resident enterprises are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC-resident enterprises will result in penalties, including full payment of taxes owed, fines, and default interest on those taxes.

United States federal income taxation

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs or ordinary shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•
banks;

•
certain financial institutions;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
brokers or dealers in stocks and securities, or currencies;

•
traders that elect to use a mark-to-market method of accounting;

•
certain former citizens or residents of the United States subject to Section 877 of the Code;

•
tax-exempt organizations and entities;

•
persons subject to the alternative minimum tax provisions of the Code;

•
persons whose functional currency is other than the United States dollar;

•
persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•
persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•
persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•
partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding our ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of holding our ADSs or ordinary shares.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of ADSs or ordinary shares should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local and non-United States taxing jurisdiction or under any applicable tax treaty.

For purposes of the discussion below, a "United States Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

If you own our ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an ADS by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of ADSs, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends and other distributions on the ADSs or ordinary shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to our ADSs or ordinary shares (including any PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any PRC withholding taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder in taxable years beginning before January 1, 2013, may qualify for lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation" and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the NYSE, as our ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see "Taxation—People's Republic of China taxation"), then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

Even if dividends that we pay are treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends that we pay if the non-corporate

United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

Any PRC withholding taxes (not in excess of any applicable treaty rate) imposed on dividends paid to you with respect to ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or ordinary shares

You will recognize gain or loss on a sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized in the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive foreign investment company" below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADS or ordinary share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of ADSs or ordinary shares (see "Taxation—People's Republic of China taxation"), then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or "basket" of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive foreign investment company

Based on the current and anticipated value of our assets and the composition of our income and assets, we believe we were not a PFIC for United States federal income tax purposes for the taxable year ended December 31, 2011, and we do not expect to be a PFIC in the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, expresses no opinion with respect to our PFIC status for any taxable year or our expectations contained in this paragraph.

A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•
at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. In addition, the determination of whether we are a PFIC is based on the interpretation of certain United States Treasury regulations relating to rental income and the application of those rules to our subsidiaries, which regulations are potentially subject to differing interpretation.

The determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which may depend upon the market value or our ADSs or ordinary shares) and may also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current or future taxable years. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

•
the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•
the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•
the amount the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which a United States Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs will be listed on the NYSE, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the NYSE and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

A United States Holder that holds our ADSs or ordinary shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information reporting and backup withholding

Information reporting to the IRS and backup withholding (currently at a rate of 28%) generally will apply to dividends in respect of our ADSs or ordinary shares, and the proceeds from the sale or exchange of our ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

Under legislation enacted in 2010, United States Holders who are individuals generally will be required to report information relating to an interest in non-United States securities (such as ADSs or ordinary shares) subject to exceptions, including an exception for securities held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed a certain threshold.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Underwriting

We are offering the ADSs described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as the book-running manager of the offering and as the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of DSs

J.P. Morgan Securities LLC

Total

The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $             per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                           additional ADSs from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is $             per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

	Without option exercise	With full option exercise

Per ADS	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $             .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or ADSs or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or ADSs or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors, executive officers, all of our existing shareholders have agreed to enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs (including, without limitation, ordinary shares or ADSs or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our ordinary shares or ADSs. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We will apply to have our ADSs approved for listing on NYSE under the symbol "CARH."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ADSs referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded ADSs of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the European Union Prospectus Directive, or a Relevant Member State, from and including the date on which the European Union Prospectus Directive, or EU Prospectus Directive, is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time,

(a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

(d)   in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measures in each Relevant Member State.

Notice to prospective investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Switzerland

Neither this prospectus nor any other material relating to the ADSs which are the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The ADSs will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the ADSs, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The ADSs are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the ADSs with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the ADSs are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the ADSs may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)   you confirm and warrant that you are either:

   (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (Corporations Act);

   (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

  (iii)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

(b)   you warrant and agree that you will not offer any of the shares issued to you pursuant to this document for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to prospective investors in Cayman Islands

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Notice to prospective investors in United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

Notice to prospective investors in Hong Kong

The ADSs may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person that is:

(a)   a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  (1)   to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  (2)   where no consideration is or will be given for the transfer; or

  (3)   where the transfer is by operation of law.

Expenses related to this offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the NYSE listing fee and the FINRA filing fee, all amounts are estimates.

SEC registration fee	US$	34,380
NYSE listing fee		*
FINRA filing fee		30,500
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	US$	*

*      To be filed by amendment.

 Legal matters

We are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by King & Wood PRC Lawyers. Kirkland & Ellis International LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon King & Wood PRC Lawyers with respect to matters governed by PRC law.

Experts

Our consolidated financial statements as of December 31, 2009 and 2010 and for each of the years in the two-year period ended December 31, 2010 appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China, 200120.

 Where you can find additional information

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and holders of more than 10% of our ordinary shares are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

Page
China Auto Rental, Inc.
Index to consolidated financial statements
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2010	F-3 - F-4
Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2010	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2010	F-6 - F-7
Consolidated Statements of Changes in Shareholders' (Deficit)/ Equity for the Years Ended December 31, 2009 and 2010	F-8
Notes to the Consolidated Financial Statements	F-9 - F-43
Unaudited Interim Condensed Consolidated Financial Statements
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2010 and September 30, 2011	F-44 - F-45
Unaudited Interim Condensed Consolidated Statements of Operations for the Nine-month Periods Ended September 30, 2010 and 2011	F-46
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Nine-month Periods Ended September 30, 2010 and 2011	F-47 - F-48
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders' (Deficit)/Equity for the Nine-month Periods Ended September 30, 2010 and 2011	F-49
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-50 - F-73
Shanghai Huadong Auto Rental Co., Ltd.
Index to Financial Statements
Report of Independent Registered Public Accounting Firm	F-74
Statement of Operations and Comprehensive Income for the Year Ended December 31, 2009	F-75
Statement of Cash Flows for the Year Ended December 31, 2009	F-76
Notes to the Financial Statements	F-77 - F-85
China Auto Rental Inc.
Index to Unaudited Pro Forma Condensed Combined Financial Information
Introduction to Unaudited Pro Forma Condensed Combined Financial Information	P-1
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2010	P-2
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	P-3

Report of independent registered public accounting firm

The Board of Directors and Shareholders of China Auto Rental Inc.

We have audited the accompanying consolidated balance sheets of China Auto Rental Inc. (the "Company") as of December 31, 2009 and 2010, and the related consolidated statements of operations, cash flows and changes in shareholders' (deficit)/ equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Auto Rental Inc. at December 31, 2009 and 2010 and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Shanghai, the People's Republic of China

January 18, 2012

China Auto Rental Inc.
Consolidated balance sheets
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		December 31,
	Notes	2009	2010

		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		4,624	81,062	12,710
Available-for-sale investments	6	—	198	31
Accounts receivable (net of allowance for doubtful accounts of RMB34 and RMB178 (US$28) as of December 31, 2009 and 2010, respectively)	7	1,066	12,330	1,933
Due from related parties	20	4,294	34	5
Net investment in direct financing leases—current	12	23	395	62
Inventories	8	119	1,870	293
Prepayments	9	5,973	65,192	10,221
Other current assets	10	714	6,060	950
Due from shareholders	20	—	29	5

Total current assets		16,813	167,170	26,210

Non-current assets:
Rental vehicles, net	11	71,159	917,515	143,856
Other property, plant and equipment, net	11	2,446	16,918	2,653
Net investment in direct financing leases—non-current	12	281	2,777	435
Prepayments for vehicle purchases		147	950	149
Acquired intangible assets, net	14	617	16,117	2,527
Deposits for capital leases	15	—	9,855	1,545
Restricted cash	16	300	300	47
Due from a related party	20	—	14,446	2,265
Goodwill		—	108	17

Total non-current assets		74,950	978,986	153,494

TOTAL ASSETS		91,763	1,146,156	179,705

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Consolidated balance sheets (continued)
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		December 31,
	Notes	2009	2010

		RMB	RMB	US$
LIABILITIES AND SHAREHOLDERS' (DEFICIT)/ EQUITY
Current liabilities:
Accounts payable		229	907	142
Accrued expenses and other current liabilities	18	4,584	22,166	3,475
Prepayments from customers		5,067	20,134	3,157
Long-term borrowings due within one year	17	11,793	218,967	34,332
Obligations under capital leases—current	13	—	10,058	1,577
Due to related parties	20	67,816	—	—
Due to shareholders	20	22,932	167,833	26,314
Income tax payable	19	—	50	8

Total current liabilities		112,421	440,115	69,005

Non-current liabilities:
Due to a shareholder	20	—	200,000	31,358
Obligations under capital leases—non-current	13	—	1,236	194
Long-term borrowings	17	2,676	403,514	63,267
Deferred tax liabilities	19	—	4,059	636

Total non-current liabilities		2,676	608,809	95,455

Commitments and contingencies	23	—	—	—
Shareholders' (deficit)/ equity:
Ordinary shares (par value of US$1 per share; 50,000 shares authorized as at December 31, 2009 and 2010; 12,538 shares issued and outstanding as of December 31, 2009 and 2010)		80	80	13
Additional paid-in capital		20,055	183,923	28,837
Accumulated deficit		(43,469)	(86,799)	(13,609)
Accumulated other comprehensive income		—	28	4

Total shareholders' (deficit)/ equity		(23,334)	97,232	15,245

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT)/ EQUITY		91,763	1,146,156	179,705

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Consolidated statements of operations
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		For the year ended December 31,
	Notes	2009	2010

		RMB	RMB	US$
Net revenues (including vehicle rental services provided to shareholders amounting to RMB2,872 and RMB41 (US$6) for the years ended December 31, 2009 and 2010, respectively)	4	54,010	142,992	22,420
Expenses
Depreciation of rental vehicles	11	(11,924)	(47,206)	(7,401)
Direct operating expenses		(22,692)	(61,525)	(9,646)
Selling, marketing and distribution expenses		(3,463)	(25,516)	(4,001)
General and administrative expenses		(11,366)	(32,980)	(5,173)
Interest income and other income, net (including interest income receivable from a related party amounting to nil and RMB482 (US$76) for the years ended December 31, 2009 and 2010, respectively)		14	737	116
Interest expenses (including interest expense to a shareholder amounting to nil and RMB7,833 (US$1,228) for the years ended December 31, 2009 and 2010, respectively)		(7,735)	(20,374)	(3,194)

Total expenses		(57,166)	(186,864)	(29,299)
Loss before income tax benefit		(3,156)	(43,872)	(6,879)
Income tax benefit	19	—	542	85

Net loss		(3,156)	(43,330)	(6,794)

Loss per ordinary share:
Basic	21	(3,400.86)	(5,660.13)	(887.45)
Diluted	21	(3,400.86)	(5,660.13)	(887.45)

Weighted average ordinary shares used in per share computation:
Basic	21	928	7,597	7,597
Diluted	21	928	7,597	7,597

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Consolidated statements of cash flows
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Cash flows from operating activities
Net loss	(3,156)	(43,330)	(6,794)
Adjustments to reconcile net loss to net cash from operating activities:
Provision for losses on doubtful accounts	29	144	23
Depreciation of rental vehicles	11,924	47,206	7,401
Depreciation of other property, plant and equipment	788	2,731	428
Loss / (gain) on disposal of other property, plant and equipment, net	8	(331)	(52)
Amortization of intangible assets	—	241	38
Amortization of deferred commission charges	—	319	50
Imputed interest expenses	5,280	1,927	302
Imputed rental expenses	922	915	143
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	165	(6,744)	(1,057)
Inventories	(3)	(1,751)	(275)
Prepayments	(372)	(57,686)	(9,045)
Other current assets	(517)	(5,346)	(838)
Deferred tax liabilities	—	(572)	(90)
Income tax payable	—	50	8
Accounts payable	70	678	106
Prepayments from customers	1,613	15,019	2,355
Due from related parties	—	(482)	(76)
Due to shareholders	—	7,833	1,228
Accrued expenses and other payables	103	16,756	2,625

Net cash provided by/ (used in) operating activities	16,854	(22,423)	(3,516)

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Consolidated statements of cash flows (continued)
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Cash flows from investing activities
Purchases of rental vehicles	(1,746)	(873,798)	(137,002)
Proceeds from disposal of rental vehicles	1,465	6,277	984
Purchases of other property, plant and equipment	(577)	(17,395)	(2,727)
Proceeds from disposal of other property, plant and equipment	5	206	32
Purchases of intangible assets	—	(2,651)	(416)
Acquisition of subsidiary, net of cash acquired	—	(22,550)	(3,536)
Proceeds from principal portion of direct financing leases	19	395	62
Borrowings to a related party	(11,926)	(43,348)	(6,796)

			0
Net cash used in investing activities	(12,760)	(952,864)	(149,399)

Cash flows from financing activities
Proceeds from long-term borrowings	—	451,479	70,787
Repayments of long-term borrowings	—	(8,569)	(1,344)
Proceeds from shareholder loans	7,800	368,000	57,698
Repayments of shareholder loans	(3,414)	(30,932)	(4,850)
Proceeds from sale and leaseback transactions	15,000	170,145	26,677
Repayments of principal portion of capital lease obligations	(20,955)	(21,437)	(3,361)
Proceeds from related party loans	917	20,137	3,157
Repayments of related party loans	(153)	(58,124)	(9,113)
Capital injection from shareholders	—	161,026	25,249

Net cash (used in)/ provided by financing activities	(805)	1,051,725	164,900

Net increase in cash and cash equivalents	3,289	76,438	11,985
Cash and cash equivalents at the beginning of year	1,335	4,624	725

Cash and cash equivalents at the end of year	4,624	81,062	12,710

Supplemental disclosures of cash flow information:
Interest expense paid	(2,333)	(8,206)	(1,287)
Interest income received	15	164	26
Income tax paid	—	41	6
Supplemental disclosures of non-cash activities:
Purchases of rental vehicles via capital lease obligations	195	2,868	450

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Consolidated statements of changes in
shareholders' (deficit)/equity
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		Ordinary shares		Additional paid-in- capital		Accumulated other comprehensive income	Total shareholders' (deficit)/equity
					Accumulated deficit
	Notes	Shares	Amount

			RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2009		12,538	80	13,853	(40,313)	—	(26,380)
Comprehensive loss:
Net loss for the year		—	—	—	(3,156)	—	(3,156)

Total comprehensive loss		—	—	—	—	—	(3,156)
Contributions from shareholders	20	—	—	6,202	—	—	6,202

Balance as of December 31, 2009		12,538	80	20,055	(43,469)	—	(23,334)

Comprehensive loss:
Net loss for the year		—	—	—	(43,330)	—	(43,330)
Unrealized gain of available for-sale investments		—	—	—	—	28	28

Total comprehensive loss		—	—	—	—	—	(43,302)
Capital injection from shareholders		—	—	161,026	—	—	161,026
Contributions from shareholders	20	—	—	2,842	—	—	2,842

Balance as of December 31, 2010		12,538	80	183,923	(86,799)	28	97,232

Balance as of December 31, 2010 (US$'000)		12,538	13	28,837	(13,609)	4	15,245

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.

Notes to the consolidated financial statements

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

1.     Organization and basis of presentation

China Auto Rental Inc. (the "Company"), through Beijing China Auto Rental Co., Ltd. ("CAR Beijing") and its subsidiaries (together as "the Company"), is principally engaged in the car rental business in the People's Republic of China ("PRC").

As of December 31, 2009 and 2010, the consolidated financial statements of the Company include the following subsidiaries:

Name	Date of incorporation/ acquisition	Place of incorporation	Percentage of ownership by the Company		Principal activities

			Indirect
			December 31, 2009	December 31, 2010

CAR Beijing	September 27, 2007	PRC	100%	100%	Car rental
Chongqing China Auto Rental Co., Ltd. ("CAR Chongqing")(1)	November 22, 2007	PRC	100%	100%	Car rental
Shanghai Huadong Auto Rental Co., Ltd. ("Shanghai Huadong")(2)	September 8, 2010	PRC	—	100%	Car rental
Beijing Kaipu Parking Management Co., Ltd. ("Beijing Kaipu")(3)	October 15, 2010	PRC	—	100%	Vehicle parking management
Wuxi China Auto Rental Co., Ltd. ("CAR Wuxi")(4)	October 22, 2010	PRC	—	100%	Car rental

(1)   On November 22, 2007, CAR Beijing acquired 100% equity interests of CAR Chongqing from a third party, at a consideration of RMB45 in the form of cash.

(2)   On September 8, 2010, CAR Beijing acquired 100% equity interests of Shanghai Huadong (note 5) from a third party, at a consideration of RMB25,500 in the form of cash.

(3)   On October 15, 2010, Beijing Kaipu was established by CAR Beijing.

(4)   On October 22, 2010, CAR Wuxi was established by CAR Beijing.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

CAR Beijing and its subsidiaries are the operating entities of the Company and conduct the car rental business. The following description reflects transactions which were undertaken by the shareholders of CAR Beijing before the restructuring:

The Company commenced operations when CAR Beijing was established on September 27, 2007 in the PRC. Since its incorporation until March 2010, CAR Beijing was 100% owned by Mr. Zhengyao Lu ("Mr. Lu") through the equity interest directly held by him and the equity interests held by nominees on his behalf.

From March 2010 to November 2010, Legend Holdings Limited ("Legend Holdings") and LC Fund III, L.P. ("LC Fund III") , through a series equity transactions, made equity investments in CAR Beijing through their wholly owned subsidiaries. As a result, as of November 20, 2010, Legend Holdings held 40.07% equity interest of CAR Beijing through its wholly owned subsidiary, Beijing Huaxia United Auto Network Technology Co., Ltd. ("Huaxia Auto Network"), and LC Fund III held 20.16% equity interest in CAR Beijing through its indirect PRC subsidiary, Lianhui Auto (Langfang) Co., Ltd. ("Lianhui Langfang"), respectively. Lianhui Langfang is a wholly owned subsidiary of LC Industrial Investments Limited ("LC Industrial") which is wholly owned by LC Fund III. Both Lianhui Langfang and LC Industrial were dormant and the main assets owned by Lianhui Langfang were the prepaid land lease and a building occupied by CAR Beijing as its call center at nil consideration.

In addition, two individuals, Mr. Hak Kan Pau, through Ms. Lihong Guo, and Mr. Jun Jin, made cash contribution for capital injection in CAR Beijing in April 2010 and held 2.97% and 4.46% equity interests in CAR Beijing, respectively. Mr. Jun Jin subsequently transferred his equity interest of CAR Beijing to Mr. Boon Tiong Kum and Mr. Marc Chan who held the shares through Ms. Xichun Chen and Mr. Hua Li, respectively, in October 2010.

In May and June 2011, LC Fund III through Lianhui Langfang acquired another 2% equity interest in CAR Beijing from Mr. Lu and Legend Holdings through Huaxia Auto Network made additional capital injection to CAR Beijing, resulting in an increase in its equity interest in CAR Beijing to 45.25%.

As a result of above-mentioned transactions with respect to the equity interest in CAR Beijing, before the restructuring (the "Restructuring") fully described below, Legend Holdings, Mr. Lu, LC Fund III, Mr. Hak Kan Pau, Mr. Marc Chan and Mr. Boon Tiong Kum effectively held 45.25%, 29.12%, 20.24%, 2.16%, 1.98% and 1.25% equity interests in CAR Beijing, respectively.

In preparation of the initial public offering ("IPO"), the Company underwent a series of the Restructuring as shown below:

The Company was incorporated under the laws of the Cayman Islands on July 13, 2011.

–
On November 15, 2011, all the then shareholders of CAR Beijing other than Lianhui Langfang transferred all their respective equity interests in CAR Beijing to Lianhui Langfang.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

–
On December 14, 2011, Legend Holdings subscribed for 5,673 ordinary shares issued by the Company through Right Lane Limited, a wholly owned subsidiary of Legend Holdings.

On the same day, Ms. Lichun Guo, the spouse of Mr. Lu, subscribed for 3,651 ordinary shares issued by the Company through Haode Group Inc. and Sky Sleek Limited, both incorporated in the British Virgin Islands ("BVI") and 100% owned by Ms. Lichun Guo. In addition, Mr. Hak Kan Pau, Mr. Boon Tiong Kum and Mr. Marc Chan subscribed 271, 157 and 248 ordinary shares issued by the Company through Qun Cheng Limited, Grand Joy Worldwide Limited and Amplewood Resources Limited which are all incorporated in the BVI and held by them respectively.

–
On December 15, 2011, LC Fund III exchanged all of its shares in LC Industrial for the Company's 2,538 ordinary shares. As a result, the Company became the sole shareholder of LC Industrial which holds 100% equity interests in Lianhui Langfang and in turn holds 100% equity interests in CAR Beijing.

Upon the completion of the Restructuring, there were in total 12,538 ordinary shares of the Company outstanding, while Legend Holdings, Ms. Lichun Guo, LC Fund III, Mr. Hak Kan Pau, Mr. Marc Chan and Mr. Boon Tiong Kum effectively held 45.25%, 29.12%, 20.24%, 2.16%, 1.98% and 1.25% equity interests of the Company, respectively.

As the respective equity interests of each shareholder were identical immediately before and after the Restructuring, the acquisition of CAR Beijing by the Company was accounted for based on the carrying amount of the net assets interests transferred because the transaction was considered to lack economic substance. In addition, as a result of the Restructuring, the equity interests of LC Industrial and Lianhui Langfang were transferred to the Company and they were accounted for as contributions by shareholders when the Company obtained control of the entities.

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

2.     Summary of significant accounting policies

(a) Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation. Results of acquired subsidiaries are consolidated from the date on which control is transferred to the Company and are no longer consolidated from the date that control ceases.

(b) Use of estimates and assumptions

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant estimates reflected in the Company's consolidated financial statements include, but are not limited to, useful lives and residual values of long-lived assets, impairment assessment of long-lived assets and goodwill, allowance for accounts and other receivable, accounting for deferred income tax, income tax position, inventory valuation, accounting for vendor and customer incentives, valuation allowance of deferred tax assets and valuation of the assets acquired and liabilities assumed in the business combination. Changes in facts and circumstances may result in revised estimates. Actual results could differ from these estimates.

(c) Foreign currency transactions

The functional currency of the Company and the Company's subsidiaries is Chinese Renminbi ("RMB"). The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters. The Company uses the RMB as its reporting currency.

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. Exchange gains and losses are included in foreign exchange gains and losses in the consolidated statements of operations.

(d) Convenience translation

Amounts in United States dollars ("US$") are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.3780 on September 30, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(e) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

(f) Restricted cash

Restricted cash mainly represents amounts held by a bank as security for the settlement of vehicle rental fee via the Company's point-of-sales machines and is not available for its use.

(g) Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value and mainly consist of amounts from long-term vehicle rental services. The Company considers many factors in assessing the collectability of its receivables, such as, the age of the amounts due, the customer's payment history and credit worthiness. An allowance for doubtful accounts is recorded in the period in

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

An allowance for doubtful accounts is recorded in the period when loss is determined to be probable. Accounts receivable balances are written off against the allowance for doubtful accounts after all collection effort has been exhausted. Bad debt expense is reflected as a component of selling, general and administrative expenses in our consolidated statements of operations.

(h) Inventories

Inventories primarily consist of fuel and consumables.

Inventories are stated at the lower of cost or market. Costs of inventories are based on purchase costs and are determined by the weighted average method.

(i) Property, plant and equipment

Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the asset.

The Company accounts for the discounts received from car dealers as a reduction of the acquisition of rental vehicle as there are no assets or services delivered to the car dealers in exchange of such discounts and the discounts are not reimbursements of costs incurred by the Company to sell the assets.

Rental vehicles

The Company acquires new rental vehicles from car dealers and the initial estimated holding period of such rental vehicles is generally 3 years. The Company estimates the remaining holding period related to the rental vehicles acquired through the business combination of Shanghai Huadong to be between 0.33 and 4 years.

The Company also estimates the residual values of the rental vehicles at the expected time of disposal. The Company makes use of currently available market information and the estimated residual values for rental vehicles are based on factors including make, age, mileage and location.

Rental vehicles are depreciated over the estimated holding period on a straight line basis. The Company makes annual adjustments to the depreciation rates of rental vehicles in response to the latest market conditions and their effect on residual values as well as the estimated time of disposal. Such adjustments are accounted for as changes in accounting estimates. During the years ended December 31, 2009 and 2010, rental vehicles were depreciated at rates ranging from 9.50% to 19.09% per annum and from 8.34% to 18.72% per annum, respectively.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

Other property, plant and equipment

Other property, plant and equipment primarily includes office furniture, purchased software and equipment, certain in-car accessories that can be separated from rental vehicles. These assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated useful life

Office furniture, purchased software and equipment	3-5 years
In-car accessories	3-6 years
Leasehold improvements	The shorter of their economic lives or the lease term

Internally developed software costs subject to capitalization have been insignificant.

Repairs and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extends the useful life of plant and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations.

(j) Acquired intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any impairment. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with finite useful lives, except for which are estimated to have an indefinite useful life, are amortized using a straight-line method. Intangible assets estimated to have an indefinite useful life are not amortized but tested for impairment annually or more frequently when indicators of impairment exist. These amortization methods reflect the estimated pattern in which the economic benefits of the respective intangible assets are to be consumed. The estimated useful life for the intangible assets is as follows:

Category	Estimated useful life

Vehicle rental business license	17 years
License plates	Indefinite

(k) Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Company's goodwill at December 31, 2010 was related to its acquisition of Shanghai Huadong (note 4). In accordance with ASC 350, Goodwill and Other Intangible Assets, recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the reporting unit's carrying value exceeds its fair value, goodwill may be impaired. If this occurs, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss.

The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit's goodwill. If the implied goodwill fair value is less than its carrying value, the difference is recognized as an impairment loss.

(l) Impairment of long-lived assets and intangibles

The Company evaluates its long-lived assets or asset group, including intangible assets, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment charge was recognized for the years ended December 31, 2009 and 2010.

(m) Available-for-sale securities

The Company accounts for its investments in accordance with ASC 320, Investments—Debt and Equity Securities. ASC 320 classifies the investments in equity securities as "trading" or "available-for-sale", whose classification determines the respective accounting methods stipulated by the accounting standard for financial instruments. The Company invests in these securities for an indefinite period and therefore classifies them as available-for-sale securities which are carried at fair value at each balance sheet date. Unrealized gains and losses associated with these securities are included in equity. Other-than-temporary impairment is charged in the statement of operations.

(n) Lease obligations

In accordance with ASC 840, Leases, leases for a lessee are classified at the inception date as either a capital lease or an operating lease. The Company assesses a lease to be a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

property's estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The capitalized lease obligation reflects the present value of future rental payments, discounted at the appropriate interest rates. The cost of the asset is amortized over the lease term. However, if ownership is transferred at the end of the lease term, the cost of the asset is amortized as set out under the plant and equipment section of this note.

Operating lease expenses are recognized on a straight-line basis over the applicable lease term.

(o) Net investment in direct financing leases

For leases where the Company is the lessor, a transaction is accounted for as a direct financing lease if the transaction satisfies one of the four capital lease conditions as discussed under the capital lease obligations section of this note, the collectibility of the minimum lease payments is reasonably predictable, and there are no important uncertainties surrounding the amount of unreimbursable costs yet to be incurred by the Company under the lease.

The net investment in the direct financing leases consists of the minimum lease payments, net of executory costs and profits thereon, unguaranteed residual value, accruing to the benefit of the Company and initial direct costs less unearned income. Over the period of a lease, each lease payment received is allocated between the repayment of the net investment in the lease and direct financing lease income based on the effective interest method so as to produce a constant rate of return on the balance of the net investment in the lease.

(p) Fair value of financial instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable, income tax payable, balances with related parties and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of long-term borrowings approximate their fair values as they bear floating interest rates. Available-for-sale investments, representing the equity investment without an intent to sell within a short period, is recorded at fair values on each balance sheet date.

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Although the adoption of ASC 820 did not impact the Company's financial condition, results of operations, or cash flows, ASC 820 requires additional disclosures to be provided on fair value measurement.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

(q) Revenue recognition

The Company is engaged in the provision of vehicle rental and other related services to its customers which are accounted for in accordance with ASC 840, Leases.

Operating leases

Revenue contracts with a lease term of up to 30 days are classified as short term lease contracts and those with a lease term of more than 30 days are classified as long term lease contracts.

The minimum lease payment is recognized as revenue over the lease period on a straight line basis. Contingent rental in relation to operating leases is immaterial.

The Company records a liability when it sells prepaid cards. Customers are entitled to additional credits as well as discounted vehicle rental rates. The Company records revenue when a customer utilizes the prepaid card based on the proportion of credits spent.

Direct financing leases

The Company records revenue attributable to direct financing leases so as to produce a constant rate of return on the balance of the net investment in the lease. Contingent rental in relation to direct financing lease is immaterial.

Other revenues

Other revenues generally includes leasing of parking spaces and referral fee from other vehicle rental companies.

The Company is subject to business tax, education surtax, urban maintenance and construction tax, on vehicle rental services provided in the PRC. Business tax and related surcharges are

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

based on revenues at rates ranging from 5% to 5.65% and are recorded as a reduction of revenues on the accrual basis. The business tax and other surcharges for the years ended December 31, 2009 and 2010 amounted to RMB3,155 and RMB8,424 (US$1,321), respectively.

(r) Loyalty programs and vehicle rental discounts

Customers may earn loyalty points from the provision of vehicle rental and other services by the Company. Loyalty points are earned based on the amount spent and expire in up to two years. Customers may redeem the loyalty points for discount coupons to be used on future vehicle rental or souvenir. In addition, customers may attain a tiered membership status based on the total spending for each calendar year. Membership status entitles the holder to certain discounts on future vehicle rental and is subject to renewal every calendar year. The Company accrues for the estimated incremental cost of redeeming the benefits at the time the benefits are earned by the customer. Estimated incremental costs have been insignificant since the inception of the respective loyalty programs.

The Company provides discounts to its customers for future vehicle rental based on a percentage of the current spending. Such discounts are not considered an element of an arrangement within the scope of the multiple-element arrangements guidance in ASC 605, Revenue Recognition, as the right does not represent a significant and incremental discount to the customer. Discounts for future vehicle rental are treated as a reduction of revenue when the future transaction is recognized.

(s) Advertising expenditure

Advertising expenditure is expensed as incurred. Advertising expenditure, included in sales, marketing and distribution expenses, amounted to RMB2,828 and RMB22,511 (US$3,629) for the years ended December 31, 2009 and 2010, respectively.

(t) Government grants

Government grants are provided by the relevant PRC municipal government authorities to subsidize the cost of certain low emission model cars. Grants that subsidize the cost of the cars are recorded as a reduction of the car original value and are amortized over the life of the cars, when operational, as a reduction of the original value of the rental vehicles acquired and are amortized over the holding period of the rental vehicles, when operational, as a reduction of the related depreciation expense. Government grants for the years ended December 31, 2009 and 2010 amounted to nil and RMB3,183 (US$499), respectively.

(u) Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies ASC 740, Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of "income tax", in the consolidated statements of operations.

(v) Loss per share

In accordance with ASC 260, Earnings per Share, basic net loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary share equivalents outstanding during the period. Ordinary share equivalents are excluded from the computation of diluted net income per share if their effect would be anti-dilutive.

(w) Comprehensive loss

Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the statements of changes of shareholders' (deficit)/ equity. Accumulated other comprehensive income of the Company includes the unrealized fair value change of available-for-sales investments.

(x) Segment reporting

The Company follows ASC 280, Segment Reporting. The Company's chief operating decision-maker, who has been identified as the Chief Executive Officer ("CEO"), reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment because the cost of operating cannot be separated. As the Company's long-lived assets are all located in the PRC and all the Company's revenues are derived from within the PRC, no geographical segments are presented.

(y) Employee benefits

The full-time employees of the Company's PRC subsidiaries participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Company make contributions to the

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

government for these benefits based on certain percentages of the employees' salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, expensed as incurred, were RMB3,811 and RMB7,330 US$(1,149) for the year ended December 31, 2009 and 2010, respectively.

(z) Recent accounting pronouncements

In December 2010, the Financial Accounting Standards Board ("FASB") issued ASU 2010-29 (ASU 2010-29), Business Combinations (Topic 805), Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 responds to diversity in practice about the interpretation of the pro forma disclosure requirements for business combinations. When a public entity's business combinations are material on an individual or aggregate basis, the notes to its financial statements must provide pro forma revenue and earnings of the combined entity as if the acquisition date(s) had occurred as of the beginning of the annual reporting period. ASU 2010-29 clarifies that if comparative financial statements are presented, the pro forma disclosures for both periods presented (the year in which the acquisition occurred and the prior year) should be reported as if the acquisition had occurred as of the beginning of the comparable prior annual reporting period only and not as if it had occurred at the beginning of the current annual reporting period. ASU 2010-29 also expands the supplemental pro forma disclosure requirements to include a description of the nature and amount of any material non-recurring adjustments that are directly attributable to the business combination. The amendments in ASU 2010-29 are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15 2010. Early adoption is permitted. The Company does not expect that the adoption of ASU 2010-29 will have a material impact to the Company's consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 amends the fair value measurement and disclosure guidance in ASC 820, Fair Value Measurement, to converge U.S. GAAP and International Financial Reporting Standards requirements for measuring amounts at fair value as well as disclosures about these measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. The Company does not expect that the adoption of ASU 2011-04 will have a material impact to the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 (ASU 2011-05), Comprehensive Income (Topic 220), Presentation of Comprehensive Income. ASU 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. ASU 2011-05 eliminates

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB issued ASU 2011- 12 (ASU 2011-12), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the requirement in ASU 2011-05 that entities present reclassification adjustments for each component of accumulated other comprehensive income ("AOCI") in both net income and other comprehensive income on the face of the financial statements. ASU 2011-12 requires entities to continue to present amounts reclassified out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. The effective date of ASU 2011-12 is consistent with ASU 2011-05, which is effective for fiscal years and interim periods beginning after December 15, 2011 for public entities. The Company does not expect that the adoption of both ASU 2011-05 and ASU 2011-12 will have a material impact to the Company's consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 (ASU 2011-08), Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment. ASU 2011-08 is intended to simplify how entities test goodwill for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. The Company does not expect that the adoption of ASU 2011-08 will have a material impact to the Company's consolidated financial statements.

3.     Concentration of risks

(a) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables and amounts due from related parties. As of December 31, 2009 and 2010, RMB4,624 and RMB81,062 (US$12,710), respectively, were deposited with major financial institutions located in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

China's concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks which holds the Company's deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

(b) Business, supplier, customer and economic risks

The Company participates in a relatively dynamic and competitive industry that is heavily reliant on the operation excellence of the services. The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows:

(i)    Business risk—Third parties may develop business model innovations that is, or is perceived to be, equivalent or superior to the Company's services. If competitors introduce services that compete with, or surpass the quality, price or performance of the Company's services, the Company may be unable to renew its agreements with existing customers or attract new customers at the prices and levels that allow the Company to generate reasonable rates of return on its investment.

(ii)   Political, economic and social uncertainties. The Company's operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

(c) Currency convertibility risk

The Company transacts substantially all its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual-rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

(d) Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1% and 3% in the years ended December 31, 2009 and 2010, respectively. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC Government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

4.     Net revenues

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Short term rental	41,147	108,453	17,004
Long term rental	12,682	32,903	5,159
Direct financing lease revenue	100	232	36
Other revenues	81	1,404	221

	54,010	142,992	22,420

5.     Acquisition of a subsidiary

As a part of the Company's business expansion strategy to develop its vehicle rental business in the eastern region of the PRC, the Company through CAR Beijing, acquired 100% equity and voting interests of Shanghai Huadong on September 8, 2010 for an aggregate purchase price of RMB25,500.

RMB

Purchase consideration:
Payment of cash	23,000
Debt assumed	2,500

Total fair value of purchase price consideration	25,500

*      CAR Beijing assumed the debt of Shanghai Huadong due to Shanghai Huadong Industrial Company Limited, a shareholder of Shanghai Huadong, upon the acquisition date.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as at the date of acquisition:

RMB

Cash and cash equivalents	2,950
Other current assets	1,429
Property, plant and equipment, net	13,429
Licenses (note 14)	13,090

Total assets acquired	30,898

Other payables	(667)
Other current liabilities	(1,629)
Deferred tax liabilities	(3,210)

Total liabilities assumed	(5,506)

Net assets acquired	25,392
Goodwill	108

Total fair value of purchase price consideration	25,500

The results of operations of Shanghai Huadong have been included in the consolidated statements of operations from the date of acquisition.

The following unaudited pro forma information for the two years ended December 31, 2009 and 2010 is presented as if the acquisition had occurred at the beginning of the periods presented.

The pro forma information presented is for comparative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	Pro forma (unaudited)
	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Net revenues	68,350	149,357	23,418
Loss before income tax	(3,750)	(45,225)	(7,091)
Net loss	(3,849)	(44,361)	(6,955)
Net loss per share—basic and diluted	(4,147.63)	(5,839.28)	(915.53)

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

6.     Available-for-sale investments

As of December 31, 2010, available-for-sale investments represent publicly traded equity shares and mutual funds held by the Company, which are stated at their quoted market prices.

7.     Accounts receivable, net

	December 31,
	2009	2010

	RMB	RMB	US$
Accounts receivable	1,100	12,508	1,961
Less: allowance for doubtful accounts	(34)	(178)	(28)

	1,066	12,330	1,933

As of December 31, 2009 and 2010, all accounts receivable were due from third party customers.

Analysis of allowance for doubtful accounts is as follows:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Balance at beginning of the year	5	34	5
Charged to expenses	29	144	23

Balance at end of the year	34	178	28

Additions to the Company's allowance for doubtful accounts were recorded within general and administration expenses for the years ended December 31, 2009 and 2010.

8.     Inventories

Inventories consist of the following:

	December 31,
	2009	2010

	RMB	RMB	US$
Fuel	119	1,870	293

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

9.     Prepayments

Prepayments consist of the following:

	December 31,
	2009	2010

	RMB	RMB	US$
Prepaid insurance	2,428	49,753	7,801
Prepaid rent	1,008	7,000	1,098
Prepaid advertising costs	222	2,369	371
Others	2,315	6,070	951

	5,973	65,192	10,221

10.  Other current assets

	December 31,
	2009	2010

	RMB	RMB	US$
Other receivables	417	5,227	819
Staff advances	297	833	131

	714	6,060	950

11.  Property, plant and equipment, net

Property, plant and equipment consists of the following:

	December 31,
	2009	2010

	RMB	RMB	US$
At cost:
Rental vehicles	91,209	987,230	154,787
Less: accumulated depreciation	(20,050)	(69,715)	(10,931)

Rental vehicles, net	71,159	917,515	143,856

At cost:
Office furniture, purchased software and equipment	2,606	12,088	1,895
In-car accessories	1,192	7,601	1,192
Leasehold improvements	22	1,363	214

	3,820	21,052	3,301
Less: accumulated depreciation	(1,374)	(4,134)	(648)

Other property, plant and equipment, net	2,446	16,918	2,653

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

Depreciation expenses were RMB12,712 and RMB49,937 (US$7,829) for the years ended December 31, 2009 and 2010, respectively, and were included in the following captions:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Depreciation of rental vehicles	11,930	47,687	7,476
Gain on disposal of rental vehicles, net	(6)	(481)	(75)

	11,924	47,206	7,401
General and administrative expenses	788	2,731	429

	12,712	49,937	7,830

Vehicles with carrying value of RMB46,541 and RMB328,912 (US$51,570) as of December 31, 2009 and 2010, respectively, were pledged as securities for the Company's loans (note 17) .

The Company accounts for the acquisition of certain rental vehicles as capital leases (note 13). The carrying amounts of the Company's rental vehicles held under capital leases at the respective balance sheet dates were as follows:

	December 31,
	2009	2010

	RMB	RMB	US$
Rental vehicles	—	26,793	4,201
Less: accumulated depreciation	—	(2,830)	(444)

	—	23,963	3,757

Depreciation of rental vehicles under capital leases was nil and RMB2,830 (US$444), for the years ended December 31, 2009 and 2010, respectively.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

12.  Net investment in direct financing leases

Certain rental vehicles have been leased out through direct financing leases entered into by the Company. These leases have remaining terms ranging generally from three to five years. Net investment in direct financing leases is comprised of the following:

	December 31,
	2009	2010

	RMB	RMB	US$
Total minimum lease payments to be received	701	4,909	769
Less: amounts representing estimated executory costs, including profit thereon, included in total minimum lease payments	(110)	(772)	(115)
Less: allowance for uncollectibles	—	—	—

Net minimum lease payments receivable	591	4,137	654
Estimated residual value of rental vehicles (unguaranteed)	110	247	39
Less: unearned income	(397)	(1,212)	(196)
Less: allowance for uncollectibles	—	—	—

Net investment in direct financing leases	304	3,172	497

Current portion	23	395	62
Non-current portion	281	2,777	435

As at December 31, 2009 and 2010, the minimum lease payments receivable had stated weighted average return rate of 29.45% and 21.56% respectively. The minimum lease payments are receivable in monthly, quarterly or annual installments up to June 2015.

Future minimum lease payments under non-cancellable direct financing lease arrangements are as follows:

	RMB	US$

2011	2,196	344
2012	1,521	239
2013	948	149
2014	171	27
2015	73	11

Total	4,909	769

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

13.  Obligations under capital lease

Certain rental vehicles have been acquired through capital leases entered into by the Company. Future minimum lease payments under non-cancellable capital lease arrangements are as follows:

	RMB	US$

2011	8,577	1,345
2012	3,399	533

Minimum lease payments	11,976	1,878
Less: imputed interest	(682)	(107)

Present value of minimum lease payments	11,294	1,771

Current portion	10,058	1,577
Non-current portion	1,236	194

As at December 31 2010, the obligations under capital leases had stated weighted average interest rate of 7.61%. The obligations are payable in monthly installments by December 2012. Such obligations were guaranteed by Mr. Lu and secured by the prepaid land lease and a building of Lianhui Langfang, respectively.

14.  Acquired intangible assets, net

The following table presents the Company's acquired intangible assets as of the respective balance sheet dates:

	Vehicle rental business license	license plates	Total

	RMB	RMB	RMB
Intangible assets, net
January 1, 2009 and December 31, 2009	—	617	617
Additions	—	2,651	2,651
Acquisition of a subsidiary*	12,200	890	13,090
Amortization expenses	(241)	—	(241)

Intangible assets, net
December 31, 2010	11,959	4,158	16,117

Intangible assets, net
December 31, 2010 US$	1,875	652	2,527

*      Related to the acquisition of Shanghai Huadong (note 5).

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

The vehicle rental business license is estimated to have an estimated useful life of 17 years. The vehicle rental business license is amortized using the straight-line method, which is the Company's best estimate of how these assets will be economically consumed over the estimated useful life. Amortization expenses were approximately nil and RMB241 (US$38) for the years ended December 31, 2009 and 2010, respectively. The license plates granted by the Shanghai Municipal government for the vehicles running in Shanghai have indefinite lives.

The annual estimated amortization expenses for the intangible assets for each of the next five years are as follows:

	RMB	US$

2011	723	113
2012	723	113
2013	723	113
2014	723	113
2015	723	113

	3,615	565

15.  Deposits for capital leases

Deposits for capital leases are non-interest bearing cash deposits paid to acquire rental vehicles under capital lease arrangements as lessee and will be returned upon the expiry of the capital lease contracts.

16.  Restricted cash

As of December 31, 2009 and 2010, restricted cash of RMB300 (US$47) represents amounts held by a bank as security for the settlement of vehicle rental revenue via the Company's point-of-sales machines and is not available for the Company's use.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

17.  Long-term borrowings

	December 31,
	2009	2010

	RMB	RMB	US$
Current:
Current portion of sale and leaseback obligations	11,793	89,522	14,036
Current portion of long-term bank loans
—guaranteed	—	112,113	17,578
—secured and guaranteed	—	853	134
Current portion of other long-term loans
—secured and guaranteed	—	16,479	2,584

	11,793	218,967	34,332

Non-current:
Bank loans—guaranteed	—	277,834	43,561
Bank loans—secured and guaranteed	—	1,992	312
Other loans—secured and guaranteed	—	33,640	5,274
Sale and leaseback obligations	2,676	90,048	14,119

	2,676	403,514	63,267

	14,469	622,481	97,598

Bank and other loans were secured/ guaranteed by the following:

December 31,
2009	2010		note

RMB	RMB	US$
—	389,947	61,139	Guaranteed by Legend Holdings(i)
—	2,845	446	Secured by certain of the Company's vehicles and guaranteed by Mr. Lu(i)
—	50,119	7,858	Secured by certain of the Company's vehicles and guaranteed by Legend Holdings(i)
14,469	2,676	420	Secured by certain of the Company's vehicles and guaranteed by Mr. Lu(i)
—	176,894	27,735	Secured by certain of the Company's vehicles and guaranteed by Legend Holdings(i)

14,469	622,481	97,598

(i)    There is no service fee for the provision of guarantees provided by the shareholders.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

All bank and other loans are denominated in RMB and are from third party commercial banks and other financial institutions, which bore interest at floating rate ranging from 100% to 185% of the benchmark lending rate published by the People's Bank of China. The weighted average interest rates of the Company's long-term borrowings outstanding as of December 31, 2009 and 2010 were 10.46% and 7.58% per annum, respectively.

The undrawn facilities available to the Company were nil and RMB850,975 (US$133,423) as of December 31, 2009 and 2010, respectively.

The aggregate amounts of maturities of borrowings for each of the twelve-month periods ending December 31 are as follows:

	RMB	US$

2011	218,967	34,332
2012	248,618	38,981
2013	154,896	24,285
2014	—	—
2015	—	—

	622,481	97,598

18.  Accrued expenses and other current liabilities

The components of accrued expenses and other current liabilities are as follows:

	December 31,
	2009	2010

	RMB	RMB	US$
Payroll and welfare payable	3,448	12,861	2,016
Business and other taxes payable	579	3,664	574
Payables for repair and maintenance	121	2,175	341
Deposits received for vehicle rental	68	1,157	181
Accrued interest expenses	—	807	127
Others	368	1,502	236

	4,584	22,166	3,475

19.  Income tax expense

The Cayman Islands

The Company is a tax exempt company incorporated in the Cayman Islands and conducts substantially all of its business through its subsidiaries located in the PRC.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

PRC

The Company's subsidiaries registered in the PRC are subject to PRC enterprise income tax ("EIT") on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws.

During the 5th Session of the 10th National People's Congress, which was concluded on March 16, 2007, the PRC Enterprise Income Tax Law (the "PRC Enterprise Income Tax Law") was approved and became effective on January 1, 2008. The PRC Enterprise Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. New income tax rates have been applied in measuring deferred tax assets and liabilities resulting from temporary differences estimated to be realized after January 1, 2008. The applicable income tax rate for the Company's subsidiaries in the years ended December 31, 2009 and 2010 is 25%.

The income tax expense comprises:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Current tax expense	—	30	5
Deferred tax expense	—	(572)	(90)

	—	(542)	(85)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the years ended December 31, 2009 and 2010 applicable to the PRC operations to income tax expense is as follows:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Loss before income tax benefit	(3,156)	(43,872)	(6,879)

Income tax computed at PRC statutory tax rate of 25%	(789)	(10,968)	(1,720)
Taxable income	327	320	50
Non-deductible expenses	1,694	1,404	221
Change of valuation allowance	(1,232)	8,702	1,364

Income tax benefit	—	(542)	(85)

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2009	2010

	RMB	RMB	US$
Deferred tax assets:
Current:
Allowance for doubtful accounts	7	36	6
Accruals	848	5,413	849

Total current deferred tax assets	855	5,449	855

Valuation allowance	(855)	(5,427)	(851)

Net current deferred tax assets	—	22	4

Non-current:
Property, plant and equipment	—	1,798	282
Intangible assets	36	133	21
Accrued expenses	2,924	2,673	419
Accumulated loss	4,530	6,699	1,050

Total non-current deferred tax assets	7,490	11,303	1,772

Valuation allowance	(6,674)	(10,804)	(1,694)

Net non-current deferred tax assets	816	499	78

Total deferred tax assets	816	521	82

	December 31,
	2009	2010

	RMB	RMB	US$
Deferred tax liabilities:
Non-current:
Property, plant and equipment	(816)	(1,556)	(244)
Intangible assets	—	(3,024)	(474)

Total deferred tax liabilities	(816)	(4,580)	(718)

Net deferred tax liabilities	—	(4,059)	(636)

Valuation allowances have been provided for deferred tax assets where, based on all available evidence, it was determined by management that more likely than not to be realized in future periods. The Company recorded a full valuation allowance against deferred tax assets of those subsidiaries that are in a cumulative loss as of December 31, 2009 and 2010.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

The Company has a net tax operating loss carried forward of approximately RMB25,878 (US$4,057) attributed to its PRC subsidiaries as of December 31, 2010. The net operating losses will expire between 2012 and 2015 if unutilized.

As of December 31, 2009 and 2010, the Company recorded unrecognized tax benefits of RMB111 and RMB112. The unrecognized tax benefits are primarily related to the non deductible expenses. It is possible that the amount of unrecognized tax positions will change in the next 12 months, however, an estimate of the range of the possible change cannot be made at this time. All of the unrecognized tax positions, if ultimately recognized will impact tax expense. The Company has accrued nil penalty and interest related to unrecognized tax positions as of December 31, 2009 and 2010. As of December 31, 2010, the tax years ended December 31, 2007 to 2010 remain open to examination by the tax authorities.

A roll-forward of unrecognized tax benefits is as follows:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Unrecognized tax benefit
Balances as of the beginning of year	—	111	18
Increases due to current year position	111	1	0

Balance as of end of year	111	112	18

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

20.  Related party transactions

a)
Related parties

Related parties for the years ended December 31, 2009 and 2010 were as follows:

Name of related parties	Relationship with the Company

Mr. Lu	A shareholder
Legend Holdings	A shareholder
LC Fund III	A shareholder
Beijing Shenzhou Deke Technology Development Co., Ltd. ("Deke Beijing")	A company controlled by Mr. Lu
China Youtong Science & Technology (Beijing) Co., Ltd. ("Youtong Beijing")	A company controlled by Mr. Lu
Beijing Huaxia United Automobile Association Co., Ltd. ("UAA Beijing")	A company controlled by Mr. Lu
Beijing Huaxia United Culture and Media Co., Ltd. ("United Media")	A company controlled by Mr. Lu
Beijing Huaxia United Automobile Service Co., Ltd. ("United Service")	A company controlled by Mr. Lu
Beijing Huaxia United Science & Technology Co., Ltd. ("Huaxia United")	A company controlled by Mr. Lu
Beijing Chexing Tianxia Consultancy Co., Ltd. ("Chexing Tianxia")	A company controlled by Mr. Lu
Huaxia Auto Network	A wholly owned subsidiary of Legend Holdings
Lianhui Langfang	A wholly owned subsidiary of LC Fund III

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

b)
The Company had the following related party transactions for the years ended December 31, 2009 and 2010:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Vehicle rental services provided to
— UAA Beijing	2,872	—	—
— Legend Holdings	—	27	4
— LC Fund III	—	14	2

	2,872	41	6

Loan interest receivable from
— UAA Beijing	—	482	76

	—	482	76

Borrowings from
— Legend Holdings	—	360,000	56,444
— UAA Beijing	227	20,135	3,157
— Huaxia United	7,600	8,000	1,254
— Youtong Beijing	500	—	—
— Huaxia Auto Network	200	—	—
— Deke Beijing	130	1	0
— Chexing Tianxia	60	1	0

	8,717	388,137	60,855

Repayments of borrowings to
— Mr. Lu	—	600	94
— Youtong Beijing	—	15,534	2,436
— Deke Beijing	53	31,430	4,928
— United Media	—	9,350	1,466
— Huaxia Auto Network	214	15,832	2,482
— United Service	—	1,550	243
— Huaxia United	3,200	14,500	2,273
— Chexing Tianxia	100	260	41

	3,567	89,056	13,963
Borrowings made to
— UAA Beijing	11,926	43,348	6,796

	11,926	43,348	6,796

Interest expense incurred to
— Legend Holdings	—	7,833	1,228

	—	7,833	1,228

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

c)
The Company had the following related party balances as of December 31, 2009 and 2010:

	December 31,
	2009	2010

	RMB	RMB	US$
Current:
Due from shareholders
— Legend Holdings	—	17	3
— LC Fund III	—	12	2

	—	29	5

Due from related parties
— UAA Beijing	4,292	—	—
— Deke Beijing	1	—	—
— Youtong Beijing	—	34	5
— Chexing Tianxia	1	—	—

	4,294	34	5

Non-current:
Due from a related party
— UAA Beijing	—	14,446	2,265

	December 31,
	2009	2010

	RMB	RMB	US$
Current:
Due to shareholders
— Legend Holdings	—	167,833	26,314
— Mr. Lu	600	—	—
— Huaxia Auto Network	15,832	—	—
— Huaxia United	6,500	—	—

	22,932	167,833	26,314

Due to related parties
— Youtong Beijing	15,500	—	—
— Deke Beijing	31,430	—	—
— United Media	9,350	—	—
— UAA Beijing	9,726	—	—
— United Service	1,550	—	—
— Chexing Tianxia	260	—	—

	67,816	—	—

Non-current:
Due to a shareholder
— Legend Holdings	—	200,000	31,358

	—	200,000	31,358

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

As of December 31, 2009 and 2010, outstanding long-term borrowings amounting to nil and RMB616,960 (US$96,733), respectively, were guaranteed by Legend Holdings (note 17). As of December 31, 2009 and 2010 outstanding long-term borrowings amounting to RMB14,469 and RMB5,521 (US$866) were also guaranteed by Mr. Lu.

As of December 31, 2010, obligations under capital leases amounting to RMB 11,294 were guaranteed by Mr. Lu and secured by the land and properties of Lianhui Langfang, respectively (note 13).

Amounts due to Legend Holdings were unsecured with maturity from 1 to 2 years and bore interests at floating interest rates between 5.85% to 8.1% as of December 31, 2010.

As of December 31, 2009 amounts due from UAA Beijing were unsecured, non-interest bearing and repayable on demand. As of December 31, 2010, amounts due from UAA Beijing were unsecured, repayable on May 27, 2012 and subject to interest at 8% per annum.

As of December 31, 2009 and 2010 other balances with related parties and shareholders were unsecured, non-interest bearing and repayable on demand.

With respect to borrowings from related parties other than Legend Holdings, the Company recorded imputed interest expenses amounting to RMB5,280 and RMB1,927 (US$302) based on the prevailing marketing interest rates as deemed contribution for the years ended December 31, 2009 and 2010, respectively.

In addition, Lianhui Langfang made available the Company premises to operate its call center in the city of Langfang, PRC, for nil consideration. The Company recorded imputed rental expenses amounting to RMB922 and RMB915 (US$143) based on the prevailing market rates as deemed contribution for the years ended December 31, 2009 and 2010, respectively.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

21.  Loss per share

Basic and diluted loss per ordinary share for each of the periods presented is calculated as follows:

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Numerator:
Net loss used in calculating loss per share—basic and diluted	(3,156)	(43,330)	(6,794)
Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted loss per share	928	7,597	7,597

Basic and diluted loss per share	(3,400.86)	(5,600.13)	(887.45)

22.  Fair value measurement

In accordance with ASC 820, the Company measures the available-for-sale investments (note 6) at fair value. Such available-for-sales investments are classified within Level 1 because they are valued using quoted market prices.

Assets measured at fair value on a recurring basis are summarized below:

	Fair value measurement at December 31, 2010 using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)	Fair value at December 31, 2010

	RMB	RMB	RMB	RMB
Available-for-sale investments	198	—	—	198

23.  Commitments and contingencies

(a) Capital commitments

The Company had outstanding purchase commitments in relation to the procurement of rental vehicles amounting to RMB899 (US$141) as of December 31, 2010, scheduled to be delivered within one year.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

(b) Operating leases

As of December 31, 2010, the Company had minimum lease payments under non-cancellable operating leases in relation to store premises and parking spaces as follows:

2011	10,167	1,594
2012	5,894	924
2013	3,626	569
2014	1,778	279
2015	1,360	213
thereafter	19,350	3,034

	42,175	6,613

Total rental expenses for the operating leases were RMB5,666 and RMB8,818 (US$1,383) for the years ended December 31, 2009 and 2010, respectively. Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases.

The terms of the leases do not contain material rent escalation clauses or contingent rents.

(c) Advertising expenditure

As of December 31, 2010, the Company had minimum advertising expenditure payments under non-cancellable advertising contracts as follows:

2011	1,338	210
2012	—	—
2013	—	—
2014	—	—
2015	—	—

	1,338	210

24    Minimum future rentals receivable

As of December 31, 2010, the Company had minimum lease receivables under non-cancellable operating leases in relation to rental vehicles as follows:

2011	20,460	3,208
2012	11,320	1,775
2013	6,835	1,072

	38,615	6,055

The terms of the leases do not contain material rent escalation clauses or contingent rents.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

25.  Subsequent events

In accordance with ASC 855, Subsequent Events, as amended by ASU 2010-09, the Company evaluated subsequent events through January 18, 2012, which was also the date that these consolidated financial statements were issued.

In addition to the reorganization described in note 1, CAR Beijing, acquired 100% equity interests of Beijing Beichen Auto Rental Co., Ltd. from Beijing North Star Company limited, an independent third party, on April 11, 2011 for an aggregate purchase price of RMB54,732.

In October and November 2011 and January 2012, the Company obtained loans amounting to a total of RMB350,000 from Legend Holdings. In addition, in December 2011, the Company obtained a long term loan amounting to RMB500,000 from a finance institution, which is repayable in December 2013.

In December 2011, CAR Beijing, acquired 100% equity interest of Beijing Da Shi Hang Hua Wei Labor Services Co., Ltd from an independent third party at a cash consideration of RMB5,000.

In January 2012, the Company acquired 100% equity interests in Shanghai Tai Chang Chauffeured Services Co., Ltd. with a cash consideration of RMB200.

In January 2012, LC Fund III, L.P. and Right Lane Limited transferred 2,538 and 5,548 ordinary shares of the Company, respectively to Grand Union Investment Fund, L.P. At the same day, Right Lane Limited also transferred 125 ordinary shares of the Company to Grandsun International Investment Limited. After this transaction, Grand Union Investment Fund, L.P., Haode Group Inc., Sky Sleek Limited, Qun Cheng Limited and Amplewood Resources Limited, Grand Joy Worldwide Limited and Grandsun International Investment Limited holds 64.49%, 24.15%, 4.97%, 2.16%, 1.98%, 1.25% and 1.00% ordinary shares of the Company, respectively.

26.  Condensed financial information of the Company

Under PRC laws and regulations, the Company's PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the Company in the form of dividend payments, loans, or advances. The amount restricted, as determined pursuant to PRC generally accepted accounting principles, were RMB97,232 (US$15,245) as of December 31, 2010.

China Auto Rental Inc.

Notes to the consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")

except for number of shares and per share data)

Condensed balance sheets

	December 31,
	2009	2010

	RMB	RMB	US$
ASSETS
Investments in subsidiaries	(23,334)	97,232	15,245

TOTAL ASSETS	(23,334)	97,232	15,245

LIABILITIES AND SHAREHOLDERS' (DEFICIT)/ EQUITY
Shareholders' equity:
Ordinary shares (par value of US$1 per share; 50,000 shares authorized as of December 31, 2009 and 2010; 12,538 shares issued and outstanding as of December 31, 2009 and 2010)	80	80	13
Additional paid-in capital	19,133	183,923	28,837
Accumulated other comprehensive income	—	28	4
Accumulated deficit	(43,469)	(86,799)	(13,609)

Total shareholders' (deficit)/ equity	(23,334)	97,232	15,245

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT)/ EQUITY	(23,334)	97,232	15,245

Condensed statements of operations

	For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Equity in profit or loss of subsidiaries	(3,156)	(43,330)	(6,794)

Loss before income tax expense	(3,156)	(43,330)	(6,794)
Income tax expense	—	—	—

Net loss	(3,156)	(43,330)	(6,794)

Condensed statements of cash flows

For the year ended December 31,
	2009	2010

	RMB	RMB	US$
Net cash generated from operating activities	—	—	—
Net cash generate from investing activities	—	—	—
Net cash generated from financing activities	—	—	—

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at the beginning of year	—	—	—

Cash and cash equivalents at the end of year	—	—	—

Basis of presentation

For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the balance sheet as "Investments in subsidiaries" and the subsidiaries profit or loss as "Equity in profit or loss of subsidiaries" on the statement of operations. The parent company only financial statements should be read in conjunction with the Company's consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated balance sheets
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	Notes	December 31, 2010	September 30, 2011

		RMB	RMB	US$
		(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents		81,062	202,290	31,717
Available-for-sale investments	6	198	107	17
Accounts receivable (net of allowance for doubtful accounts of RMB178 and RMB1,248 (US$196) as of December 31, 2010 and September 30, 2011, respectively)	7	12,330	26,386	4,137
Due from related parties	19	34	19,099	2,995
Net investment in direct financing leases—current	12	395	7,569	1,187
Inventories	8	1,870	9,640	1,511
Prepayments	9	65,192	100,650	15,781
Other current assets	10	6,060	12,789	2,005
Due from shareholders	19	29	22	3

Total current assets		167,170	378,552	59,353

Non-current assets:
Rental vehicles, net	11	917,515	2,051,180	321,602
Other property, plant and equipment, net	11	16,918	33,428	5,241
Net investment in direct financing leases—non-current	12	2,777	8,984	1,409
Prepayments for vehicle purchases		950	140,632	22,049
Acquired intangible assets, net	14	16,117	15,956	2,502
Deposits for capital leases	15	9,855	36,262	5,685
Deferred financing costs		—	1,549	244
Restricted cash	5	300	1,300	204
Due from a related party	19	14,446	—	—
Goodwill		108	227	36

Total non-current assets		978,986	2,289,518	358,972

TOTAL ASSETS		1,146,156	2,668,070	418,325

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated balance sheets (continued)
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	Notes	December 31, 2010	September 30, 2011

		RMB	RMB	US$
		(audited)	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	16	—	217,000	34,023
Accounts payable		907	8,301	1,302
Accrued expenses and other current liabilities	17	22,166	83,785	13,137
Prepayments from customers		20,134	92,777	14,546
Long-term borrowings due within one year	16	218,967	606,577	95,105
Obligations under capital leases—current	13	10,058	5,935	931
Due to related parties	19	—	11	2
Due to shareholders	19	167,833	549,613	86,173
Income tax payable	18	50	606	95

Total current liabilities		440,115	1,564,605	245,314

Non-current liabilities:
Deferred tax liabilities	18	4,059	3,466	543
Due to a shareholder	19	200,000	—	—
Obligations under capital leases—non-current	13	1,236	—	—
Long-term borrowings	16	403,514	911,877	142,972

Total non-current liabilities		608,809	915,343	143,515

Commitments and contingencies	22	—	—	—
Shareholders' equity:
Ordinary shares (par value of US$1 per share; 50,000 shares authorized as at December 31, 2010 and September 30, 2011; 12,538 shares issued and outstanding as of December 31, 2010 and September 30, 2011)		80	80	13
Additional paid-in capital		183,923	392,531	61,545

Accumulated other comprehensive income / (loss)	6	28	(63)	(10)
Accumulated deficit		(86,799)	(204,426)	(32,052)

Total shareholders' equity		97,232	188,122	29,496

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		1,146,156	2,668,070	418,325

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated
statements of operations
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		For the nine-month period ended September 30,
	Notes	2010	2011

		RMB	RMB	US$
		(unaudited)	(unaudited)
Net revenues (including services provided to shareholders amounting to RMB41 and RMB11 (US$2) for the nine-month periods ended September 30, 2010 and 2011, respectively)	4	61,904	489,368	76,728
Expenses
Depreciation of rental vehicles		(21,654)	(167,264)	(26,225)
Direct operating expenses		(30,187)	(195,596)	(30,667)
Selling, marketing and distribution expenses		(9,709)	(77,831)	(12,205)
General and administrative expenses		(15,522)	(77,896)	(12,213)
Interest income and other income, net (including interest receivable from a related party amounting to RMB278 and RMB604 (US$95) for the nine-month periods ended September 30, 2010 and 2011, respectively)		452	907	142
Interest expenses (including interest expenses incurred to a shareholder amounting to RMB3,098 and RMB21,780 (US$3,415) for the nine-month periods ended September 30, 2010 and 2011, respectively)		(7,069)	(89,091)	(13,968)

Total expenses		(83,689)	(606,771)	(95,136)
Loss before income tax expense		(21,785)	(117,403)	(18,408)
Income tax benefit/(expense)	18	152	(224)	(35)

Net loss		(21,633)	(117,627)	(18,443)

Loss per ordinary share:
Basic	20	(3,584.59)	(9,996.35)	(1,567.32)
Diluted	20	(3,584.59)	(9,996.35)	(1,567.32)

Weighted average ordinary shares used in per share computation:
Basic	20	6,035	11,767	11,767
Diluted	20	6,035	11,767	11,767

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated statements of cash flows
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Cash flow from operating activities
Net loss	(21,633)	(117,627)	(18,443)
Adjustments to reconcile net loss to net cash generated from operating activities:
Provision for losses on doubtful accounts	85	1,070	168
Depreciation of rental vehicles	21,654	167,264	26,225
Depreciation of other property, plant and equipment	897	8,035	1,260
Gain on disposal of other property, plant and equipment	(69)	(1,375)	(216)
Amortization of intangible assets	60	583	91
Amortization of deferred commission charges	112	2,263	355
Imputed interest expenses	1,927	—	—
Imputed rental expenses	646	807	127
Changes in assets and liabilities, net of effects of acquisition
Accounts receivable	2,328	(13,796)	(2,163)
Inventories	(706)	(7,753)	(1,216)
Prepayments	(28,315)	(34,632)	(5,430)
Other current assets	(11,121)	(6,729)	(1,055)
Deferred tax liabilities	(186)	(901)	(141)
Income tax payable	34	556	87
Accounts payable	2,064	4,360	683
Prepayments from customers	9,774	70,549	11,061
Due from a related party	(278)	(604)	(95)
Due to shareholders	3,098	21,780	3,415
Accrued expenses and other payables	7,448	53,269	8,354

Net cash (used in)/provided by operating activities	(12,181)	147,119	23,067

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated statements of cash flows (continued)
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

	For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Cash flows from investing activities
Purchases of rental vehicles	(453,982)	(1,422,653)	(223,056)
Proceeds from disposal of rental vehicles	1,399	30,241	4,741
Purchases of other property, plant and equipment	(7,045)	(24,548)	(3,849)
Proceeds from disposal of other property, plant and equipment	198	103	16
Purchases of intangible assets	(2,177)	(141)	(22)
Proceeds from principal portion of direct financing leases	150	1,367	214
Acquisition of subsidiary, net of cash acquired	(22,550)	(48,681)	(7,633)
Loans to a related party	(43,348)	(13,787)	(2,162)

Net cash used in investing activities	(527,355)	(1,478,099)	(231,751)

Cash flow from financing activities
Restricted cash	—	(1,000)	(157)
Proceeds from short-term borrowings	—	217,000	34,023
Proceeds from long-term borrowings	182,672	827,366	129,722
Repayment of long-term borrowings	(777)	(145,234)	(22,771)
Proceeds from shareholder loans	300,000	260,000	40,765
Repayments of shareholder loans	(30,932)	(100,000)	(15,679)
Proceeds from related party loans	28,137	11,943	1,873
Repayments of borrowings to related parties	(58,124)	(2,160)	(339)
Proceeds from sale and leaseback obligations	—	271,820	42,618
Repayment of principle portion of capital lease obligations	(14,599)	(95,328)	(14,946)
Capital injection from shareholders	161,026	207,801	32,581

Net cash provided by financing activities	567,403	1,452,208	227,691

Net increase in cash and cash equivalents	27,867	121,228	19,007
Cash and cash equivalents at the beginning of period	4,624	81,062	12,710

Cash and cash equivalents at the end of period	32,491	202,290	31,717

Supplemental disclosures of cash flow information:
Interest expense paid	(1,630)	(58,195)	(9,124)
Interest income received	105	786	123
Income tax paid	—	(569)	(89)
Supplemental disclosures of non-cash activities:
Acquisition of other property, plant and equipment included in accrued expenses and other payables	—	3,029	475
Acquisition of rental vehicle included in capital lease obligations	1,285	13,381	2,098

The accompanying notes are an integral part of the consolidated financial statements.

China Auto Rental Inc.
Unaudited interim condensed consolidated statements of changes in shareholders' (deficit)/equity
For the nine-month period ended September 30, 2010 and 2011
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

		Ordinary Shares		Additional paid-in- capital		Accumulated other comprehensive income/(loss)	Total shareholders' (deficit)/equity
					Accumulated deficit
	Note	Shares	Amount

			RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2009		12,538	80	20,055	(43,469)	—	(23,334)
Comprehensive loss:
Net loss for the period		—	—	—	(21,633)	—	(21,633)
Unrealized gain of available-for-sale investments		—	—	—	—	17	17

Total comprehensive loss		—	—	—	—	—	(21,616)

Capital injection from shareholders		—	—	161,026	—	—	161,026
Contributions from shareholders	19	—	—	2,573	—	—	2,573
Comprehensive loss:
Contributions from shareholder	19	—	—	807	—	—	807
Net loss for the period		—	—	—	(117,627)	—	(117,627)
Unrealized loss of available-for-sale investments		—	—	—	—	(91)	(91)

Total comprehensive loss		—	—	—	—	—	(117,718)

Balance as of September 30, 2010		12,538	80	183,654	(65,102)	17	118,649

Balance as of December 31, 2010		12,538	80	183,923	(86,799)	28	97,232
Capital injection from shareholders		—	—	207,801	—	—	207,801
Balance as of September 30, 2011		12,538	80	392,531	(204,426)	(63)	188,122

Balance as of September 30, 2011 US$		1,966	13	61,545	(32,052)	(10)	29,496

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

1.     Basis of presentation

China Auto Rental Inc. (the "Company"), through Beijing China Auto Rental Co., Ltd. ("CAR Beijing") and its subsidiaries, is principally engaged in the car rental business in the People's Republic of China ("PRC").

As of September 30, 2011, the consolidated financial statements of the Company include the following subsidiaries:

Name	Date of incorporation/ acquisition	Place of incorporation	Percentage of shareholding/ ownership	Principal activities

			Indirect
			September 30, 2011 (unaudited)
Subsidiaries:
CAR Beijing	September 27,2007	PRC	100%	Car rental
Chongqing China Auto Rental Co., Ltd. ("CAR Chongqing")(1)	November 22, 2007	PRC	100%	Car rental
Shanghai Huadong Auto Rental Co., Ltd. ("Shanghai Huadong")(2)	September 8, 2010	PRC	100%	Car rental
Beijing Kaipu Parking Management Co., Ltd. ("Beijing Kaipu")(3)	October 15, 2010	PRC	100%	Vehicle parking management
Wuxi China Auto Rental Co., Ltd. ("CAR Wuxi")(4)	October 22, 2010	PRC	100%	Car rental
Beijing Beichen Auto Rental Co., Ltd. ("Beijing Beichen")(5)	April 11, 2011	PRC	100%	Car rental
Guangzhou China Auto Rental Co., Ltd. (Guangzhou) Co., Ltd. ("CAR Guangzhou")(6)	April 12, 2011	PRC	100%	Car rental
Guiyang Jinglv Commerce and Trading Co., Ltd. ("Guiyang Jinglv")(7)	July 31, 2011	PRC	100%	Car rental

(1)   On November 22, 2007, CAR Beijing, acquired 100% equity interests of CAR Chongqing from a third party, at the consideration of RMB45 in the form of cash.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

(2)   On September 8, 2010, CAR Beijing, acquired 100% equity interests of Shanghai Huadong from a third party, at a consideration of RMB25,500 in the form of cash.

(3)   On October 15, 2010, Beijing Kaipu was established by CAR Beijing.

(4)   On October 22, 2010, CAR Wuxi was established by CAR Beijing.

(5)   On April 11, 2011, CAR Beijing, acquired 100% equity interests of Beijing Beichen (note 4) from a third party, at the consideration of RMB54,732 in form of cash.

(6)   On April 12, 2011, CAR Guangzhou was established by CAR Beijing.

(7)   On July 31, 2011, CAR Beijing, acquired 100% equity interests of Guiyang Jinglv from a third party, at the consideration of RMB10 in form of cash.

These unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 2010. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

In the opinion of the Company's management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the nine-month period ended September 30, 2011 are not necessarily indicative of results to be expected for any other interim period or for the year ending December 31, 2011. The consolidated balance sheet as of December 31, 2010 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2010.

As of September 30, 2011, the Company had a net current liability amounting to RMB1,186,053 (US$185,960). This net current liability was caused by the rapid expansion of the Company's fleet primarily through borrowings which require monthly repayments. When preparing the unaudited interim condensed consolidated financial statements as of September 30, 2011 and for the period from January 1, 2011 to September 30, 2011, the Company's management concluded that a going concern basis of preparation was appropriate after analyzing the forecasted cash flows for the twelve months from September 30, 2011 which indicates that the Company will have sufficient liquidity during the next twelve months from cash flows generated by operations and existing credit facilities. In preparing the forecasted cash flows analysis, management did not include repayment of the loans from Legend Holdings Co., Ltd. ("Legend Holdings") as Legend Holdings has agreed that these loans will only be repaid if the Company has funds available to repay the loan without significantly affecting the operations of the Company. In addition, the Company added the positive cash flows from loans amounting

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

to a total of RMB350,000 obtained from Legend Holdings in October and November 2011 and January 2012 a long term loan amounting to RMB500,000 obtained from a financial institution in December 2011, which is repayable in December 2013. Finally, the Company assumed that continued fleet expansions in 2012 would be funded by existing available credit facilities. The analysis indicates that the Company will have the financial resources to settle borrowings and payables that will be due in the next twelve months.

The Company's business is affected by seasonality. The Company generally experiences higher revenue during holiday seasons, such as the Spring Festival and national holidays in the PRC.

2.     Summary of significant accounting polices

(a) Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation. Results of acquired subsidiaries are consolidated from the date on which control is transferred to the Company and are no longer consolidated from the date that control ceases.

(b) Convenience translation

Amounts in United States dollars ("US$") are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 RMB6.3780 on September 30, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(c) Acquired intangible assets, net

Acquired intangible assets are carried at cost less accumulated amortization and any impairment. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Acquired intangible assets with finite useful lives, except for which are estimated to have an indefinite useful life, are amortized using a straight-line method of amortization. Acquired intangible assets with indefinite lives are not amortized but tested for impairment annually or more frequently when indicators of impairment exist. These amortization methods reflect the estimated pattern in which the economic benefits of the

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

respective intangible assets are to be consumed. The estimated useful life for the acquired intangible assets is as follows:

Category	Estimated useful life

Favourable leases	1.75 years
Customer relationship	4.75 years
Vehicle rental business license	17 years
Plate licenses	Indefinite

(d) Restricted cash

Restricted cash mainly represents amounts held by a bank as security for the settlement of vehicle rental fee via the Company's point-of-sales machined and credit card facilities. Restricted cash is not available for the Company's use.

(e) Deferred financing costs

Deferred financing costs charged by the banks pursuant to the origination of loans are deferred and amortized over the borrowing periods of the bank loan using the interest method.

(f) Advertising expenditure

Advertising expenditure is expensed as incurred. Advertising expenditure, included in sales, marketing and distribution expenses, amounted to RMB8,243 and RMB71,577 (US$11,222) for the nine-month periods ended September 30, 2010 and 2011, respectively.

(g) Employee benefits

The full-time employees of the Company's PRC subsidiaries participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiary of the Company make contributions to the government for these benefits based on certain percentages of the employees' salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, expensed as incurred, were RMB4,199 and RMB16,788 (US$2,632) for the nine-month periods ended September 30, 2010 and 2011, respectively.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

3.     Net revenues

	For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Short term rental	46,356	415,368	65,125
Long term rental	14,520	72,693	11,397
Direct financing lease revenue	112	1,170	183
Other revenue	916	137	23

	61,904	489,368	76,728

4.     Acquisition of subsidiaries

Beijing Beichen

As a part of the Company's business expansion strategy to strengthen its long-term vehicle rental in the PRC, the Company through CAR Beijing, acquired 100% equity interests of Beijing Beichen from Beijing North Star Company Limited, an independent third party, on April 11, 2011 for an aggregate purchase price of RMB54,732.

RMB'000
(unaudited)

Purchase consideration:
Payment of cash	37,062
Debt assumed*	17,670

Total fair value of purchase price consideration	54,732

*      CAR Beijing assumed the debt of Beijing Beichen due to Beijing North Star Company Limited upon the acquisition date.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as at the date of acquisition:

RMB'000
(unaudited)

Cash and cash equivalents	6,061
Other current assets	2,110
Intangible assets (note 14)	281
Net investment in direct financing leases	3,188
Property and equipment, net	53,733

Total assets acquired	65,373

Accounts payable
Other payables	(8,269)
Other current liabilities	(2,183)
Deferred tax liability	(308)

Total liabilities assumed	(10,760)

Net assets acquired	54,613
Goodwill	119

Total fair value of purchase price consideration	54,732

The results of operations of Beijing Beichen have been included in the consolidated statements of operations from the date of acquisition.

The pro forma information presented is for comparative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	Pro forma (unaudited) nine-month ended September 30,
	2010	2011

	RMB	RMB
Net revenues	90,819	500,169
Loss before income tax	(20,131)	(114,902)
Net loss	(21,289)	(115,260)
Net loss per share—basic and diluted	(3,527.59)	(9,795.19)

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

5.     Restricted cash

Restricted cash as of September 30, 2011 included RMB300 (US$47) and RMB1,000 (US$157) held as security for the settlement of vehicle rental revenue via the Company's point-of-sales machines and credit card facilities, respectively.

6.     Available-for-sale investments

As of December 31, 2010 and September 30, 2011, available-for-sale investments represent publicly traded equity shares and mutual funds held by the Company, which are stated at their quoted market prices.

7.     Accounts receivable, net

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Accounts receivable	12,508	27,634	4,333
Less: allowance for doubtful accounts	(178)	(1,248)	(196)

	12,330	26,386	4,137

As of December 31, 2010 and September 30, 2011, all accounts receivable were due from third party customers.

Additions to the Company's allowance for doubtful accounts amounted to RMB85 and RMB1,070 (US$168) for the nine month periods ended September 30, 2010 and 2011, respectively and were recorded within general and administration expenses.

8.     Inventories

Inventories consist of the following:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
		(unaudited)
Fuel	1,870	9,536	1,495
Consumables	—	104	16

	1,870	9,640	1,511

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

9.     Prepayments

Prepayments consist of the following:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
		(unaudited)
Prepaid insurance fees	49,753	69,187	10,848
Prepaid rent and rental deposits	7,000	14,591	2,288
Prepaid advertising costs	2,369	3,170	497
Others	6,070	13,702	2,148

	65,192	100,650	15,781

10.  Other current assets

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Other receivables	5,227	9,474	1,485
Deposits for capital leases as lessee (note 13)	—	1,773	278
Staff advances	833	1,542	242

	6,060	12,789	2,005

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

11.  Property, plant and equipment, net

Property, plant and equipment consists of the following:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
At cost:
Rental vehicles	987,230	2,245,265	352,032
Less: accumulated depreciation	(69,715)	(194,085)	(30,430)

Rental vehicles, net	917,515	2,051,180	321,602

At cost:
Office furniture, purchased software and equipment	12,088	22,781	3,572
In-car accessories	7,601	18,807	2,949
Leasehold improvements	1,363	4,415	692

	21,052	46,003	7,213
Less: accumulated depreciation	(4,134)	(12,575)	(1,972)

Other property, plant and equipment, net	16,918	33,428	5,241

Depreciation expenses were RMB22,551 and RMB175,299 (US$27,485) for the nine-month periods ended September 30, 2010 and 2011 respectively, and were included in the following captions:

	For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Depreciation of rental vehicles	21,985	168,639	26,441
Gains from disposal of rental vehicles, net	(331)	(1,375)	(216)

	21,654	167,264	26,225
General and administrative expenses	897	8,035	1,260

	22,551	175,299	27,485

Vehicles with carrying value of RMB328,912 and RMB638,853 (US$100,165) as of December 31, 2010 and September 30, 2011, respectively, were pledged as securities for the Company's loans (note 16).

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

The Company has accounted for the leases-in of certain rental vehicles as capital leases .The carrying amounts of the Company's rental vehicles held under capital leases at respective balance sheet dates were as follows:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Rental vehicles	26,793	26,793	4,200
Less: accumulated depreciation	(2,830)	(5,966)	(935)

	23,963	20,827	3,265

Depreciation expenses of rental vehicles under capital leases were RMB1,800 and RMB3,136 (US$492) for the nine-month periods ended September 30, 2010 and 2011, respectively.

12.  Net investment in direct financing leases

Certain rental vehicles have been leased out through direct financing leases entered into by the Company. Future minimum lease payments under non-cancellable direct financing lease arrangements are as follows:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Total minimum lease payments to be received	4,909	26,014	4,079
Less: amounts representing estimated executory costs, including profit thereon, included in total minimum lease payments	(772)	(3,903)	(612)
Less: allowance for uncollectibles	—	—	—

Net minimum lease payments receivable	4,137	22,111	3,467
Estimated residual value of rental vehicles (unguaranteed)	247	290	45
Less: unearned income	(1,212)	(5,848)	(917)

Net investment in direct financing leases	3,172	16,553	2,595

Current portion	395	7,569	1,187
Non-current portion	2,777	8,984	1,409

Relevant receivables stated weighted average interest rate of 20.77% and 24.99% for the nine-month ended September 30, 2010 and 2011, respectively. The minimum lease payments are receivable in monthly, quarterly or annual installments up to July 2016. As of

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

September 30, 2011, minimum lease payments for each of the five succeeding fiscal years are as follows:

	September 30, 2011

	RMB	US$
	(unaudited)
Within the three-month period from October 1, 2011 to December 31, 2011	4,251	667
2012	11,878	1,862
2013	7,000	1,098
2014	1,818	285
2015	859	135
2016	208	32

Total	26,014	4,079

13.  Obligations under capital leases

Certain rental vehicles have been acquired through capital leases entered into by the Company. Future minimum lease payments under non-cancellable capital lease arrangements are as follows:

	September 30, 2011

	RMB	US$
	(unaudited)
Within the three-month period from October 1, 2011 to December 31, 2011	2,684	421
2012	3,418	536
2013	—	—
2014	—	—
2015	—	—
2016	—	—

Minimum lease payments	6,102	957
Less: amounting representing interest	(167)	(26)

Present value of minimum lease payments	5,935	931

Current portion	5,935	931
Non-current portion	—	—

As of September 30, 2011, the obligations under capital leases had stated weighted average interest rate of 8.65%. The obligations are payable in monthly installments by December 2012. Such obligations were guaranteed by Mr. Zhengyao Lu ("Mr. Lu") and secured by the prepaid land lease and a building of Lianhui Auto Langfang Co., Ltd. ("Lianhui Langfang"), a wholly owned subsidiary of one shareholder of the Company, respectively.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

14.  Acquired intangible assests, net

The following table presents the Company's intangible assets as of September 30, 2011:

	Favourable leases	Customer relationship	Vehicle rental business licenses	License plates	Total

	RMB	RMB	RMB	RMB	RMB
Intangible assets, net
January 1, 2011 (audited)	—	—	11,959	4,158	16,117
Additions	—	—	—	141	141
Acquisition of a subsidiary*	100	181	—	—	281
Amortization expenses	(29)	(20)	(534)	—	(583)

Intangible assets, net
September 30, 2011 (unaudited)	71	161	11,425	4,299	15,956

Intangible assets, net
September 30, 2011 US$ (unaudited)	11	25	1,792	674	2,502

*      pursuant to the acquisition of Beijing Beichen (note 4).

Favourable leases are related to the contracts entered into by the customers when the corresponding leasing services have yet to be delivered, and is estimated to have an useful life of 1.75 years. Customer relationship is expected to have a useful life of 4.75 years. The vehicle rental business license is estimated to have an useful life of 17 years; and the license plates granted by Shanghai Municipal government for the vehicles running in Shanghai have indefinite lives.

The intangible assets, except for plate licenses which are estimated to have an indefinite useful life, are amortized using the straight-line method, which is the Company's best estimate of how these assets will be economically consumed over their respective estimated useful lives. Amortization expenses were approximately RMB60 and RMB583 (US$91) for the nine-month periods ended September 30, 2010 and 2011, respectively.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

The annual estimated amortization expenses for the intangible assets for each of the next five years are as follows:

	Licenses

	RMB	US$
Within the three-month period from October 1, 2011 to December 31, 2011	205	32
2012	819	128
2013	761	119
2014	761	119
2015	761	119
2016	723	113

	4,030	630

15.  Deposits for capital leases

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Deposit for capital leases	9,855	38,035	5,963
Less: current portion (note 10)	—	(1,773)	(278)

	9,855	36,262	5,685

Deposits for capital leases are non-interest bearing cash deposits paid to acquire rental vehicles under capital lease arrangements as lessee and are returnable upon the expiry of the capital lease obligations.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

16.  Borrowings

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Short-term borrowings:
Bank loans—guaranteed	—	100,000	15,679
Other loans—guaranteed	—	117,000	18,344

	—	217,000	34,023

Long-term borrowings:
Current:
Current portion of long-term bank loans—guaranteed	112,113	403,742	63,302
Current portion of long-term bank loans—secured and guaranteed	853	—	—
Current portion of other long-term loans—secured and guaranteed	16,479	17,230	2,702
Current portion of sale and leaseback obligations	89,522	185,605	29,101

	218,967	606,577	95,105

Non-current:
Bank loans—guaranteed	277,834	683,490	107,163
Bank loans—secured and guaranteed	1,992	—	—
Other loans—secured and guaranteed	33,640	20,580	3,227
Sale and leaseback obligations	90,048	207,807	32,582

	403,514	911,877	142,972

	622,481	1,735,454	272,100

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

Bank and other loans were secured/ guaranteed by the following:

December 31, 2010	September 30, 2011		note

RMB	RMB	US$
	(unaudited)
389,947	1,304,232	204,489	Guaranteed by Legend Holdings(i)
2,845	—	—	Secured by certain of the Company's vehicles and guaranteed by Mr. Lu(i)
50,119	37,810	5,928	Secured by certain of the Company's vehicles and guaranteed by Legend Holdings(i)
2,676	—	—	Secured by certain of the Company's vehicles and guaranteed by Mr. Lu(i)
176,894	393,412	61,683	Secured by certain of the Company's vehicles and guaranteed by Legend Holdings(i)

622,481	1,735,454	272,100

(i)    There is no service fee for the provision of guarantees provided by the shareholders.

All bank and other loans are denominated in RMB and are from third party commercial banks and other financial institutions, which bore interest at floating rate ranging from 100% to 185% of People's Bank of China benchmark lending rate. The weighted average interest rates of the Company's short-term loans outstanding as of September 30, 2011 were 8.23% per annum. The weighted average interest rates of the Company's long-term loans outstanding as of December 31, 2010 and September 30, 2011 were 7.58% and 7.67% per annum, respectively.

The undrawn facilities available to the Company are RMB916,754 (US$143,737) as of September 30, 2011.

The aggregate amounts of maturities of borrowings for each of the twelve-month periods ending September 30, 2011 are as follows:

	RMB	US$

Within the three-month period from October 1, 2011 to December 31, 2011	139,898	21,935
2012	853,384	133,801
2013	585,632	91,821
2014	149,040	23,368
2015	7,500	1,175

	1,735,454	272,100

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

17.  Accrued expenses and other current liabilities

The components of accrued expenses and other payables are as follows:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Payables for advertising expenses	—	25,203	3,952
Payroll and welfare payable	12,861	12,285	1,926
Business and other taxes payable	3,664	15,017	2,354
Payables for repair and maintenance	2,175	9,512	1,491
Accrued interest expenses	807	7,224	1,133
Deposits received for vehicle rental	1,157	6,736	1,056
Others	1,502	7,808	1,225

	22,166	83,785	13,137

18.  Income tax benefit/(expense)

The Company's effective tax rate was 0.7% and (0.2%) for the nine months ended September 30, 2010 and 2011, respectively. The nature of the permanent book to tax adjustments and their amounts relative to pre-tax book income are similar for each of the nine-months periods ended September 30, 2010 and 2011. The Company continues to conduct most of its business through its major PRC subsidiaries, whose applicable income tax rate is 25%. The Company recorded a current tax expense of RMB1,124 (US$176) for the nine months ended September 30, 2011.

The increase in effective tax rate is mainly related to income tax expenses recognized by Beijing Beichen, which the Company acquired in March, 2011.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

19.  Related party transactions

a)
Related parties

Related parties for the nine-month periods ended September 30, 2010 and 2011 were as follows:

Name of related parties	Relationship with the Company

Mr. Lu	A shareholder
Legend Holdings	A shareholder
LC Fund III Limited. ("LC Fund III")	A shareholder
Beijing Shenzhou Deke Technology Development Co., Ltd ("Deke Beijing")	A company controlled by Mr. Lu
China Youtong Science & Technology (Beijing) Co., Ltd. ("Youtong Beijing")	A company controlled by Mr. Lu
Beijing Huaxia United Automobile Association Co., Ltd. ("UAA Beijing")	A company controlled by Mr. Lu
Beijing Huaxia United Culture and Media Co., Ltd. ("United Media")	A company controlled by Mr. Lu
Beijing Huaxia United Automobile Service Co., Ltd. ("United Service")	A company controlled by Mr. Lu
Beijing Huaxia United Science & Technology Co., Ltd. ("Huaxia United")	A company controlled by Mr. Lu
Beijing Chexing Tianxia Consultancy Co., Ltd. ("Chexing Tianxia")	A company controlled by Mr. Lu
Beijing Huaxia United Auto Network Technology Co., Ltd. ("Huaxia Auto Network")	A wholly owned subsidiary of Legend Holdings
Lianhui Langfang	A wholly owned subsidiary of LC fund III

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

b)
The Company had the following related party transactions for the nine-month period ended September 30, 2010 and 2011:

	For the nine-month periods ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Vehicle rental services provided to
— Legend Holdings	27	11	2
— LC Fund III	14	—	—

	41	11	2
Loan interest receivable from
— UAA Beijing	278	604	95

	278	604	95

Borrowings from
— Legend Holdings	300,000	260,000	40,765
— UAA Beijing	20,135	11,943	1,873
— Huaxia United	8,000	—
— Deke Beijing	1	—
— Chexing Tianxia	1	—

	328,137	271,943	42,638

Repayment of borrowings to
— Legend Holdings	—	100,000	15,679
— Mr. Lu	600	—
— Youtong Beijing	15,534	—
— Deke Beijing	31,430	2,160	339
— United Media	9,350	—
— Huaxia Auto Network	15,832	—
— United Service	1,550	—
— Huaxia United	14,500	—
— Chexing Tianxia	260	—

	89,056	102,160	16,018

Borrowings to
— UAA Beijing	43,348	13,337	2,091
— Lianhui Langfang	—	450	71

	43,348	13,787	2,162

Interest expense incurred to
— Legend Holdings	3,098	21,780	3,415

	3,098	21,780	3,415

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

c)
The Company had the following related party balances as of December 31, 2010 and September 30, 2011:

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Current:
Due from shareholders
— Legend Holdings	17	10	1
— LC Fund III	12	12	2

	29	22	3

Due from related parties
— UAA Beijing	—	16,455	2,580
— Deke Beijing	—	2,160	339
— Lianhui Langfang	—	450	71
— Youtong Beijing	34	34	5

	34	19,099	2,995

Non-current:
Due from a related party
— UAA Beijing	14,446	—	—

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
Current:
Due to a shareholder
— Legend Holdings	167,833	549,613	86,173

Due to a related party
Current:
— UAA Beijing	—	11	2

Non-current:
Due to a shareholder
— Legend Holdings	200,000	—	—

Amounts due to Legend Holdings were unsecured with maturity from 1 to 2 years and bore interests at floating interest rates between 6.2% to 7.0% as of September 30, 2011.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

Borrowings to UAA Beijing were unsecured, repayable on May 27, 2012 and subject to interest at 8% per annum.

As of September 30, 2011, except for the amounts due to Legend Holdings and due from UAA Beijing, balances with related parties were unsecured, non-interest bearing and repayable on demand.

With respect to borrowings from related parties other than Legend Holdings, the Company recorded imputed interest expenses amounting to RMB1,927 and nil based on the prevailing marketing interest rates as deemed contribution for the nine-month periods ended September 30, 2010 and 2011, respectively.

In addition, Lianhui Langfang made available the Company premises to operate its call center in the city of Langfang, PRC, for nil consideration. The Company recorded imputed rental expenses amounting to RMB646 and RMB807 (US$127) based on the prevailing market rates as deemed contribution for the nine-month periods ended September 30, 2010 and 2011, respectively.

As of September 30, 2011, outstanding bank loans amounting to RMB1,342,042 (US$210,417) were guaranteed by Legend Holdings (note 16).

20.  Loss per share

Basic and diluted loss per share for each of the periods presented is calculated as follows:

	For the nine-month period ended
	2009	2010

	RMB	RMB	US$
Numerator:
Net loss used in calculating loss per ordinary share—basic and diluted	21,633	117,627	18,443
Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted loss per share	6,035	11,767	11,767

Basic and diluted loss per share	3,584.59	9,996.35	1,567.32

21.  Fair value measurement

In accordance with ASC 820, the Company measures the available-for-sale investments (note 6) at fair value. Such available-for-sales investments are classified within Level 1 because they are valued using quoted market prices.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

Assets measured at fair value on a recurring basis are summarized below:

	Fair value measurement at September 30, 2011 using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)	Fair value at September 30, 2011

	RMB	RMB	RMB	RMB
Available-for-sale investments	107	—	—	107

22.  Commitments and contingencies

(a) Capital commitments

The Company has outstanding purchase commitments in relation to procurement of vehicles with amount of RMB123,398 (US$19,347) as of September 30, 2011, which are scheduled to be delivered within one year.

(b) Operating leases

As of September 30, 2011, the Company had minimum lease payments under non-cancellable operating leases in relation to store premises and parking spaces as follows:

	September 30, 2011

	RMB	US$
	(unaudited)
Within the three-month period from October 1, 2011 to December 31, 2011	7,242	1,135
2012	18,467	2,895
2013	10,504	1,647
2014	4,921	772
2016 thereafter	—	—

	62,698	9,830

Total rental expenses for the operating leases were RMB4,658 and RMB25,757 (US$4,038) for the nine-month periods ended September 30, 2010 and 2011, respectively. Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases.

The terms of the leases do not contain material rent escalation clauses or contingent rents.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

(c) Advertising expenditure

As of September 30, 2011, the Company had minimum advertising expenditure payments under non-cancellable advertising contracts as follows:

	September 30, 2011

	RMB	US$
	(unaudited)
Within the three-month period from October 1, 2011 to December 31, 2011	6,283	985
2012	4,030	632
2013	4,650	729
2014	1,200	188
2015	—	—

	16,163	2,534

23.  Minimum future rentals receivable

As of September 30, 2011, the Company had minimum lease receivables under non-cancellable operating leases in relation to rental vehicles as follows:

	September 30, 2011

	RMB	US$
Within the three-month period from October 1, 2011 to December 31, 2011	29,862	4,682
2012	72,262	11,330
2013	40,464	6,344
2014	18,837	2,953

	161,425	25,309

The terms of the leases do not contain material rent escalation clauses or contingent rents.

24.  Subsequent events

In accordance with ASC 855, Subsequent Events, as amended by ASU 2010-09, the Company evaluated subsequent events through January 18, 2012, which was also the date that these consolidated financial statements were issued.

In October and November 2011 and January 2012, the Company obtained loans amounting to a total of RMB350,000 from Legend Holdings. In addition, in December 2011, the Company obtained a long term loan amounting to RMB500,000 from a finance institution, which is repayable in December 2013.

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

In December 2011, CAR Beijing, acquired 100% equity interest of Beijing Da Shi Hang Hua Wei Labor Services Co., Ltd from an independent third party at a cash consideration of RMB5,000.

In January 2012, the Company acquired 100% equity interests in Shanghai Tai Chang Chauffeured Services Co., Ltd. with a cash consideration of RMB200.

In January 2012, LC Fund III, L.P. and Right Lane Limited transferred 2,538 and 5,548 ordinary shares of the Company, respectively to Grand Union Investment Fund, L.P. At the same day, Right Lane Limited also transferred 125 ordinary shares of the Company to Grandsun International Investment Limited. After this transaction, Grand Union Investment Fund, L.P., Haode Group Inc., Sky Sleek Limited, Qun Cheng Limited and Amplewood Resources Limited, Grand Joy Worldwide Limited and Grandsun International Investment Limited holds 64.49%, 24.15%, 4.97%, 2.16%, 1.98%, 1.25% and 1.00% ordinary shares of the Company, respectively.

25.  Unaudited interim condensed financial information of the company

Under PRC laws and regulations, the Company's PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the Company in the form of dividend payments, loans, or advances. The restricted amount, as determined pursuant to PRC generally accepted accounting principles, was RMB118,122 (US$29,496) as of September 30, 2011.

Condensed balance sheets

	December 31, 2010	September 30, 2011

	RMB	RMB	US$
	(audited)	(unaudited)
ASSETS
Investments in subsidiaries	97,232	188,122	29,496

TOTAL ASSETS	97,232	188,122	29,496

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity:
Ordinary shares par value of US$1 per share; 50,000 shares authorized as at December 31, 2010 and September 30, 2011; 12,538 shares issued and outstanding as of December 31, 2010 and September 30, 2011, respectively)	80	80	13
Additional paid-in capital	183,923	392,531	61,545
Accumulated other comprehensive income	28	(63)	(10)
Accumulated deficit	(86,799)	(204,426)	(32,052)

Total shareholders' equity	97,232	188,122	29,496

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	97,232	188,122	29,496

China Auto Rental Inc.

Notes to the unaudited interim condensed consolidated financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$")
except for number of shares and per share data)

Condensed statements of operations

	For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Equity in profit or loss of subsidiaries	(21,633)	(117,627)	(18,443)

Loss before income tax expense	(21,633)	(117,627)	(18,443)
Income tax expense	—	—	—

Net loss	(21,633)	(117,627)	(18,443)

Condensed statements of cash flows

For the nine-month period ended September 30,
	2010	2011

	RMB	RMB	US$
	(unaudited)	(unaudited)
Net cash generated from operating activities	—	—	—
Net cash generated from investing activities	—	—	—
Net cash generated from financing activities	—	—	—

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at the beginning of period	—	—	—

Cash and cash equivalents at the end of period	—	—	—

Basis of presentation

For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the balance sheet as "Investments in subsidiaries" and the subsidiaries profit or loss as "Equity in profit or loss of subsidiaries" on the statement of operations. The parent company only financial statements should be read in conjunction with the Company's consolidated financial statements.

Report of independent registered public accounting firm

The Board of Directors and Shareholders of
    Shanghai Huadong Auto Rental Co., Ltd.

We have audited the accompanying statements of operations and comprehensive income and cash flows of Shanghai Huadong Auto Rental Co., Ltd. (the "Company") for the year ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Shanghai, People's Republic of China
January 18, 2012

Shanghai Huadong Auto Rental Co., Ltd.
Statement of operations and comprehensive income
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

		For the year ended December 31,
	Note	2009	2009

		RMB'000	US$'000
Net revenues		14,341	2,249
Depreciation of rental vehicles		(5,959)	(934)
Direct operating expenses		(6,038)	(947)
General and administrative expenses		(2,021)	(317)

Interest income		17	3
Interest and other expenses		(21)	(4)
Income before income taxes		319	50
Income tax expense	4	(99)	(16)

Net income		220	34

Other comprehensive income, net of tax:
Unrealized gain on available-for-sale investments		62	10

Comprehensive income		282	44

The accompanying notes are an integral part of these financial statements.

Shanghai Huadong Auto Rental Co., Ltd.
Statement of cash flows
(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

	For the year ended December 31,
	2009	2009

	RMB'000	US$'000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	220	34
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of rental vehicles	5,959	934
Depreciation of other property and equipment	6	1
Deferred income taxes	99	16
Changes in operating assets and liabilities:
Accounts receivable, net	708	111
Prepaid expenses and other current assets	173	27
Accrued expenses and other payables	(741)	(116)
Prepayments from customers	(536)	(84)

Net cash generated from operating activities	5,888	923
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(84)	(13)
Proceeds from disposal of rental vehicles	1,030	162

Net cash generated from investing activities	946	149
CASH FLOWS FROM FINANCING ACTIVITIES
Amount due to shareholder	(5,999)	(941)
Repayments of short term bank borrowings	(4,000)	(627)

Net cash used in financing activities	(9,999)	(1,568)
Net decrease in cash and cash equivalents	(3,165)	(496)
Cash and cash equivalents at beginning of year	4,841	759

Cash and cash equivalents at end of year	1,676	263

Supplemental cash flow information
Interest expense paid	19	3

The accompanying notes are an integral part of these financial statements.

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

1.     Organization

Shanghai Huadong Auto Rental Co., Ltd. (the "Company") was established by Shanghai Huadong Industrial Co., Ltd. ("SH Huadong") and Mr. Guohua Lv on July 30, 2003 in Shanghai, People's Republic of China ("PRC") with issued capital of RMB10,000. SH Huadong and Mr. Guohua Lv each held 50% equity interest in the Company, respectively. On May 10, 2005, Mr. Guohua Lv transferred his 40% and 10% equity interests of the Company to SH Huadong and Shanghai Huashan Logistics Co., Ltd. ("SH Huashan"), respectively. On April 10, 2008, SH Huashan withdrew its 10% equity interests in the Company reducing the issued capital of the Company to RMB9,000. Thereafter, the Company was wholly owned by SH Huadong. The Company is principally engaged in the vehicle rental business in the PRC.

On September 8, 2010, SH Huadong sold 100% of its equity interests in the Company to Beijing China Auto Rental Co. Ltd., a subsidiary of China Auto Rental Inc., for cash consideration of RMB25,500 (US$3,998). The transaction provides the Company access to China Auto Rental Inc.'s nationwide car rental network, marketing resources, and sales channels in PRC.

2.     Summary of significant accounting policies

Basis of presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Use of estimates and assumptions

The preparation of the statements of operations and cash flows in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Significant estimates reflected in the Company's consolidated financial statements include, but are not limited to, useful lives and residual values of long-lived assets, impairment assessment of long-lived assets, allowance for accounts and other receivable, accounting for deferred income tax, income tax position, valuation allowance of deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from these estimates.

Convenience translation

Amounts in United States dollars ("US$") are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.3780 on September 30, 2011 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

Available-for-sale investments

The Company accounts for its investments in accordance with ASC 320, Investments—Debt and Equity Securities. ASC 320 classifies the investments in equity securities as "trading" or "available-for-sale", whose classification determines the respective accounting methods stipulated by the accounting standard for financial instruments. The Company invests in these securities for an indefinite period and therefore classifies them as available-for-sale securities which are carried at fair value at each balance sheet date. Unrealized gains and losses associated with these securities are included in equity .Other-than- temporary impairment is charged in the statement of operations.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value and mainly consist of amounts from long-term vehicle rental services. The Company considers many factors in assessing the collectability of its receivables, such as, the age of the amounts due, the customer's payment history and credit worthiness. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

An allowance for doubtful accounts is recorded in the period when loss is determined to be probable. Accounts receivable balances are written off against the allowance for doubtful accounts after all collection effort has been exhausted. Bad debt expense is reflected as a component of selling, general and administrative expenses in our consolidated statements of operations.

Property, plant and equipment

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the asset.

Rental vehicles

The Company acquires new rental vehicles from car dealers and the estimated holding period of such rental vehicles is generally 7 years.

The Company also estimates the residual value of the rental vehicles at the expected time of disposal. The Company makes use of currently available market information and the estimated residual values for rental vehicles are based on factors including make, age, mileage and location. The estimated residual value is generally 10% of the acquisition cost.

Rental vehicles are depreciated over the estimated holding period on a straight line basis. The Company makes annual adjustments to the depreciation rates of rental vehicles in response to the latest market conditions and their effect on residual values as well as the estimated time of disposal. Such adjustments are accounted for as changes in accounting estimates. During the year ended December 31, 2009, rental vehicles were depreciated at rate of 13.57% per annum. Depreciation expense for the year ended December 31, 2009 was RMB5,959 (US$934).

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

Other property and equipment

Other plant and equipment primarily includes office furniture and equipment, and certain in-car accessories that can be separated from rental vehicles. These assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated useful life

Office furniture and equipment	5 years

Depreciation expense related to office furniture and equipment, included in general and administrative expenses for the year ended December 31, 2009 was RMB6 (US$1).

Repairs and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extends the useful life of plant and equipment are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and related accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of income.

Intangible assets

Intangible assets represent purchased plate licenses which are estimated to have an indefinite useful life. License plates are not amortized but tested for impairment annually or more frequently when indicators of impairment exist.

Impairment of long-lived assets

The Company evaluates its long-lived assets or asset group, including intangible assets, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment charge was recognized for the year ended December 31, 2009.

Lease obligations

In accordance with ASC 840, Leases, leases for a lessee are classified at the inception date as either a capital lease or an operating lease. The Company assesses a lease to be a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property's estimated remaining economic life or d) the present value of the minimum lease

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date.

Operating lease expense is recognized on a straight-line basis over the applicable lease term

The Company leases office space under a non-cancellable operating lease agreement with its shareholder, SH Huadong. Such lease obligations are accounted for under operating leases. The terms of the leases do not contain material rent escalation clauses or contingent rents. Operating lease expenses were approximately RMB480 (US$759) for the year ended December 31, 2009.

Fair value of financial instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable, income tax payable, balances with related parties and other payables, approximate their fair values because of the short maturity of these instruments. Available-for-sale investments, representing equity investments without an intent to sell in a short period, were recorded at fair values on each balance sheet date.

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Although the adoption of ASC 820 did not impact the Company's financial condition, results of operations, or cash flows, ASC 820 requires additional disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Revenue recognition

The Company is principally engaged in the provision of vehicle rental services to its customers. The Company has determined that, based on ASC 840, Leases, revenue contracts are subject to lease accounting.

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

The lease term of a vehicle rental contract range from 30 days to 37 months and is noncancelable. The minimum lease payment is recognized as revenue over the lease period on a straight line basis and amounted to RMB14,341 (US$2,249) for the year ended December 31, 2009. Contingent rental has been insignificant.

Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies ASC 740, Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of "income tax," in the consolidated statements of operations.

The Company is subject to business tax, education surtax, urban maintenance and construction tax, on car-rental services provided in the PRC. Business tax and related surcharges are based on revenues at rate of 5% and are recorded as a reduction of revenues. The business tax expense for the year ended December 31, 2009 amounted to approximately RMB798 (US$125).

Comprehensive income

Comprehensive income is defined as the increase in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statement of operations and comprehensive income.

Employee benefits

The full-time employees of the Company's entities are entitled to staff welfare benefits including medical care, housing fund, unemployment insurance and pension benefits, which are governmental mandated defined contribution plans. These entities are required to accrue for these benefits based on certain percentages of the employees' respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. The total amounts for such employee benefits, which were expensed as incurred, were RMB599 (US$94) for the year ended December 31, 2009.

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

3.     Concentration of risks

(a) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2009, RMB1,676 (US$263) were deposited with major financial institutions located in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China's concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks which holds the Company's deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws. The Company continues to monitor the financial strength of these financial institutions.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by the Company's assessment of its customers' creditworthiness and its ongoing monitoring process of outstanding balances. The Company maintains reserves for estimated credit losses and these losses have generally been within expectations.

(b) Business and economic risk

The Company participates in a relatively dynamic and competitive industry that is heavily reliant on operational excellence of the services provided. The Company believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, result of operations or cash flows:

(i)    Business Risk—Third parties may develop business model innovations that is, or is perceived to be, equivalent or superior to the Company's services. If competitors introduce services that compete with, or surpass the quality, price or performance of the Company's services, the Company may be unable to renew its agreements with existing customers or attract new customers at the prices and levels that allow the Company to generate reasonable rates of return on its investment.

(ii)   Political, economic and social uncertainties. The Company's operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

4.     Income tax expense

Enterprise income tax

The Company, being established in the PRC, is governed by the income tax law of the PRC and is subject to PRC Enterprise Income Tax. On March 16, 2007, the National People's Congress of the PRC passed the Corporate Income Tax Law (the "CIT Law") which became effective January 1, 2008. The CIT Law adopts a uniform tax rate of 25% for all enterprises.

All income before income taxes for the year ended December 31, 2009 is derived from the PRC. Income tax expense consisted of the following:

	For the year ended December 31, 2009

	RMB'000	US$'000
Current income tax expense	—	—
Deferred income tax expense	99	16

	99	16

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the year ended December 31, 2009 applicable to the PRC operations to income tax expense is as follows:

	For the year ended December 31, 2009

	RMB'000	US$'000
Income before income taxes	319	50

Income tax computed at PRC statutory tax rate of 25%	80	13
Non-deductible expenses	19	3

Income tax expense	99	16

As of December 31, 2009, the Company had net operating losses of RMB2,000 (US$314), which can be carried forward to offset future net profit for income tax purposes. The net operating loss carried forward as of December 31, 2009 will expire in years 2011 to 2013 if not utilized.

As of December 31, 2009, the Company recorded nil unrecognized tax benefits. The Company has no material unrecognized tax benefit which would affect the effective income tax rate. The Company does not anticipate any significant increases or decreases to its liability for

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

unrecognized tax benefits within the next twelve months. Tax years 2006 through 2009 for the Company remain open to examination by the tax authorities as of December 31, 2009.

5.     Related party transactions

a)
Related parties

Name of related party	Relationship with the Company

SH Huadong	Shareholder

b)
The Company had the following related party transactions for the year ended December 31, 2009:

	For the year ended December 31, 2009

	RMB'000	US$'000
Office space rental
— SH Huadong	470	74

c)
The Company had the following related party balances as of December 31, 2009:

	As of December 31, 2009

	RMB'000	US$'000
Due to shareholder
— SH Huadong	4,001	627

All balances with the related parties are unsecured, interest-free and repayable on demand.

6.     Fair value measurement

In accordance with ASC 820, the Company measures its available-for- sale-securities at fair value. Available-for-sale investments are classified within Level 1 because they have observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets. Changes in the fair value of the available-for-sale investments will be recorded in other comprehensive income.

Shanghai Huadong Auto Rental Co., Ltd.

Notes to financial statements (Continued)

(Amounts in thousands of Renminbi ("RMB") and US Dollar ("US$"))

Assets measured at fair value on a recurring basis are summarized below:

	Fair value measurement as of December 31, 2009 using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)	Fair value as of December 31, 2009	Fair value as of December 31, 2009

	RMB'000	RMB'000	RMB'000	RMB'000	USD'000
Available-for-sale investments	180	—	—	180	28

7.     Minimum future rentals receivable

As of September 30, 2011, the Company had minimum lease receivables under non-cancellable operating leases in relation to rental vehicles as follows:

	December 31, 2009

	RMB'000	US$'000
2010	2,821	442
2011	772	121
2012	204	32
2013	146	23
2014 thereafter	53	8

	3,996	626

8.     Subsequent events

In accordance with ASC 855, "Subsequent Events", as amended by ASU 2010-09, the Company evaluated subsequent events through January 18, 2012, which was also the date that these financial statements were issued.

On March 29, 2010, the Company paid down RMB1,501 of the amount due to shareholder, SH Huadong reducing the outstanding balance to RMB2,500. On September 8, 2010, as part of the acquisition of the Company, China Auto Rental Inc. assumed the outstanding balance on behalf of the Company and paid SH Huadong RMB2,500, which was included in the total cash consideration amounting to RMB25,500.

Unaudited pro forma condensed combined
statements of operations

As a part of China Auto Rental Inc. (the "Company")'s business expansion strategy to develop its vehicle rental business in Shanghai and surrounding area, the Company through Beijing China Auto Rental Co., Ltd. ("CAR Beijing"), acquired Shanghai Huadong Auto Rental Co., Ltd. ("Shanghai Huadong") on September 8, 2010 for an aggregate purchase price of RMB25,500.

The following unaudited pro forma condensed combined statement of operations gives effect to the acquisition of Shanghai Huadong, accounted for under the purchase method in accordance with Accounting Standards Codification ("ASC") Topic 805, "Business Combinations". The following unaudited pro forma condensed combined statement of operations for the year ended December 31,2010 assumes the acquisition of Shanghai Huadong have been effected on January 1, 2010. The historical results of the Company were derived from the consolidated statement of operations for the year ended December 31, 2010. The historical results of Shanghai Huadong were derived from the statement of operations for the period from January 1, 2010 to September 7, 2010, both included elsewhere in this prospectus.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company.

The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of the Company and Shanghai Huadong, included elsewhere in this prospectus.

China Auto Rental Inc.

Unaudited pro forma combined statement of operations

For the year ended December 31, 2010

	The Company	Shanghai Huadong			Pro forma Combined
	For the year ended December 31, 2010	From January 1, 2010 to September 7, 2010	Pro forma Adjustments	Note	For the year ended December 31, 2010

	RMB'000	RMB'000	RMB'000		RMB'000
Net Revenues	142,992	6,365			149,357
Expenses
Depreciation of rental vehicles	(47,206)	(3,475)	(131)	1	(50,812)
Direct operating expenses	(61,525)	(2,345)	(478)	1	(64,348)
Selling, marketing and distribution expenses	(25,516)	—			(25,516)
General and administrative expenses	(32,980)	(1,463)			(34,443)

Interest income and other income, net	737	174			911
Interest expense	(20,374)	—			(20,374)

Loss before income tax benefit	(43,872)	(744)			(45,225)
Income tax benefit	542	170	152	2	864

Net loss	(43,330)	(574)			(44,361)
Loss per share
Basic	RMB(5,660.13)				RMB(5,839.28)
Diluted	RMB(5,660.13)				RMB(5,839.28)
Shares used in loss per share computation:
Basic	7,597				7,597
Diluted	7,597				7,597

China Auto Rental Inc.

Unaudited pro forma combined statement of operations (Continued)

For the year ended December 31, 2010

Note 1

The aggregate purchase price of RMB25,500 for the purchase of Shanghai Huadong is comprised of the following:

RMB'000

Cash and cash equivalents	2,950
Other current assets	1,429
Property and equipment, net	13,429
Licenses	13,090

Total assets acquired	30,898

Other payables	(667)
Other current liabilities	(1,629)
Deferred tax liability	(3,210)

Total liabilities assumed	(5,506)

Net assets acquired	25,392

Goodwill	108
Total fair value of purchase price consideration	25,500

The purchase price allocation and intangible asset valuations described above were determined by the Company with the assistance of an independent third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income and market approach.

This adjustment of RMB609 reflects an additional depreciation expense of property and equipment and amortization of the acquired intangibles recorded for the period from January 1, 2010 to September 7, 2010, respectively, as a result of our acquisition of Shanghai Huadong on September 8, 2010 as if the acquisition had been consummated on January 1, 2010.

Note 2

Reflects the adjustment to income tax expense based on the pro forma adjusting entries as discussed in Note 1.

             American depositary shares

Representing                           ordinary shares

Prospectus

J.P. Morgan

                           , 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until                           , 2012, all dealers that buy, sell or trade in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in prospectus

Item 6.    Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. We intend to adopt a post-offering articles of association that will provide for indemnification of officers and directors for costs, charges, expenses, judgments, losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or officers, other than as a result of such person's actual fraud or willful default.

Pursuant to the indemnification agreement, the form of which is filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent sales of unregistered securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of sale or issuance	Type and number of securities	Consideration(US$)	Underwriting discount and commission

Lichun Guo	July 13, 2011	100	100	Nil
LC Fund III, L. P.	December 15, 2011	2,538	All shares held in LC Industrial Investment Limited	Nil
Right Lane Limited	December 14, 2011	5,673	21,015,123	Nil
Haode Group Inc.	December 14, 2011	3,028	10,556,103	Nil
Sky Sleek Limited	December 14, 2011	623	2,147,079	Nil
Qun Cheng Limited	December 14, 2011	271	943,612	Nil
Grand Joy Worldwide Limited	December 14, 2011	157	546,026	Nil
Amplewood Resources Limited	December 14, 2011	248	865,677	Nil

Item 8.   Exhibits and financial statement schedules

(a)
Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)
Financial statement schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on January 18, 2012.

China Auto Rental Inc.
By:	/s/ Charles Zhengyao Lu
	Name:	Charles Zhengyao Lu
	Title:	Chairman and chief executive officer

Power of attorney

Each person whose signature appears below constitutes and appoints Charles Zhengyao Lu as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on January 18, 2012.

Signature	Title

/s/ Charles Zhengyao Lu Name: Charles Zhengyao Lu	Chairman and chief executive officer (principal executive officer)
/s/ Robert Yong Sha Name: Robert Yong Sha	Chief financial officer (principal financial and principal accounting officer)
/s/ Linan Zhu Name: Linan Zhu	Director
/s/ Erhai Liu Name: Erhai Liu	Director

 Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Auto Rental Inc. has signed this registration statement or amendment thereto in New York, on January 18, 2012.

By:	/s/ Kate Ledyard Law Debenture Corporate Services Inc.
	Name:	Kate Ledyard
	Title:	Manager

Exhibit index

Exhibit number	Description of document

1.1*	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant
4.1*	Form of the Registrant's American depositary receipt (included in Exhibit 4.3)
4.2	Registrant's Specimen Certificate for Ordinary Shares
4.3*	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American depositary shares issued thereunder
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of ordinary shares being registered
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	Form of opinion of Kirkland & Ellis International LLP regarding certain United States tax matters
8.3	Opinion of Han Kun Law Offices regarding certain PRC tax matters
10.1	Form of Indemnification Agreement with the Registrant's directors
10.2	Form of Employment Agreement with the Registrant's executive officers
10.3	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated December 1, 2010
10.4	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated April 1, 2011
10.5	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated April 1, 2011
10.6	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated May 20, 2011
10.7	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated July 19, 2011
10.8	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated October 8, 2011
10.9	English translation of Loan Contract between Beijing China Auto Rental Co., Ltd. and Legend Holdings Limited dated November 1, 2011
10.10	English translation of Equity Exchange Contract between Beijing North Star Industrial Group and Beijing China Auto Rental Co., Ltd. dated March 8, 2011

Exhibit number	Description of document

10.11	English translation of Contract for Equity Exchange in Shanghai between Shanghai Huadong Industrial Co., Ltd. and Beijing China Auto Rental Co., Ltd. dated August 24, 2010
10.12	Share Subscription Agreement by and among China Auto Rental Inc., Right Lane Limited, Haode Group Inc., Sky Sleek Limited, Qun Cheng Limited, Grand Joy Worldwide Limited, and Amplewood Resources Limited dated December 14, 2011
10.13
Share Exchange Agreement by and among China Auto Rental Inc., LC Industrial Investment Limited, LC Fund III, L. P., Right Lane Limited, Haode Group Inc., Sky Sleek Limited, Qun Cheng Limited, Grand Joy Worldwide Limited, and Amplewood Resources Limited dated December 15, 2011
21.1	Subsidiaries of the Registrant
23.1	Consent of Ernst & Young Hua Ming, an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3	Consent of Kirkland & Ellis International LLP (included in Exhibit 8.2)
23.4	Consent of Han Kun Law Offices (included in Exhibit 8.3)
23.5	Consent of Roland Berger
24.1	Powers of Attorney (included on the signature page in Part II of this Registration Statement)
99.1	Code of Business Conduct and Ethics of the Registrant
99.2	Opinion of Han Kun Law Offices (included in Exhibit 8.3)
99.3	Representation letter of Registrant dated January 17, 2012

*      To be filed by amendment.